     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 19, 1999

                                                      REGISTRATION NO. 333-66671
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                                AMENDMENT NO. 3
                                       TO
                                    FORM S-1


                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                           --------------------------

                             MEEMIC HOLDINGS, INC.

             (Exact name of registrant as specified in its charter)

           MICHIGAN                          6331                  38-3436541
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                        No.)

                       691 NORTH SQUIRREL ROAD, SUITE 100
                          AUBURN HILLS, MICHIGAN 48321
                                 (888) 463-3642

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                           --------------------------

                                R. KEVIN CLINTON
                                   PRESIDENT
                       691 NORTH SQUIRREL ROAD, SUITE 100
                          AUBURN HILLS, MICHIGAN 48321
                                 (888) 463-3642

          (Name and address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                                   COPIES TO:

                               MARK A. METZ, ESQ.
                              Dykema Gossett PLLC
                             400 Renaissance Center
                            Detroit, Michigan 48243
                                 (313) 568-5434

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), please check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____________

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                 PROPOSED MAXIMUM     PROPOSED MAXIMUM
         TITLE OF EACH CLASS OF                 AMOUNT TO         OFFERING PRICE          AGGREGATE            AMOUNT OF
       SECURITIES TO BE REGISTERED            BE REGISTERED          PER SHARE         OFFERING PRICE      REGISTRATION FEE
Subscription rights......................      108,048(1)              $0.00                $0.00                $0.00
Common Stock, no par value...............       4,297,791             $10.00             $42,977,910          $18,348.00


(1) Includes the subscription rights issued for each qualifying policy as of June 24, 1998, and to each eligible officer and director. The subscription rights are being issued at no charge and MEEMIC Holdings, Inc. has determined that the subscription rights have no fair market value. See "Plan of Distribution--Subscription Rights."


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    MEEMIC HOLDINGS, INC.

     [LOGO]
                             UP TO 4,297,791 SHARES OF COMMON STOCK
                              THROUGH 108,048 SUBSCRIPTION RIGHTS


    We are in the process of converting Michigan Educational Employees Mutual Insurance Company, or MEEMIC, into a company that is owned by shareholders. As part of this process, we are offering MEEMIC policyholders, officers and directors the opportunity to become shareholders of MEEMIC Holdings, Inc., or Holdings, a new company that will own MEEMIC after the conversion. To participate in the offering, you must purchase a minimum of 100 shares of Holdings common stock before 5:00 p.m. on June 17, 1999. The maximum number of shares you may purchase is 10,744 for each policy you owned on June 24, 1998.



    The conversion requires the approval of the policyholders. We have scheduled a special meeting of policyholders for May 25, 1999. Until policyholders approve the conversion and the offering is completed, we will hold the proceeds of the offering in an escrow account with The Chase Manhattan Bank, N.A. If the conversion is not approved, we will promptly refund the money you sent with your stock order.


    Because this is our initial offering of common stock, there is currently no public market for the common stock. We have applied to have the common stock listed on the Nasdaq National Market under the symbol "MEMH" following the conversion. The listing is dependent on our selling enough shares to policyholders to satisfy the applicable listing requirements.

-  Price per share..........................................  $10.00
-  Number of shares in the offering (minimum and maximum)...  3,097,791 to 4,297,791
-  Net proceeds.............................................  $29,777,910 to
                                                              $41,777,910
-  Net proceeds per share...................................  $9.61 to $9.72

                            ------------------------

                    THE COMMON STOCK IS A RISKY INVESTMENT.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 6.
                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               THE DATE OF THIS PROSPECTUS IS             , 1999

                               TABLE OF CONTENTS


                                    PAGE
                                    ----
Prospectus Summary................     2
Risk Factors......................     6
Forward-looking Information.......     9
The Conversion....................     9
Plan of Distribution..............    14
Use of Proceeds...................    16
Capitalization....................    17
Pro Forma Data....................    18
Selected Historical Financial and
  Operating Data..................    23
Management's Discussion and
  Analysis of Financial Condition
  and Results of Operations.......    25
Market for the Common Stock.......    31

                                    PAGE
                                    ----
Dividend Policy...................    32
Business of MEEMIC................    32
Management........................    47
Security Ownership................    52
Related Party Transactions........    52
Description of Common Stock.......    53
Restrictions on Acquisition of and
  Business Combinations by
  Holdings........................    54
Federal Income Tax Consequences...    56
Legal Matters.....................    57
Experts...........................    57
Available Information.............    57
Financial Statements..............   F-1
Glossary of Insurance Terms.......   G-1


                               PROSPECTUS SUMMARY

    THE FOLLOWING IS A SUMMARY OF WHAT WE BELIEVE IS THE MOST IMPORTANT INFORMATION FOR YOU TO KNOW ABOUT THE OFFERING. BECAUSE IT IS A SUMMARY, IT DOES NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU. TO UNDERSTAND THE OFFERING FULLY, YOU SHOULD CAREFULLY READ THIS ENTIRE DOCUMENT.

WHO WE ARE...................  MEEMIC is an insurance company which offers automobile and homeowners insurance primarily to Michigan educational
                               employees. As of December 31, 1998, MEEMIC had more than
                               112,000 policies in force and total consolidated assets of
                               $239 million. After the conversion, the primary assets of
                               Holdings will be MEEMIC's stock and a portion of the
                               offering proceeds. Holdings does not expect to engage in any significant amount of business itself. Our principal office is at 691 North Squirrel Road, Suite 100, Auburn Hills,
                               Michigan 48326, telephone (888) 4-MEEMIC. For additional
                               information about MEEMIC's business, see "Business of
                               MEEMIC."

WHO CONTROLS US..............  We are controlled by Professionals Group, Inc., a company that owns and operates ProNational Insurance Company.
                               Professionals invested $21.5 million in MEEMIC in 1997 and replaced the former directors as part of the investment.
                               Professionals will control Holdings and MEEMIC after the
                               conversion and, as a result, Holdings and MEEMIC will be
                               considered subsidiaries of Professionals. In addition,
                               Professionals may own a majority or more of the common stock after the conversion.

SUBSCRIPTION RIGHTS..........  We are making this offering of Holdings common stock to holders of MEEMIC insurance policies and to directors and
                               officers of MEEMIC through subscription rights. A
                               subscription right is a right to purchase Holdings common
                               stock. You are receiving one subscription right for each
                               policy you owned as of June 24, 1998. You are prohibited by law from transferring your subscription right. If you
                               violate this prohibition your subscription right will be
                               terminated.

HOW DO I BUY STOCK IN THE
  OFFERING...................  To buy common stock in the offering, sign and complete the enclosed stock order form and send it to us with your
                               payment in the envelope provided for "Stock Reply" c/o
                               ChaseMellon Shareholder Services, P.O. Box 3307, South
                               Hackensack, New Jersey 07606 no later than June 17, 1999.
                               Payment may be made by check or money order payable to
                               ChaseMellon Shareholder Services. You have no right to
                               modify or withdraw your investment without our consent. We may reject an incomplete or late stock order or a stock
                               order received from any policyholder who does not live in
                               Michigan. If you have questions regarding this offering,
                               please call our stock offering information line at (877)
                               MEEMIC-1.
EFFECT OF THE OFFERING AND
  CONVERSION.................  After the offering and the conversion are completed,
                               Holdings will be a publicly held company which owns all of the stock of MEEMIC. If you exercise your subscription right and purchase stock in the offering, you will become a
                               shareholder of Holdings when the conversion becomes
                               effective. If you do not exercise your subscription right, you will have no ownership interest in MEEMIC or Holdings
                               after the conversion. The insurance coverage under your
                               policy will not be affected by the conversion or by your
                               response to the offering.

WHY ARE WE DOING THE
  CONVERSION.................  We are doing the conversion to provide funds to support our current business, to support future growth and expansion, to reduce our liabilities, to improve our ability to raise
                               future capital and to allow our policyholders, directors and officers to participate in MEEMIC's success. See "The
                               Conversion--Actions of the Independent Committee and the
                               Board of Directors."

DETERMINATION OF OFFERING
  PRICE......................  We determined the $10.00 per share offering price based upon a valuation analysis of MEEMIC meeting the requirements of the Michigan Insurance Code. For additional details, see
                               "The Conversion--Stock Price and Number of Shares to be
                               Issued."

USE OF PROCEEDS..............  Most of the money we collect from the offering will be used to purchase MEEMIC's stock. The remainder will be used for working capital and to make a donation to the MEEMIC
                               Foundation. MEEMIC will use the funds it receives from
                               Holdings to pay obligations it owes as a result of its
                               purchase of the assets of its sales agency and to grow and operate its business. For additional details, see "Use of
                               Proceeds."

OVERSUBSCRIPTION.............  If we receive subscriptions for more shares than the maximum number being offered, your subscription may be reduced. Our method for dealing with oversubscription is described in
                               detail under "Plan of Distribution--Rules for
                               Oversubscription."

UNDERSUBSCRIPTION............  Professionals has agreed, in the standby purchase and option agreement it signed with MEEMIC, to purchase any shares not purchased by policyholders, officers and directors up to the offering minimum of 3,097,791 shares. If policyholders,
                               officers and directors do not buy the maximum 4,297,791
                               shares being offered for sale, that agreement also gives
                               Professionals the right to buy the remaining shares but does not require it to do so.

SHARES OUTSTANDING
  IMMEDIATELY AFTER THE
  OFFERING...................  After the offering, there will be at least 5,400,000 shares issued and outstanding, including 2,302,209 shares to be
                               issued to Professionals in connection with the conversion of the surplus note representing its prior investment. More
                               shares will be issued if more than the minimum number are
                               sold in the offering.
SHARE OWNERSHIP IMMEDIATELY
  AFTER THE OFFERING.........  The exact number of shares to be issued in the offering depends on the number of shares purchased by policyholders, officers and directors and whether Professionals buys more shares than it is required to purchase under the standby
                               purchase and option agreement. The following table
                               illustrates the holdings of policyholders, officers and
                               directors and Professionals assuming policyholders, officers and directors together purchase (a) no shares, (b) one half of the minimum number to be sold in the offering, (c) the
                               minimum number to be sold in the offering, and (d) the
                               maximum number to be sold in the offering. We have assumed that if officers and directors purchase any shares, they
                               will purchase 282,250 shares, which is the total amount they have indicated to us that they intend to purchase.

                               The table assumes that Professionals will choose to purchase the maximum number of shares it is entitled to purchase at
                               $10.00 under the standby purchase and option agreement.

                                    (A)        (B)        (C)        (D)
Policyholders..................          0  1,266,645  2,815,541  4,015,541
Directors and officers.........          0    282,250    282,250    282,250
Professionals
    Surplus note...............  2,302,209  2,302,209  2,302,209  2,302,209
    Standby obligation.........  3,097,791  1,548,896          0          0
    Standby right..............  1,200,000  1,200,000  1,200,000          0
                                 ---------  ---------  ---------  ---------
    Total......................  6,600,000  5,051,105  3,502,209  2,302,209
                                 ---------  ---------  ---------  ---------
                                 ---------  ---------  ---------  ---------
Total outstanding..............  6,600,000  6,600,000  6,600,000  6,600,000
Policyholder % owned...........          0%      19.2%      42.7%      60.8%
Directors and officers %
  owned........................          0%       4.3%       4.3%       4.3%
Professionals % owned..........        100%      76.5%      53.0%      34.9%


                               The standby purchase and option agreement also gives
                               Professionals the one-time option to buy additional shares from Holdings during the twelve months after the conversion so that Professionals can assure itself of owning a majority of the common stock. The exercise price of the option will be at least $14.00 per share and will depend upon the market value of the stock when the option is exercised. The option is described in more detail under "The Conversion--The
                               Standby Purchase and Option Agreement."
                               The maximum number of shares that Professionals could own
                               immediately after the conversion would not be more than
                               6,600,000 shares, even if the option is exercised. See
                               "Security Ownership."

TERMINATION OF THE OFFERING..  We have the right to terminate the offering and not consummate the conversion. If we terminate the offering,
                               your money will be promptly refunded, without interest. Any interest accrued on your funds will be retained by us to
                               help defray the costs of the conversion.

DIVIDEND POLICY..............  We do not intend to pay dividends to shareholders of
                               Holdings. Moreover, the payment of any dividends from MEEMIC to Holdings and from Holdings to its shareholders is subject to a number of regulatory conditions intended to protect
                               policyholders. These are described under "Business of
                               MEEMIC--Insurance Regulatory Matters."

                                  RISK FACTORS

    Before you invest in the common stock, you should carefully consider the following risk factors, together with the other information in this document.


YOU MAY FIND IT DIFFICULT TO SELL YOUR STOCK IF AN ACTIVE TRADING MARKET DOES
  NOT DEVELOP.



    This is the first time Holdings has issued common stock, so no market currently exists for our shares. We have applied to list our stock on the Nasdaq National Market because the companies listed on it are usually followed by market analysts and the investment community, making it more likely that an active trading market will develop. We have satisfied all of the requirements for listing except for those relating to a minimum number of shareholders and a minimum number and value of shares held by persons other than officers, directors and Professionals. Satisfaction of these conditions is beyond our control and will depend on the number of policyholders who participate in this offering and the number of shares which are sold.



    Even if our stock is listed on the Nasdaq, an active trading market may not develop and the stock may not be followed by market analysts or the investment community unless a large number of our shares are held by investors other than officers, directors and Professionals. This may reduce the amount of market activity in our stock and make it more difficult for you to sell your stock. See "Market for the Common Stock."



IF MEEMIC IS NOT SUFFICIENTLY PROFITABLE, HOLDINGS' ABILITY TO PAY DIVIDENDS
  WILL BE LIMITED.



    Holdings is a separate entity with no operations of its own other than holding the stock of MEEMIC. Holdings will depend primarily on earnings generated by MEEMIC for the cash to pay Holdings' obligations. Holdings will only receive cash that is left after all of MEEMIC's obligations are provided for and regulatory restrictions protecting MEEMIC's policyholders have been satisfied. If MEEMIC is not sufficiently profitable, our ability to pay dividends to you will be limited. See "Business of MEEMIC--Insurance Regulatory Matters."


PROFESSIONALS WILL BE IN CONTROL AFTER THE CONVERSION AND, AS A RESULT, YOU WILL
  NOT BE ABLE TO AFFECT THE OUTCOME OF ANY SHAREHOLDER VOTE.

    Professionals is in control of MEEMIC and will be in control of Holdings and MEEMIC after the offering. Professionals will own at least 34.9% of the common stock and, if policyholders, officers and directors do not purchase a significant number of shares in the offering, Professionals may own significantly more than 51% of the common stock after the conversion. In addition, Professionals has an option which is designed to allow Professionals to purchase additional shares after the offering to insure that it will own 51% of the common stock if it wishes. As a majority shareholder, Professionals will continue to be able to control our board of directors and our activities. Although you would be entitled to vote on matters presented for shareholder approval, you would not have the ability to affect the outcome of the vote if Professionals is the majority shareholder. See "The Conversion--The Standby Purchase and Option Agreement" for a description of the rights and obligations of Professionals to buy common stock.


IF WE INCREASE OUR LOSS RESERVES, OUR INCOME WILL DECREASE IN THE PERIOD IN
  WHICH THE ADJUSTMENT OCCURS.



    We maintain accounting reserves to cover amounts we estimate we will need to pay policyholders for insured losses and for the expenses we expect to incur to settle policyholder claims. Determining the appropriate level of these reserves is an inherently uncertain process and we cannot assure you that our actual losses will not exceed our reserves. If our reserves are too low and we have to increase them, the adjustment will reduce income during the period in which the adjustment is made and may cause the common stock's market price to fall.


IF REGULATORY OR COMPETITIVE CONDITIONS CHANGE IN THE PERSONAL LINES INSURANCE
  BUSINESS, OUR REVENUES MAY DECREASE OR OUR EXPENSES MAY INCREASE SO THAT OUR BUSINESS IS NO LONGER PROFITABLE.



    All of our business is currently in one type of insurance, known as personal lines insurance. Our earnings could be adversely affected by regulatory or competitive changes affecting rates or other aspects of the personal lines insurance business to a greater extent than if our business was diversified.



ANY NEGATIVE CHANGE IN CONDITIONS IN MICHIGAN WILL DISPROPORTIONATELY HURT OUR
  BUSINESS SINCE WE OPERATE ONLY IN MICHIGAN.


    We currently do business only in Michigan. As a result, our revenues and earnings are subject to prevailing economic, regulatory, demographic and other conditions in Michigan, as well as the impact of natural catastrophes, to a greater extent than if we did business in several states or regions.


IF WE FAIL TO COMPLY WITH INSURANCE INDUSTRY REGULATIONS, OR IF THOSE
  REGULATIONS BECOME MORE BURDENSOME TO US, WE MAY NOT BE ABLE TO OPERATE PROFITABLY.



    We are regulated by the Michigan Insurance Bureau with respect to many aspects of our business and financial condition. We are also subject to various accounting and financial requirements established by the National Association of Insurance Commissioners. Failure to comply with these requirements could result in consequences ranging from a regulatory examination to a regulatory takeover of MEEMIC and would make our business less profitable. In addition, insurance laws and regulations could change or additional restrictions could be imposed which are more burdensome to us and which make our business less profitable. Because these laws and regulations are for the protection of policyholders, any changes may not be in your best interest as a shareholder.



CHANGES IN PREVAILING INTEREST RATES MAY REDUCE OUR REVENUES, CASH FLOWS AND
  ASSETS.



    We have invested a significant portion of our investment portfolio in fixed income securities. In recent years, we have earned our investment income primarily from interest income on this portfolio. Lower interest rates could reduce the return on our portfolio and the amount of this income if we must reinvest at rates below those we have on securities currently in the portfolio. The reduced investment income could also reduce our cash flows. Higher interest rates could reduce the market value of our fixed income investments. See "Business of MEEMIC--Investments."


CYCLICAL FACTORS AFFECTING OUR INDUSTRY CAN REDUCE OUR PROFITABILITY AND OUR
  STOCK PRICE.

    The property and casualty insurance industry is highly cyclical. Our profitability and the profitability of the industry as a whole can be affected significantly by

    - price competition,

    - regulatory changes,

    - volatile weather conditions,

    - legal developments affecting insurer liability and the size of jury awards, and

    - fluctuations in interest rates and other investment factors.

Profitability can also be affected significantly by investment returns and other general economic conditions and trends, such as inflationary pressure that may affect the adequacy of reserves.

IF WE ARE UNABLE TO OBTAIN ADEQUATE REINSURANCE COVERAGE AT REASONABLE RATES IN
  THE FUTURE, IT WILL BE DIFFICULT FOR US TO MANAGE OUR UNDERWRITING RISKS AND OPERATE OUR BUSINESS PROFITABLY.



    Reinsurance is the practice of transferring part of the liability and the premium under an insurance policy to another insurance company. Like other insurance companies, we use reinsurance arrangements to limit and manage the amount of risk we retain, to stabilize our underwriting results and to increase our underwriting capacity. We consider reinsurance to be important to our success. The availability and cost of reinsurance are subject to prevailing market conditions and may vary significantly over time. Reinsurance may not be available to us in the future at commercially reasonable rates. If it is not available at reasonable rates, it will be difficult for us to manage our underwriting risks and operate our business profitably.



IF OUR REINSURERS DO NOT FULFILL THEIR FINANCIAL OBLIGATIONS TO US, OR IF WE DO
  NOT HAVE ADEQUATE REINSURANCE COVERAGE, WE MAY NOT BE PROFITABLE.



    We are subject to loss and credit risk with respect to the reinsurers we deal with because buying reinsurance does not relieve us of our liability to policyholders. In addition, it is possible that the losses we experience on risks we have reinsured will exceed the coverage limits on the reinsurance. If our reinsurers are not capable of fulfilling their financial obligations to us or if the amount of our reinsurance is not sufficient, our insurance losses would increase and our business could become unprofitable. See "Business of MEEMIC--Reinsurance Ceded" for additional information on our reinsurance practices.



A REDUCTION IN OUR A.M. BEST RATING WOULD MAKE IT DIFFICULT FOR US TO COMPETE.



    Ratings assigned by A.M. Best Company, Inc. are based upon factors which concern policyholders and are an important factor influencing the competitive position of insurance companies. We have an A.M. Best rating of A- (Excellent). If our rating is reduced, it could weaken our competitive position and result in a loss of new homeowner business because some banks require homeowners to obtain insurance from a company with an "excellent" A.M. Best rating in connection with obtaining a mortgage.



YOUR RIGHTS TO RECEIVE ANY OF MEEMIC'S ASSETS WILL BE VERY LIMITED IF MEEMIC
  BECOMES INSOLVENT.


    If MEEMIC fails to pay its debts as they become due, or liquidates or reorganizes, the shareholders of Holdings will have no right to proceed against the assets of MEEMIC or to cause its liquidation under federal or state bankruptcy laws. Under the Michigan Insurance Code, all creditors of MEEMIC, including policyholders, would be entitled to payment in full from MEEMIC's assets before the shareholders of Holdings would be entitled to receive any distribution from MEEMIC. See "Business of MEEMIC--Insurance Regulatory Matters."


APPLICABLE LAW WILL DISCOURAGE UNSOLICITED ATTEMPTS TO ACQUIRE HOLDINGS WHICH
  YOU MAY BELIEVE ARE IN YOUR BEST INTERESTS OR WHICH MIGHT RESULT IN A SUBSTANTIAL PROFIT TO YOU.



    Holdings is subject to provisions of Michigan corporate and insurance law which have the effect of impeding a change of control by requiring prior approval of a change of control transaction by the Michigan Insurance Bureau and the board of directors. These provisions may discourage a takeover attempt which you would have considered to be in your best interest or in which you would have received a substantial premium over the current market price. As a result, you may not have an opportunity to participate in such a transaction. Approval by the Bureau may be withheld even if the transaction would be in the shareholders' best interest if it determines that the transaction would be detrimental to policyholders.

                          FORWARD-LOOKING INFORMATION

    This document contains forward-looking statements which involve risks and uncertainties. We have identified several important factors which could cause actual results to differ materially from any such results discussed in the forward-looking information. All these factors are difficult to predict and many are beyond our control. These important factors include those discussed under "Risk Factors" and those listed below:

    - future economic conditions in the regional and national markets in which the companies compete;

    - financial market conditions, including, but not limited to, changes in interest rates;

    - inflation;

    - estimates of loss reserves and trends in losses and loss adjustment expenses;

    - the effects of the year 2000 problem on us and third parties with whom we do business;

    - changing competition;

    - the ability to carry out business plans;

    - the ability to enter new markets successfully and capitalize on growth opportunities; and

    - adverse changes in applicable laws, regulations or rules governing insurance holding companies and insurance companies, and environmental, tax or accounting matters.

We do not undertake any obligation to publicly release any revisions which may be made to any forward-looking statements to reflect events or circumstances occuring after the date of this prospectus.

                                 THE CONVERSION

PLAN OF CONVERSION


    We are in the process of converting MEEMIC into a company that is owned by shareholders. The terms of the conversion are governed by the Michigan Insurance Code and our plan of conversion. The plan of conversion was approved by the Michigan Insurance Bureau and was unanimously approved by MEEMIC's board of directors. Before the offering and the conversion can be completed, the plan of conversion must also be approved by at least two-thirds of the votes cast by policyholders at a special meeting of policyholders to be held on May 25, 1999. You are entitled to vote at the meeting and participate in this offering only if you were a policyholder on June 24, 1998, the date on which the board of directors approved the plan of conversion. Once policyholders have approved the plan of conversion, the conversion will be completed and become effective when we file MEEMIC's revised articles of incorporation with the Bureau.


BACKGROUND

    Two sets of transactions occurred during 1997 which are important for potential investors to know about in order to understand the progression of events leading to the conversion and this offering.

    In April 1997, MEEMIC and Professionals completed the following series of transactions.


    - Professionals contributed $21.5 million to MEEMIC to increase MEEMIC's working capital in exchange for a "surplus note" which bears interest at 8.5% per year and is payable on April 7, 2009. Principal and interest generally may not be paid under the surplus note unless the payment is approved by the Bureau and MEEMIC's board of directors and only if MEEMIC has sufficient surplus earnings to make the payment. Repayment of the surplus note is subordinate to MEEMIC's other liabilities.

    - Professionals agreed to manage MEEMIC's operations and finances and to provide information system services and strategic advice under a management services agreement. MEEMIC pays a fee under this agreement equal to $2.10 per month for each policy in force on the first day of the month, up to a maximum of $2.1 million per year plus reasonable expenses. The management services agreement expires in April 2007, but may be terminated on 120 days written notice if the surplus note has been repaid.

    - The MEEMIC directors resigned and were replaced on the board by nominees of Professionals, giving Professionals control of MEEMIC.

    - MEEMIC agreed to a quota share reinsurance arrangement with ProNational, which became effective July 1, 1997. Under this arrangement, MEEMIC transfers to ProNational a 40% share of its net liability resulting from losses occurring under policies written or renewed during the term of the agreement and pays to ProNational 40% of its net written premiums on these policies. The amount of liabilities transferred is reduced by any other applicable reinsurance and the amount paid by MEEMIC is reduced by a share of MEEMIC's expenses. The reinsurance agreement can be terminated by either company at any time after payment of the surplus note with 45 days written notice. For more information regarding reinsurance, see "Business of MEEMIC--Reinsurance Ceded."


    Another important transaction in our development occurred in September 1997, when MEEMIC, through a subsidiary, acquired the personal lines insurance agency and life insurance agency operations of the companies acting as its exclusive sales agency, along with the exclusive rights to sell and market our products. The price of the acquisition was 3.75% of all premiums written through the agency from the date of the acquisition through July 2004, with $22.5 million paid at closing and at least an additional $20.5 million guaranteed. As a result of the conversion, the sellers of the sales agency have the right to cause this obligation to be paid immediately by adding $2 million to the minimum payment remaining unpaid and then discounting the total unpaid amount to its present value. We considered this acquisition to be vital to our long-term plan because it allowed us to consolidate our marketing and sales functions and operate much more efficiently. The $21.5 million invested by Professionals was used to pay the purchase price. Professionals also provided a guarantee as security for the payment of the remaining part of the purchase price.


ACTIONS OF THE INDEPENDENT COMMITTEE AND THE BOARD OF DIRECTORS

    Following the acquisition of the sales agency, we began to consider converting MEEMIC to a company owned by shareholders. Recognizing their fiduciary obligations and the dual roles of Messrs. Adamo, Clinton and McCabe and Ms. Flood as directors or officers of both MEEMIC and Professionals, the board of directors established an independent committee composed of Messrs. Hoeg and Kalinowski to determine whether MEEMIC should do a conversion.

    ABN AMRO Incorporated, an independent investment banking firm knowledgeable about the insurance industry and experienced in insurance company conversions like the one being proposed, was retained to serve as a financial advisor to MEEMIC and the independent committee and to determine an estimated market value of the converted company after the conversion. With the assistance of ABN AMRO, the independent committee reviewed strategic and financial alternatives to determine whether MEEMIC should convert and, if it should, how the conversion should be structured. The independent committee concluded, and advised the board of directors, that Holdings should be formed for the purpose of holding the stock of MEEMIC and that Holdings should offer its common stock to eligible policyholders and officers and directors as part of a conversion plan drafted in compliance with the Insurance Code.

    As part of its advice to the independent committee and the board, ABN AMRO estimated the market value of Holdings after the offering to be within a range of $54 million to $66 million, with a mid-point valuation of $60 million. The independent committee was responsible for preparing the plan of conversion and for negotiating the terms of the conversion documents as they related to Professionals.

    The independent committee, in recommending the conversion to the board of directors, reached the following conclusions:

    - the valuation analysis prepared by ABN AMRO provided a valuation which is fair and equitable to policyholders from a financial point of view,

    - the plan of conversion complied with the Insurance Code,

    - the plan of conversion allocated subscription rights in a manner that is fair to the policyholders,

    - the conversion would not adversely affect the interests of the policyholders, and

    - the conversion would benefit policyholders and raise additional capital to fund MEEMIC's future business plans.

    The board approved the plan of conversion and the related transactions and documentation on June 24, 1998. The board decided to proceed with the conversion in order to

    - increase our available funds to provide additional financial security for our policyholders and to invest in technology to improve customer service,

    - support our future product lines and growth,

    - provide us with the ability to improve our operational flexibility by providing alternatives for addressing the surplus note and related agreements with Professionals,

    - provide policyholders an opportunity to participate in our success,

    - create incentives to officers, directors and employees to maximize our performance, and

    - provide a means for diversifying our business opportunities and improving our ability to raise capital in the future.

The Bureau approved the plan of conversion and related documentation on September 2, 1998.

INTERPRETATION AND AMENDMENT OF THE PLAN OF CONVERSION

    The board of directors of MEEMIC has the exclusive authority to interpret and apply the provisions of the plan of conversion to particular facts and circumstances and to make all determinations necessary or desirable to implement the plan of conversion. The plan of conversion states that any interpretation or determination made by the board in good faith and based on the information and assistance which were then reasonably available will be final, conclusive and binding. The plan of conversion also states that neither MEEMIC nor its directors, officers, employees or agents will be liable to any person in connection with any such interpretation or determination.

    The plan of conversion may only be amended, withdrawn or terminated by the affirmative vote of not less than two-thirds ( 2/3) of the directors of MEEMIC then in office AND approval of the Bureau.

STOCK PRICE AND NUMBER OF SHARES TO BE ISSUED

    THE ESTIMATED VALUATION RANGE. The Insurance Code requires that the subscription offering range be consistent with an independent appraisal of the estimated market value of Holdings following the conversion of MEEMIC. Under the Insurance Code, this amount may be discounted by an amount that the appraiser deems necessary to attract full subscription for the shares. On June 24, 1998, MEEMIC obtained an appraisal meeting these requirements from ABN AMRO. The valuation analysis estimated the pro forma market value of Holdings following the conversion to be $60,000,000, assuming completion of the transactions contemplated by the plan of conversion. The valuation analysis included a discount, as permitted by the Insurance Code, in an amount ABN AMRO deemed necessary to attract purchasers for all of the shares offered in this offering. The valuation analysis was based upon a combination of valuation methods including discounted cash flow analysis, an analysis of comparable publicly traded companies and an analysis of comparable converison transactions. The valuation analysis is intended to be an estimate of the market value of Holdings and is not a recommendation as to the advisability of purchasing the common stock. The valuation analysis did not address the fairness of the April 7, 1997 transaction with Professionals, for which MEEMIC obtained a separate fairness opinion from another investment banking firm.


    MEEMIC, after consultation with ABN AMRO, established a valuation range at $54,000,000 to $66,000,000. This estimated valuation range extends 10% below and 10% above the estimated pro forma market value of Holdings. The estimated valuation range is intended to establish a range within which the conversion will be completed, so long as Holdings raises capital equal to the minimum amount through a combination of this offering and conversion of the surplus note.

    THE SUBSCRIPTION OFFERING RANGE. The estimated valuation range is from $54,000,000 to $66,000,000. Under the plan of conversion, the minimum and maximum number of shares being offered to eligible policyholders, officers and directors was determined based on the following formula:

      (a) Divide the minimum and maximum                                         $54,000,000
         estimated values by $10.00 per share                                    ----------    =  5,400,000
                                                                                     10

                                                                                 $66,000,000
                                                                                 ----------    =  6,600,000
                                                                                     10


then  (b) Subtract the 2,302,209 shares to be issued                             5,400,000 - 2,302,209 = 3,097,791
         to Professionals in exchange for its 1997 investment in MEEMIC          shares
                                                                                 6,600,000 - 2,302,209 = 4,297,791
                                                                                 shares


Accordingly, the number of shares sold in this offering will range from 3,097,791 to 4,297,791 shares.

THE STANDBY PURCHASE AND OPTION AGREEMENT


    The standby purchase and option agreement between Holdings and Professionals has two principal provisions affecting the offering. First, if policyholders, officers and directors do not purchase the minimum 3,097,791 shares in the offering, Professionals is required to purchase the remaining shares-- up to 3,097,791 shares at $10.00 per share. The effect of this provision is to guarantee that at least 3,097,791 shares will be sold in this offering. Second, if policyholders, officers and directors do not purchase the maximum 4,297,791 shares in the offering, Professionals has the right to purchase the remaining shares at $10.00 per share. Professionals is not required to guarantee the sale of the maximum number of shares.



    In addition, the standby purchase and option agreement gives Professionals an option to purchase, on one occasion, beginning on the effective date of the conversion and continuing for a one year period, up to the number of shares of common stock necessary to cause Professionals to own 51% of the outstanding shares of common stock. The calculation to determine the number of option shares assumes that all of the 300,000 shares reserved under the Holdings stock compensation plan are outstanding.



    The exercise price of the option will be based on the market value of the common stock when the option is exercised and will be at least $14.00 per share. If the option is exercised by Professionals within the first 90 days after the conversion, Professionals will pay $14.00 per share at the time of exercise. If the fair market value after 120 days following the conversion is higher than $14.00 per share, Professionals will make an additional payment at that time equal to the difference.


EXCHANGE OF THE SURPLUS NOTE


    The plan of conversion provides that, upon completion of the conversion, Professionals will also receive 2,302,209 shares of common stock in exchange for the $21.5 million surplus note and interest accrued through November 1, 1998. The surplus note also obligates us to issue these shares. The number of shares was determined by dividing the outstanding balance due on the note with accrued interest by the $10.00 per share offering price. The interest accrued on the surplus note after November 1, 1998 will be paid by MEEMIC in cash. The surplus note and the transaction in which it was issued are described under "The Conversion--Background."


MANAGEMENT PURCHASES

    The Insurance Code permits officers and directors to receive subscription rights in the offering to buy as many as 23% of the shares being offered, even if they are not policyholders. The plan of conversion, however, limits the total number of shares that officers and directors may buy to 10% of the shares being offered, or 429,779 shares. Individual officers and directors may buy from 100 shares to 107,444 shares at $10.00 per share. If officers and directors buy fewer than 429,779 shares, the remaining shares will be available for policyholders to purchase. See "Security Ownership" for a table describing intended purchases by officers and directors.

                              PLAN OF DISTRIBUTION

SUBSCRIPTION RIGHTS

    The 4,297,791 shares of common stock in this offering are being offered through subscription rights. We are distributing a total of 108,048 subscription rights, or one subscription right to each holder of a MEEMIC insurance policy on June 24, 1998 and to each officer and director of MEEMIC. Policyholders who owned more than one policy on that date are receiving one subscription right for each policy.

    A subscription right is a right to purchase Holdings common stock. You are prohibited by law from transferring your subscription right or agreeing to transfer the common stock you intend to purchase if you decide to exercise your subscription right. If you violate this prohibition, your subscription right will be terminated.

    We are not paying any of our officers, directors or employees for selling common stock in the offering, nor have we hired an underwriter, broker, dealer or sales person in connection with the sale of common stock in the offering.

HOW TO PURCHASE COMMON STOCK


    To buy common stock in the offering, sign and complete the enclosed stock order form and send it to us with your payment, in the envelope provided for "Stock Reply," to ChaseMellon Shareholder Services, P.O. Box 3307, South Hackensack, New Jersey 07606 no later than June 17, 1999. Payment may be made by check or money order payable to ChaseMellon Shareholder Services. Until the conversion is completed, your payment will be held in an escrow account with Chase Manhattan Bank. If the conversion is completed, your payment will be released to Holdings. If the conversion is terminated and not completed, your payment will be returned to you promptly after the termination without interest. Any interest accrued on your funds will be retained by us to help defray the costs of the conversion.



    We will not honor your subscription if your stock order form



    - is not returned to us before 5:00 p.m. eastern time on June 17, 1999,


    - is not properly completed and signed, or

    - is not accompanied by payment in full for the shares you intend to purchase.

In addition, we reserve the right to reject any subscription received from policyholders who live outside the State of Michigan. We will return any rejected subscriptions. Alternatively, we may decide to waive any irregularity relating to a stock order form or ask you to correct any errors in your subscription by a specified date.


    Once submitted, you cannot revoke your subscription without our consent. If you want to revoke your subscription, you must submit to us, at the address set forth above, a written request for a waiver that describes the circumstances upon which your request is based.


MINIMUM AND MAXIMUM PURCHASES

    If you decide to buy any shares, the minimum number of shares you may buy is 100 and the maximum number of shares you may buy is 10,744 for each policy you held on June 24, 1998. Officers and directors may each buy up to 107,444, subject to a maximum of 429,779 for all officers and directors as a group. Fractional shares will not be sold. If you were not a MEEMIC policyholder on June 24, 1998 or an officer or director, you are not entitled to purchase shares in this offering.

RULES FOR OVERSUBSCRIPTION

    In the event of an oversubscription by either (1) eligible policyholders or
(2) officers and directors, common stock will be allocated among participants within each of the two categories by reducing the subscriptions of those in the oversubscribed category who subscribe for the largest number of shares. The number of shares subscribed for by the participant with the largest subscription will be reduced to the number of shares which have been subscribed for by the participant with the second largest subscription in the oversubscribed category, the second largest subscription will be reduced to the number of shares which have been subscribed for by the participant with the third largest subscription in the category and so on until there is no longer an oversubscription.

DELIVERY OF CERTIFICATES

    We will deliver stock certificates to subscribers promptly after completion of this offering. Until certificates for the common stock are available and delivered to subscribers, subscribers may not be able to sell the shares of common stock for which they have subscribed, even though trading of the common stock will have commenced.

                                USE OF PROCEEDS

    The amount of proceeds available to Holdings from the sale of common stock will depend upon the total number of shares of common stock actually sold in this offering to subscribers and sold under the standby purchase and option agreement to Professionals, as well as the actual expenses of the conversion. See "The Conversion--The Standby Purchase and Option Agreement."

    Holdings intends to donate $500,000 of the proceeds from this offering to the MEEMIC Foundation. The board of directors of MEEMIC established the MEEMIC Foundation as a tax-exempt charitable corporation in 1992. The purpose of the MEEMIC Foundation is to support individuals and organizations dedicated to the educational profession. The MEEMIC Foundation currently offers grants to educational employees and educational institutions.


    After payment of the contemplated donation to the MEEMIC Foundation, Holdings intends to exchange all of the net proceeds from this offering, except approximately $3 million, for all of the capital stock of MEEMIC to be issued in the conversion. The net proceeds retained by Holdings will be available for a variety of corporate purposes, including additional capital contributions, future acquisitions and diversification of business.


    The net proceeds paid to MEEMIC will become part of its capital, thereby expanding underwriting capacity and permitting diversification of its business. MEEMIC will use approximately $15 million of these proceeds to repay debt to the sellers of the agency which may be accelerated as a result of the conversion under the terms of the purchase agreement described under "The Conversion-- Background." See also "Pro Forma Data."

    Set forth below are the estimated net proceeds to Holdings, assuming the sale of common stock at the minimum, midpoint and maximum of the subscription offering range, and the expected uses of proceeds by Holdings and MEEMIC. The following information includes estimated expenses of $700,000. Actual expenses may vary.

                                                                  MINIMUM OF       MIDPOINT OF      MAXIMUM OF
                                                                   3,097,791        3,697,791        4,297,791
                                                                   SHARES AT        SHARES AT        SHARES AT
                                                                  $10.00 PER       $10.00 PER       $10.00 PER
                                                                     SHARE            SHARE            SHARE
                                                                ---------------  ---------------  ---------------
Gross proceeds of offering....................................   $  30,977,910    $  36,977,910    $  42,977,910
  Less offering expenses......................................         700,000          700,000          700,000
  Less donation to MEEMIC Foundation..........................         500,000          500,000          500,000
                                                                ---------------  ---------------  ---------------
Net proceeds to Holdings......................................   $  29,777,910    $  35,777,910    $  41,777,910
                                                                ---------------  ---------------  ---------------
                                                                ---------------  ---------------  ---------------
Use of proceeds by Holdings
  Working capital of Holdings.................................   $   3,000,000    $   3,000,000    $   3,000,000
  Capital contribution to MEEMIC
    in exchange for MEEMIC stock..............................      26,777,910       32,777,910       38,777,910
                                                                ---------------  ---------------  ---------------
                                                                ---------------  ---------------  ---------------
                                                                 $  29,777,910    $  35,777,910    $  41,777,910
                                                                ---------------  ---------------  ---------------
                                                                ---------------  ---------------  ---------------
Use of proceeds by MEEMIC
  Estimated payment to agency shareholders....................   $  15,000,000    $  15,000,000    $  15,000,000
  Available working capital...................................      11,777,910       17,777,910       23,777,910
                                                                ---------------  ---------------  ---------------
                                                                 $  26,777,910    $  32,777,910    $  38,777,910
                                                                ---------------  ---------------  ---------------
                                                                ---------------  ---------------  ---------------

    We expect that the net proceeds from the sale of the minimum number of shares of common stock in the offering will be sufficient to satisfy our working capital needs for at least 60 months.

                                 CAPITALIZATION

    The following table sets forth information regarding the historical capitalization of MEEMIC at December 31, 1998 and the pro forma consolidated capitalization of Holdings giving effect to the sale of common stock at the minimum, midpoint and maximum of the offering range based upon the assumptions set forth under "Use of Proceeds." The surplus note will be exchanged for 2,302,209 shares of common stock upon completion of the conversion. This table does not reflect additional shares of common stock which could be purchased by Professionals after the conversion pursuant to the standby purchase and option agreement. The pro forma retained earnings reflect the estimated extraordinary gain on early retirement of debt related to the agency acquisition. For additional financial information, see the consolidated financial statements and related notes appearing elsewhere in this document and the information under "Pro Forma Data."

                                                                   PRO FORMA CONSOLIDATED CAPITALIZATION OF
                                                                            HOLDINGS (IN THOUSANDS)
                                                                             BASED ON THE SALE OF
                                               HISTORICAL      -------------------------------------------------
                                              CONSOLIDATED        3,097,791        3,697,791        4,297,791
                                           CAPITALIZATION OF      SHARES AT        SHARES AT        SHARES AT
                                           MEEMIC AT DECEMBER    $10.00 PER       $10.00 PER       $10.00 PER
                                                31, 1998            SHARE            SHARE            SHARE
                                           ------------------  ---------------  ---------------  ---------------
Surplus note.............................      $   21,500            --               --               --
Shareholders' equity:
  Common stock, no par value per share:
    authorized--10,000,000 shares; shares
    to be outstanding--as shown..........          --            $    52,800      $    58,800      $    64,800
  Retained earnings--unrestricted........          50,376             52,498           52,498           52,498
  Accumulated other comprehensive
    income...............................           1,848              1,848            1,848            1,848
                                                  -------      ---------------  ---------------  ---------------
        Total shareholders' equity.......      $   52,224        $   107,146      $   113,146      $   119,146
                                                  -------      ---------------  ---------------  ---------------
                                                  -------      ---------------  ---------------  ---------------

                                 PRO FORMA DATA

    On the effective date of the conversion, MEEMIC will become a wholly-owned subsidiary of Holdings. Since Holdings is not currently an active entity and will be the parent of MEEMIC, the following pro forma data is also representative of Holdings.

    The following pro forma consolidated balance sheet as of December 31, 1998, gives effect to the conversion as if it had occurred as of December 31, 1998 and assumes that the minimum 3,097,791 shares of common stock are sold in this offering. The following pro forma consolidated statement of income for the year ended December 31, 1998 presents consolidated operating results for MEEMIC as if the conversion had occurred as of January 1, 1998.

    When the conversion becomes effective, the following events will happen simultaneously:

    - MEEMIC will become a stock insurance company,

    - the sale of Holdings common stock through this offering will be completed, the shares will be issued and the proceeds will be received by Holdings,


    - MEEMIC will issue all of the shares of its capital stock to Holdings and will receive a portion of the proceeds from the offering in payment for the shares, and



    - Holdings will issue 2,302,209 shares of its common stock to Professionals in exchange for the cancellation of the surplus note.


The conversion will be accounted for as a simultaneous reorganization, recapitalization and share offering which will not change the historical accounting basis of MEEMIC financial statements. According to the plan of conversion, the shares not purchased by policyholders, officers and directors in this offering will be purchased by Professionals pursuant to a standby purchase and option agreement up to 3,097,791 shares. Professionals may purchase any shares not purchased by policyholders, officers and directors up to 4,297,791 shares.

    Although it is possible that Professionals could own 100% of the common stock after the conversion if none of the policyholders, directors or officers purchase shares in the offering, officers and directors have indicated their intention to purchase 282,250 shares, or 5.2% of the minimum number of shares being offered. We therefore believe that the probability that Professionals will own more than 95% of the common stock immediately after the conversion is remote. As a result, the pro forma information does not present the effects of "push-down" accounting.

    The unaudited pro forma information does not necessarily represent what the financial position or results of operations would have been had the conversion occurred on the date indicated, or project the financial position or results of operations for any future date or period. The pro forma adjustments are based on available information and assumptions that we believe are reasonable. The unaudited pro forma consolidated financial information should be read in conjunction with the accompanying notes and the other financial information pertaining to MEEMIC included elsewhere in this document.

    The pro forma adjustments and pro forma consolidated amounts are provided for informational purposes only. The financial statements of Holdings and MEEMIC will reflect the effects of the conversion only from the date the conversion actually occurs.

                             MEEMIC HOLDINGS, INC.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                            AS OF DECEMBER 31, 1998

                                                                                         PRO FORMA
                                                                       PRO FORMA          COMPANY
                                                     HISTORICAL       ADJUSTMENTS       ADJUSTED FOR
                                                       MEEMIC        FOR OFFERING         OFFERING
                                                    ------------     -------------      ------------
                                               ASSETS
Investments:
  Fixed maturities available for sale, at fair
    value.........................................  $122,996,615                        $122,996,615
  Short-term investments, at cost, which
    approximates fair value.......................     1,906,496                           1,906,496
                                                    ------------                        ------------
      Total investments...........................   124,903,111                         124,903,111
Cash..............................................     3,977,602     $  29,777,910(a)     18,755,512
                                                                       (15,000,000(c)
Premiums due from policyholders...................     3,840,764                           3,840,764
Amounts recoverable from reinsurers...............    43,066,086                          43,066,086
Amounts recoverable from reinsurers, related
  party...........................................    16,193,962                          16,193,962
Accrued investment income.........................     1,604,457                           1,604,457
Deferred federal income taxes.....................     3,338,251        (1,093,198)(c)     2,245,053
Property and equipment, at cost, net of
  accumulated depreciation........................     2,148,550                           2,148,550
Deferred policy acquisition costs.................       278,067                             278,067
Intangible assets, net of amortization............    39,268,400                          39,268,400
Other assets......................................       710,369                             710,369
                                                    ------------     -------------      ------------
    Total assets..................................  $239,329,619     $  13,684,712      $253,014,331
                                                    ------------     -------------      ------------
                                                    ------------     -------------      ------------
                                LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
  Loss and loss adjustment expense reserves.......  $ 92,297,908                        $ 92,297,908
  Unearned premiums...............................    31,585,769                          31,585,769
  Surplus note....................................    21,500,000     $ (21,500,000)(b)
  Payable related to acquisition..................    18,215,289       (18,215,289)(c)
  Accrued expenses and other liabilities..........     8,386,744                           8,386,744
  Accrued expenses and other liabilities, related
    party.........................................     2,356,815        (1,522,090)(b)       834,725
  Premiums ceded payable..........................     4,464,952                           4,464,952
  Premiums ceded payable, related party...........     7,552,920                           7,552,920
  Federal income taxes payable....................       744,801                             744,801
                                                    ------------     -------------      ------------
    Total liabilities.............................   187,105,198       (41,237,379)      145,867,819
                                                    ------------     -------------      ------------
Shareholders' equity:
  Common stock....................................                      29,777,910(a)     52,800,000
                                                                        23,022,090(b)
  Retained earnings...............................    50,375,927         2,122,091(c)     52,498,018
  Accumulated other comprehensive income:
    Net unrealized appreciation on investments,
      net of deferred federal income taxes of
      $952,254....................................     1,848,494                           1,848,494
                                                    ------------     -------------      ------------
  Total shareholders' equity......................    52,224,421        54,922,091       107,146,512
                                                    ------------     -------------      ------------
  Total liabilities and shareholders' equity......  $239,329,619     $  13,684,712      $253,014,331
                                                    ------------     -------------      ------------
                                                    ------------     -------------      ------------

The accompanying notes are an integral part of the unaudited pro forma financial statements.

                             MEEMIC HOLDINGS, INC.

              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1998

                                                                                                 PRO FORMA
                                                                          PRO FORMA               COMPANY
                                                         HISTORICAL    ADJUSTMENTS FOR          ADJUSTED FOR
                                                           MEEMIC          OFFERING               OFFERING
                                                         -----------  ------------------        ------------
Revenues and other income:
  Net premiums earned..................................  $64,040,476                            $ 64,040,476
  Net investment income................................    6,958,429                               6,958,429
  Net realized investment gains on fixed maturities....       31,012                                  31,012
  Other income.........................................    2,110,545                               2,110,545
                                                         -----------                            ------------
    Total revenues and other income....................   73,140,462                              73,140,462
                                                         -----------                            ------------
Expenses:
  Losses and loss adjustment expenses, net.............   43,451,786                              43,451,786
  Policy acquisition and other underwriting expenses:
    Other policy acquisition and underwriting
      expenses.........................................   23,579,800  $          634,114(a)       24,213,914
    Ceding commissions, related party..................  (12,994,651)                            (12,994,651)
    Management fees, related party.....................    2,073,425          (2,073,425)(a)
                                                         -----------  ------------------        ------------
                                                          12,658,574          (1,439,311)         11,219,263
  Interest expense, related party......................    1,827,500          (1,827,500)(b)
  Amortization expense.................................    2,940,914                               2,940,914
  Other expense........................................       30,695                                  30,695
                                                         -----------  ------------------        ------------
    Total expenses.....................................   60,909,469          (3,266,811)         57,642,658
                                                         -----------  ------------------        ------------
    Income from operations before federal income
      taxes............................................   12,230,993           3,266,811          15,497,804

Federal income taxes...................................    3,561,466           1,110,716(c)        4,672,182
                                                         -----------  ------------------        ------------
    Income before extraordinary items..................  $ 8,669,527  $        2,156,095        $ 10,825,622
                                                         -----------  ------------------        ------------
                                                         -----------  ------------------        ------------
Earnings per share data (d):
  At shares to be issued from converted surplus note:
    Income before extraordinary items per share of
      common stock.....................................                                         $       4.70
                                                                                                ------------
                                                                                                ------------
    Weighted average number of shares of common stock
      outstanding......................................                                            2,302,209
                                                                                                ------------
                                                                                                ------------
  At minimum shares to be issued as adjusted for
    offering:
    Income before extraordinary items per share of
      common stock.....................................                                         $       2.00
                                                                                                ------------
                                                                                                ------------
    Weighted average number of shares of common stock
      outstanding......................................                                            5,400,000
                                                                                                ------------
                                                                                                ------------
  At maximum shares to be issued as adjusted for
    offering:
    Income before extraordinary items per share of
      common stock.....................................                                         $       1.64
                                                                                                ------------
                                                                                                ------------
    Weighted average number of shares of common stock
      outstanding......................................                                            6,600,000
                                                                                                ------------
                                                                                                ------------

The accompanying notes are an integral part of the unaudited pro forma financial statements.

                             MEEMIC HOLDINGS, INC.

               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

1.  BALANCE SHEET:

    The accompanying unaudited pro forma balance sheet as of December 31, 1998 has been prepared as if the following transactions had been consummated as of December 31, 1998:

(a) Sale of 3,097,791 (minimum) shares of common stock in the offering at $10 per share:

Proceeds from the offering......................................................  $30,977,910
Less, estimated offering expenses...............................................     (700,000)
Less, donation to MEEMIC Foundation.............................................     (500,000)
                                                                                  -----------
    Net proceeds                                                                  $29,777,910
                                                                                  -----------
                                                                                  -----------

    In accordance with the plan of conversion, $500,000 of the proceeds will be donated to the MEEMIC Foundation. The donation will be charged to operations in the period the contribution is made to the Foundation. As this donation will not have a continuing impact on the results of operations of MEEMIC it is not included in the unaudited pro forma statement of income.

(b) Conversion of $21,500,000 surplus note plus accrued interest of $1,522,090 from January 1, 1998 to November 1, 1998 into 2,302,209 shares of common stock at $10 per share.

Surplus note....................................................................  $21,500,000
Accrued interest through November 1, 1998.......................................    1,522,090
                                                                                  -----------
                                                                                  -----------
                                                                                  $23,022,090
                                                                                  -----------
                                                                                  -----------

(c) Use of a portion of net proceeds to retire the payable related to acquisition to former agency shareholders. The former agency shareholders may elect to exercise an accelerated payment option on the payable related to acquisition. The accelerated payment option will result in an additional $2 million bonus payable, before applying a 7% discount to the entire unpaid purchase price at time of option. The discount for early extinguishment of debt will result in extraordinary income of $3,215,289 before federal income taxes of $1,093,198, or $2,122,091 extraordinary income after federal taxes.

Balance of payable related to acquisition.......................................  $18,215,289
Discount, net of bonus, related to option exercised.............................    3,215,289
                                                                                  -----------
Proceeds utilized for accelerated retirement....................................  $15,000,000
                                                                                  -----------
                                                                                  -----------

(d) The pro forma balance sheet does not reflect the issuance of up to 300,000 share awards that would be available under the stock compensation plan. The stock compensation plan will replace the existing incentive plan. Expenses incurred under the stock compensation plan are expected to be comparable to the current incentive plan.

(e) The unaudited pro forma consolidated balance sheet, as prepared, gives effect to the sale of common stock at the minimum of the offering range based upon the assumptions set forth under

                             MEEMIC HOLDINGS, INC.

1.  BALANCE SHEET: (CONTINUED)
    "Use of Proceeds." The following table provides a comparison between the sale of common stock at the minimum and maximum of the offering range.

                                                                    MINIMUM        MAXIMUM
                                                                 -------------  -------------
Net proceeds from offering.....................................  $  29,777,910  $  41,777,910
Conversion of surplus note.....................................  $  23,022,090  $  23,022,090

2.  STATEMENT OF INCOME:

    The accompanying unaudited pro forma statement of income for the year ended December 31, 1998 presents results as if the transaction described in Note 1 of the Notes to Unaudited Pro Forma Financial Statements had been consummated on January 1, 1998. On September 22, 1997, MEEMIC's wholly owned subsidiary, MEEMIC Insurance Services Corporation, purchased the assets of the personal lines and life divisions of Michigan Educators Insurance Agency, Inc., including all rights to distribute MEEMIC insurance products. In addition to purchasing the rights to distribute MEEMIC insurance products, MEEMIC Insurance Services Corporation purchased agency contracts to sell insurance for companies other than MEEMIC. Management intends to continue selling individual life and personal lines insurance products for other companies as the business complements MEEMIC business. These companies offer products which are not available from MEEMIC or write classes of business not acceptable to MEEMIC. Management will discontinue writing commercial and group health insurance for other companies as these products do not complement MEEMIC's core business and represented only 0.5%, or approximately $75,000, of the agency's revenues.

(a) Reflect the termination of the management services agreement upon conversion:

                                                                                     YEAR
                                                                                     ENDED
                                                                                   12/31/98
                                                                                 -------------
Eliminate management fees......................................................   $ 2,073,425
Expenses for replacement of management services................................       634,114
                                                                                 -------------
                                                                                  $ 1,439,311
                                                                                 -------------
                                                                                 -------------

(b) Eliminate interest expense on the surplus note exchanged for shares of common stock.

(c) Increase income taxes to reflect the impact of items (a) and (b) above at the statutory rate of 34%.

(d) Pro forma earnings per share is computed by dividing pro forma net income by the weighted average number of shares of common stock that would have been outstanding during the period. The pro forma weighted average common stock outstanding is presented at both the minimum and maximum number of shares to be issued in the conversion and consists of the following, as if they had been outstanding since January 1, 1998:

                                                                       MINIMUM     MAXIMUM
                                                                      ----------  ----------
Shares sold in the offering.........................................   3,097,791   4,297,791
Shares converted for surplus note...................................   2,302,209   2,302,209
                                                                      ----------  ----------
Weighted average common stock outstanding...........................   5,400,000   6,600,000
                                                                      ----------  ----------
                                                                      ----------  ----------

                SELECTED HISTORICAL FINANCIAL AND OPERATING DATA

    The following table sets forth selected consolidated financial data for MEEMIC prior to the conversion at and for the periods indicated and should be read in conjunction with the consolidated financial statements, and accompanying notes and other financial information included elsewhere in this document as well as "Management's Discussion and Analysis Of Financial Condition and Results Of Operations." Statutory financial statistics are presented to provide potential investors with information that can be readily compared to statistics of other companies in the property and casualty insurance industry to evaluate MEEMIC's performance. These statistics should be evaluated along with the generally accepted accounting principles, or GAAP, information presented herein. See Note 15 in "Notes to Consolidated Financial Statements" for a discussion of the principal differences between GAAP and statutory accounting practices, and for a reconciliation of consolidated net income and equity, as reported in conformity with GAAP, with statutory net income and statutory surplus, as determined in accordance with statutory accounting practices, as prescribed or permitted by the Michigan Insurance Bureau. For a presentation of the pro forma effect of this offering and related transactions on MEEMIC, see "Pro Forma Data."

                                                                               YEAR ENDED DECEMBER 31,
                                                                -----------------------------------------------------
                                                                  1998       1997       1996       1995       1994
                                                                ---------  ---------  ---------  ---------  ---------
                                                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
REVENUE DATA:
Direct premiums written.......................................  $ 113,258  $ 106,350  $ 104,993  $  98,917  $  91,147
Net premiums written..........................................     66,190     75,000     64,286     56,919     52,478
Net premiums earned...........................................     64,040     67,830     62,497     55,981     53,389
Net investment income.........................................      6,958      6,677      5,150      4,488      3,875
Net realized investment gains.................................         31         32         37         28          3
Other income..................................................      2,111        841        588        587        488
                                                                ---------  ---------  ---------  ---------  ---------
    Total revenues............................................     73,140     75,380     68,272     61,084     57,755
LOSSES AND EXPENSES:
  Losses and loss adjustment expenses.........................     43,452     47,302     44,872     38,815     41,300
  Policy acquisition and other underwriting expenses..........     12,659     16,690     16,074     16,248     16,769
  Interest expense............................................      1,827      1,342
  Amortization expense........................................      2,941        714
  Other expense...............................................         31         31         11          9         29
                                                                ---------  ---------  ---------  ---------  ---------
    Total expenses............................................     60,910     66,079     60,957     55,072     58,098
Income from operations before federal income taxes............     12,230      9,301      7,315      6,012       (343)
Federal income taxes..........................................      3,561      2,672      2,064      1,558       (675)
                                                                ---------  ---------  ---------  ---------  ---------
Income before extraordinary items.............................      8,669      6,629      5,251      4,454        332
Extraordinary items...........................................       (303)
                                                                ---------  ---------  ---------  ---------  ---------
Net income....................................................  $   8,366  $   6,629  $   5,251  $   4,454  $     332
                                                                ---------  ---------  ---------  ---------  ---------
                                                                ---------  ---------  ---------  ---------  ---------
SELECTED BALANCE SHEET DATA:
  Total investments...........................................  $ 124,903  $ 111,543  $  90,896  $  73,371  $  64,358
  Total assets................................................    239,330    214,858    155,775    134,843    121,949
  Total liabilities...........................................    187,106    171,576    119,773    103,671     97,603
  Total policyholders' surplus................................     52,224     43,282     36,002     31,172     24,346
GAAP RATIOS:
  Loss and loss adjustment expenses ratio(1)..................       67.8%      69.7%      71.8%      69.3%      77.4%
  Policy acquisition and other underwriting expense
    ratio(2)..................................................       19.8%      24.6%      25.7%      29.0%      31.4%
  Combined ratio(3)...........................................       87.6%      94.3%      97.5%      98.3%     108.8%
STATUTORY DATA (AT PERIOD END):
  Combined ratio(4)...........................................       92.9%      95.3%      97.5%      97.6%     108.0%
  Industry combined ratio(5)..................................                 100.3%     104.3%     105.2%     109.5%
  Statutory surplus(6)........................................  $  40,373  $  34,513  $  29,141  $  24,407  $  20,145
  Ratio of statutory net written premiums to statutory
    surplus...................................................       1.64       2.17       2.21       2.33       2.61
PRO FORMA DATA(7):
  Income before extraordinary items...........................  $  10,826
  Earnings per share data:
    At shares to be issued from converted surplus note
      Income before extraordinary items per share of common
        stock.................................................  $    4.70
      Weighted average number of shares of common stock
        outstanding...........................................  2,302,209
    At minimum shares to be issued as adjusted for offering:
      Income before extraordinary items per share of common
        stock.................................................  $    2.00
      Weighted average number of shares of common stock
        outstanding...........................................  5,400,000
    At maximum shares to be issued as adjusted for offering:
      Income before extraordinary items per share of common
        stock.................................................  $    1.64
      Weighted average number of shares of common stock
        outstanding...........................................  6,600,000

------------------------
(1) Calculated by dividing losses and loss adjustment expenses by net premiums earned.
(2) Calculated by dividing other underwriting expenses by net premiums earned.
(3) The sum of the GAAP loss and loss adjustment expense ratio and the total underwriting expense ratio.
(4) The sum of the statutory loss and loss adjustment expense ratio and the total underwriting expense ratio.
(5) As reported by A.M. Best, an independent insurance rating organization, Best's Aggregate & Averages--Property--Casualty (Priv. Pass. Automobile and Homeowners Quantitative Analysis Report). Data unavailable for the year ended December 31, 1998.
(6) Statutory surplus at December 31, 1998 and 1997 includes the $21.5 million surplus note. The statutory surplus at December 31, 1998 and 1997 excludes MEEMIC's $22.5 million investment in subsidiary, MEEMIC Insurance Services Corporation that was acquired on September 22, 1997 and is a non-admitted asset for statutory reporting purposes.
(7) Information excerpted from unaudited pro forma consolidated statement of income for the year ended December 31, 1998, which gives effect to the conversion as if it had occurred on January 1, 1998. The weighted average number of shares outstanding is assumed to be unchanged during the period and is presented at both the minimum and maximum number of shares to be issued in the offering. See "Pro Forma Data."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    Holdings was formed to be the holding company for MEEMIC after the conversion. Before the conversion, Holdings will not engage in any significant operations and is therefore not included in the following discussion. On the effective date of the conversion, MEEMIC will become a wholly-owned subsidiary of Holdings.

    The following related discussion should be read in conjunction with the consolidated financial statements of MEEMIC and related notes, which appear elsewhere in the prospectus.

OVERVIEW

    MEEMIC provides private passenger automobile and homeowners insurance primarily to educational employees and their immediate families in the State of Michigan. On September 22, 1997, MEEMIC purchased the operations of its exclusive sales agency, including the exclusive rights to sell and market MEEMIC products. MEEMIC sells its insurance contracts through over 90 sales representatives associated with the sales agency, which is the exclusive distributor of MEEMIC's products. As of December 31, 1998, we had over 112,000 policies in force, representing 155,211 insured vehicles and 29,699 homeowner units.

FINANCIAL CONDITION


    Our total assets increased to $239.3 million at December 31, 1998 as compared to $214.9 million at December 31, 1997. In 1997, Professionals made a $21,500,000 capital infusion which was used to purchase selected assets of the agency (including all rights to distribute MEEMIC insurance products) for a purchase price equal to 3.75% of all premiums written through the agency through July 14, 2004, subject to a guaranteed minimum payment of $43 million. In addition to purchasing the rights to distribute MEEMIC insurance products, MEEMIC Insurance Services Corporation purchased agency contracts to sell insurance for companies other than MEEMIC. We will continue selling individual life and personal lines insurance products for other companies as the business complements MEEMIC business. These companies offer products which are not available from MEEMIC or write classes of business not acceptable to MEEMIC. We will discontinue writing commercial and group health insurance for other companies as these products do not complement our core business and represented only 0.5%, or approximately $75,000, of the agency's revenues.



    The majority of our assets consist of bonds, some preferred stocks, cash and short-term investments, that in total were $128,880,713 at December 31, 1998 and $113,747,580 at December 31, 1997. We primarily invest in high quality bonds with the objective of providing stable income while maintaining liquidity at appropriate levels for our current and long-term requirements. The portfolio consists primarily of government bonds, municipal bonds, collateralized mortgage obligations, and investment grade corporate bonds. The modified duration of investments has remained relatively constant at approximately three years. As of December 31, 1998 and 1997, the portfolio had an average Standard & Poor's security quality rating of AA (Excellent), and there were no securities in default concerning the timely payment of interest and principal. Our gross unrealized gains and gross unrealized losses in investments in securities were $2,870,316 and $69,568, respectively, at December 31, 1998 and $1,995,059 and
$67,669, respectively, at December 31, 1997. These changes in our gross unrealized gains and losses are a result of fluctuating bond market values due to volatility of interest rates in the marketplace.



    We are continuing to improve our rate adequacy review and loss estimation process by implementing new actuarial system software to interface with our new policy and claims system. These revisions, along with the restructuring of territories for rating purposes, will enable us to price products more competitively for the risks we insure. Our recorded estimates of loss and loss adjustment expense reserves totaled $92.3 million at December 31, 1998, compared to $84.9 million at December 31, 1997.

The $7.4 million increase in reserves for 1998 and the $4.6 million increase in reserves for 1997 are attributable to general allowances for growth in the number of insured vehicles and homeowner policies in force. Reserves for losses incurred prior to 1998 were reduced by $3.62 million during 1998 as a result of favorable development in estimates of prior years' reserves on auto liability. Reserves for losses incurred prior to 1997 were reduced by $6.75 million during 1997. This was caused by the unanticipated reduction in the frequency of claims. Management believes this reduction resulted from the 1994 legislative tort reforms in the State of Michigan which reduced the frequency and shortened the reporting pattern of claims. As additional data subsequent to the tort reform emerges, we anticipate greater stability and accuracy in the reserve estimates. Uncertainties inherent in the loss estimation process will invariably cause differences in actual ultimate liabilities from estimates. Aggregate loss reserves at December 31, 1998 and 1997 have been certified by an independent actuarial firm and are believed to be a reasonable provision for all unpaid loss and loss expense obligations of MEEMIC under the terms of its policies and agreements.

    At December 31, 1998 and 1997 unearned premiums were $31.6 million and $29.4 million, respectively. The increase in unearned premiums at December 31, 1998 compared to December 31, 1997 of 7.5% is comparable to the growth in premiums written.

    Other liabilities at December 31, 1998 were $63.2 million and at the end of 1997 were $57.2 million. The increase in 1998 is due to the timing of our payments for state association assessments, payroll and retirement plan contributions. Additionally, the liabilities at December 31, 1998 and December 31, 1997 include $1,827,500 and $1,341,835, respectively, for interest on the $21.5 million surplus note and management fees of $529,315 and $504,109, respectively, due to Professionals.

DESCRIPTION OF RATIOS ANALYZED

    In the analysis of our results that follows, we refer to various financial ratios that investors use to analyze and compare the results of insurance companies. These ratios include:

    - LOSS RATIO--This ratio compares our insurance losses to our net premiums earned and indicates how much we are paying to policyholders for claims compared to the amount of premiums we are receiving from them. We discuss three components of the loss ratio that relate to the three categories of insurance losses in our business: automobile liability losses, automobile physical damage losses and homeowners losses. The lower the percentage, the more profitable our insurance business is.

    - UNDERWRITING EXPENSES RATIO--This ratio compares our expenses to obtain new business and renew existing business to our net premiums earned and is used to measure how efficient we are at obtaining business. The lower the percentage, the more efficient we are.

    - COMBINED RATIO--This ratio compares (a) the sum of our expenses to obtain new business and renew existing business, our insurance losses and our expenses related to settling and adjusting claims to (b) our net premiums earned. The lower the percentage, the more profitable our insurance business is. If the percentage is higher than 100%, our insurance business may not be profitable.

RESULTS OF OPERATIONS--YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED
  DECEMBER 31, 1997

    Net income for 1998 was $8,366,432 compared to $6,629,161 for 1997. MEEMIC's surplus increased by over 20% to $52,224,421 at December 31, 1998. In 1997 MEEMIC's policyholder surplus also increased by over 20% to $43,281,572 at December 31, 1997. Expenses relating to interest on the surplus note and management fees to Professionals amounted to $3.9 million in 1998 compared to $2.3 million in 1997.

    Our combined ratio improved for the fourth consecutive year and was 87.6% for 1998 compared to 94.3% for 1997. Our income from operations was $12,230,993 for 1998 compared to $9,301,400 for

1997, and the after-tax return on equity was 19.3% in 1998 compared to 18.4% in 1997. Overall, our loss ratio for 1998 was 56.6% compared to 58.7% for 1997. The auto liability loss ratio for 1998 improved to 47.5% from 52.4% for 1997, and the auto physical damage loss ratio for 1998 improved to 58.5% from 59.8% for 1997. The homeowner loss ratio for 1998 also improved to 79.1% from 83.7% for 1997. These positive results are despite two severe Michigan storms occurring on May 31 and July 21, 1998 that resulted in $1,700,000 in direct losses, $1,000,000 in net losses after reinsurance and 2,020 reported claims. The favorable combined ratio in 1998 is attributable to: (i) continued overall favorable claims experience with reductions in claim frequency that more than offset increases in claim severity for 1998 compared to 1997, and (ii) reduced reinsurance rates from the 1998 contracts. Our underwriting gain for 1997 is primarily the result of more favorable claims experience and reduced rates from the 1997 reinsurance contracts.

    We continued to reduce expenses and improve operational efficiencies in 1998. For the seventh consecutive year, our other underwriting expenses ratio has declined, and was 19.8% in 1998 compared to 24.6% in 1997. The significant decrease in 1998 was primarily due to the reduction in commission expense as a result of our acquisition of the agency.

    Net investment income before interest expense was $6,958,429 for 1998 compared to $6,676,783 for 1997. Interest expense on the surplus note was $1,827,500 for 1998 and $1,341,835 for 1997. Gross realized gains and losses were $40,885 and $9,873 for 1998, and were $33,026 and $812 for 1997, respectively. The net increase in net investment income was due principally to increases in invested assets because of positive cash flows from operations. The annualized total rate of return, which includes both income and changes in market value of securities, was 6.74% for 1998 and was 6.89% for 1997.

    Our direct written premiums have increased 6.5% in 1998 due to policyholder growth and a 7.6% homeowner rate increase that went into effect October 1, 1998. Total direct premiums written increased to $113,257,949 in 1998 from $106,349,578 in 1997. With the continued growth in our homeowners business, our product mix in terms of exposures by line is now 16% homeowners and 84% personal automobile. Net premiums written in 1998 decreased to $66,190,153, or 11.7% from 1997. The decrease in net premiums written for 1998 was due to the change in quota share reinsurance contracts whereby we ceded more premiums in 1998 than in 1997. Net premiums earned for 1998 were $64,040,476 compared to $67,830,283 for 1997. The 5.6% decrease in net premiums earned in 1998 is also as a result of changes in the terms and timing of our reinsurance contracts which resulted in more premiums being ceded in 1998 than in 1997.

    Direct premiums written during 1998 for automobile coverage increased 5.1% to $103,492,386 from $98,471,060 in 1997. The number of insured vehicles increased 5.6% to 155,211 at December 31, 1998 from 146,994 at December 31, 1997.

    Our homeowners business also continued to increase. Direct premiums written during 1998 for homeowners increased 24% to $9,765,563 from $7,878,519 in 1997. The number of homeowner policies in force increased 18.3% to 29,699 at December 31, 1998 from 25,114 at December 31, 1997.

RESULTS OF OPERATIONS--YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED
  DECEMBER 31, 1996

    Net income for 1997 was $6,629,161 compared to $5,250,901 for 1996. MEEMIC's surplus increased by over 20% to $43,281,572 at December 31, 1997. In 1996 MEEMIC's policyholder surplus increased by over 15% to $36,001,514 at December 31, 1996. MEEMIC's profitability for 1997 was primarily the result of more favorable claims experience and reduced rates from the 1997 reinsurance contracts.

    Our combined ratio improved for the third consecutive year and was 94.3% for 1997 compared to 97.5% for 1996. Our income from operations was $9,301,400 for 1997 compared to $7,315,206 for 1996, and the after tax return on equity was 18.4% in 1997 compared to 16.8% in 1996. Overall, our loss ratio for 1997 was 58.7% compared to 62.5% for 1996. The 1997 auto liability loss ratio improved to 52.4% from 59.0% in 1996 due to decreases in both claim frequency and severity. The 1997 auto physical damage loss ratio also improved, to 59.8% from 64.8% in 1996, and is due to: (i) a reduction in claim frequency that offset an increase in claim severity for 1997 compared to 1996 and (ii) the effects on physical damage premium rate adjustments. The homeowner loss ratio increased to 83.7% in 1997 from 67.6% in 1996. The increase in loss ratio was due to a severe storm in Michigan that occurred in July 1997.

    We continued to reduce expenses and improve operational efficiencies in 1997. For the sixth consecutive year, our other underwriting expenses ratio has declined, and was 24.6% in 1997 compared to 25.7% in 1996. This decline in 1997 occurred despite various additional expenses related to the agency acquisition, management fees paid to Professionals and new computer systems that aggregated $2 million.

    Net investment income before interest expense was $6,676,783 for 1997 compared to $5,150,035 for 1996. Gross realized gains and losses were $33,026 and $812 for 1997 and were $37,085 and $370 for 1996, respectively. The increase in net investment income was due principally to increases in invested assets because of positive cash flows from operations. During 1997, we had interest expense of $1,341,835 from the $21,500,000 surplus note that was issued to ProNational at an annual rate of 8.5%. This note, dated April 7, 1997, allowed us to obtain capital needed to purchase assets of the agency, including all rights to distribute MEEMIC insurance products. 1996 did not have any interest expense. The annualized total rate of return, which includes both income and changes in market value of securities, was 6.89% for 1997 and 4.75% for 1996.

    Our premium growth for 1997 was steady. Total direct premiums written increased to $106,349,578 in 1997 from $104,992,855 in 1996. The 1.3% increase in 1997 direct premiums written was distorted by the inclusion of the Michigan Catastrophic Claims Association assessments, which decreased by 79.4% during 1997. Written premiums excluding the MCCA assessments increased 9.9% over 1996, and was due primarily to an increase of 3.4% in the number of insured vehicles, a rate increase in auto physical damage premiums, a 14% increase in homeowner policies in force, and a 4.5% homeowner rate increase that went into effect January 1, 1997. With the continued growth in our homeowners, our product mix in terms of premiums written by line was 7.4% homeowners and 92.6% personal automobile as of December 31, 1997. Net premiums written in 1997 increased to $75,000,233 or 16.7% from 1996. Our net premiums written increased substantially more in 1997 than the direct premiums written as a result of the reduction in the MCCA statutory assessment and more favorable reinsurance rates in 1997. Net premiums earned increased 8.5% in 1997 to $67,830,283 and lagged increases in net premiums written due to the business growth and differences in when revisions for quota share reinsurance and rate adjustments became effective, versus when they were earned for accounting purposes.

    Direct premiums written during 1997 for automobile coverage were $98,471,060 compared to 1996 direct premiums written of $98,425,097. This apparent lack of change in auto direct premiums written was actually comprised of an increase in the number of insured vehicles from 141,130 to 146,994, which was offset by a decrease in the MCCA premium assessments.

    Our homeowner business continued to steadily grow since it was first introduced in 1992. Direct premiums written during 1997 for homeowners increased 20% to $7,878,519, and the number of homeowner policies in force at December 31, 1997, increased 14% to 25,114.

LIQUIDITY AND CAPITAL RESOURCES

    Our primary sources of cash are from premiums, investment income and proceeds from maturities of portfolio investments. The principal uses of cash are for payments of claims, commissions, taxes, operating expenses and purchases of investments. Cash flow and liquidity are managed in order to meet anticipated short-term and long-term payment obligations, and to maximize opportunities to earn interest on those funds not immediately required.

    On April 7, 1997, MEEMIC issued the surplus note for $21.5 million, with interest payable annually at a rate of 8.5%. The entire principal and any accrued unpaid interest is due on April 7, 2009. However, any repayment is subject to written authorization by the Bureau and approval by the MEEMIC board of directors. On May 26, 1998, we paid accrued interest for 1997 of $1,341,835 following the receipt of approval from the Bureau and our board. The surplus note will be exchanged for Holdings common stock as part of the conversion.


    On September 22, 1997, MEEMIC completed its acquisition of the agency for a purchase price equal to 3.75% of all premiums written through the agency through July 14, 2004, subject to a guaranteed minimum payment of $43 million. The $21.5 million proceeds of the surplus note purchased by ProNational and an additional $1 million in MEEMIC cash were used for the down payment in the acquisition.



    MEEMIC is currently pursuing the conversion to provide a source of capital for growth and expansion of its current auto and homeowner products, as well as provide capacity for new product lines. The conversion is expected to yield net proceeds of at least $29.8 million, after payment of offering related expenses and a $500,000 donation to the MEEMIC Foundation. The increased capital resources from the conversion will also allow MEEMIC to retire liabilities under the terms of the agency purchase agreement and improve operational flexibility and financial capabilities for business and regulatory purposes. Under the management services agreement, Professionals provides MEEMIC with consulting and information system management services. In performing these services, Professionals has employed and compensates the president and the chief information officer of MEEMIC. These officers currently spend 95% and 80% of their time, respectively, working at MEEMIC. Management fees were approximately $2.1 million for a 12 month contract period in 1998 compared to $1.0 million for a nine month contract period in 1997. On September 22, 1997, the annualized management fee increased from $1 million per year to $2 million per year as a result of the purchase of the agency. Upon conversion, the management services agreement will be terminated and these two officers will become our employees. The cancellation of the management services agreement combined with the additional salaries and expenses needed to replace the services performed by Professionals is expected to increase after-tax earnings by approximately $1 million annually over the remaining 8 years of the agreement.


    Under the terms of the quota share reinsurance contract with ProNational, the conversion will permit MEEMIC to terminate the contract. MEEMIC will review the need for the quota share reinsurance contract on a periodic basis. MEEMIC does not anticipate any changes in the pricing of premiums, in reinsurance or other arrangements upon consummation of the conversion.

    Cash provided by operations for the year 1998 was $17,141,959 compared to $21,644,969 in 1997. The $4.5 million difference in cash provided by operations for the year 1998 compared to 1997 is primarily due to returned reinsurance premiums in 1997 from a cancelled contract, and increased 1998 ceded premiums paid for which ceded losses are not recovered until the losses are paid. The $3.6 million increase in 1997 is due to the increase in net premiums written, which was partially reduced by additional federal income taxes of approximately $2 million required to be paid in 1997, and approximately $1 million from operations of the new insurance agency subsidiary. Additionally, in the third quarter of 1997 approximately $4.5 million was received in returned reinsurance premiums as a result of terminating the auto physical damage quota share on June 30, 1997.

    Cash provided by operations and deemed available for investment was employed in full compliance with MEEMIC's investment policy. Likewise, proceeds, substantially from matured and called investments of $13,881,163 for the year 1998 and $15,355,796 for 1997, were reinvested in similar high quality investments. During 1998, 1997 and 1996, we did not have any significant voluntary sales of our long-term fixed maturity securities.

EFFECTS OF INFLATION

    The effects of inflation on MEEMIC are considered in estimating reserves for unpaid losses and loss adjustment expenses, and in the premium rate-making process. The actual effects of inflation on MEEMIC's results of operations cannot be accurately known until the ultimate settlement of claims. However, based upon the actual results reported to date, it is management's opinion that MEEMIC's loss reserves, including reserves for losses that have been incurred but not yet reported, make adequate provision for the effects of inflation.

EFFECTS OF NEW ACCOUNTING PRONOUNCEMENTS

    The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards, or SFAS, No. 133 "Accounting for Derivative Instruments and Hedging Activities" which is effective for fiscal quarters of all fiscal years beginning after June 15, 1999. SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. As MEEMIC does not use derivative instruments, we anticipate that the adoption of SFAS No. 133 will not affect the results of operations or financial position of MEEMIC.

    The American Institute of Certified Public Accountants has issued Statement of Position, or SOP, 97-3 "Accounting by Insurance and Other Enterprises for Insurance-Related Assessments" which is effective for financial statements for fiscal years beginning after December 15, 1998. SOP 97-3 requires that insurance entities and other enterprises subject to assessments should recognize liabilities for insurance-related assessments when applicable conditions are met. While assessments to date have not been significant, we are unable to predict if future assessments as recorded under SOP 97-3 would have a material effect on our financial position.

YEAR 2000 COMPLIANCE


    MEEMIC has completed an assessment of its computer programs and personal computer software and has determined that all significant systems are Year 2000 compliant. MEEMIC has incurred approximately $2 million for the purchase of a new computer system for business processing, enhancement of its telephone system, installation of new forms processing software and equipment and upgrading its financial reporting systems, and does not anticipate incurring additional remediation or assessment costs. These measures improve operating efficiencies and are Year 2000 compliant. The purchase of these new systems has not required MEEMIC to incur specific Year 2000 remediation expenses. Additionally, MEEMIC has conducted Year 2000 investigation and testing with its major third party vendors' software and hardware and has determined that all significant hardware and software is Year 2000 compliant. MEEMIC is in the process of assessing Year 2000 readiness of the leased office space that MEEMIC occupies and expects to complete its assessment by September 30, 1999. In the event that the office space is not Year 2000 compliant, MEEMIC will activate its offsite disaster recovery location, which has been determined to be Year 2000 compliant. While MEEMIC believes that Year 2000 compliance issues have been reasonably addressed, both internally and externally, no assurances can be given that all entities with whom MEEMIC does business will be Year 2000 compliant. The foregoing disclosure contains information regarding Year 2000 readiness which constitutes a "Year 2000 Readiness Disclosure" as defined in the Year 2000 Readiness Disclosure Act.


MANAGEMENT OF MARKET RISK

    Market risk is the risk of loss due to adverse changes in market rates and prices. Our primary market risk exposure is to changes in interest rates. The active management of interest rate risk is essential to our operations.

    We manage market risk through an investment committee consisting of senior officers of MEEMIC, consultants and a professional investment advisor. The committee periodically measures the impact that an instantaneous rise in interest rates would have on the fair value of securities. The committee also measures the duration, or interest rate sensitivity, of a fixed income security or portfolio. Our investment policy limits the duration of our portfolio to a maximum of 300% of the duration of our liabilities.

    We are vulnerable to interest rate risk because, like other insurance companies, we invest primarily in fixed maturity securities, which are interest-sensitive assets. Mortgage-backed securities, which make up approximately 20% of our investment portfolio, are particularly susceptible to interest rate changes. We invest primarily in classes of mortgage-backed securities that are less subject to prepayment risk and, as a result, somewhat less susceptible to interest rate risk than other mortgage-backed securities.


    Our investment portfolio was valued at $123 million at December 31, 1998 and had a duration of 2.7 years. The following table shows the effects of a change in interest rate on the fair value and duration of our portfolio. We have assumed an immediate increase or decrease of 1% or 2% in interest rate. You should not consider this assumption or the values shown in the table to be a prediction of actual future results.



                                                        PORTFOLIO    CHANGE     MODIFIED
CHANGE IN RATES                                           VALUE     IN VALUE    DURATION
------------------------------------------------------  ----------  ---------  -----------
                                                             (DOLLARS IN
                                                             THOUSANDS)
    +2%...............................................  $  115,585  $  (7,412)       3.26
    +1%...............................................  $  119,324  $  (3,673)       3.15
     0................................................  $  122,997                   2.70
    -1%...............................................  $  126,100  $   3,103        2.43
    -2%...............................................  $  129,050  $   6,053        2.50


    The other financial instruments, which include cash, premiums due from reinsurers and accrued investment income, do not produce a significant difference in fair value when included in the market risk analysis due to their short-term nature. The surplus note is not affected by market risk as it will be exchanged for common stock during the conversion, nor is the payable related to acquisition significantly affected by market risk as the discount rate for early extinguishment is fixed.

                          MARKET FOR THE COMMON STOCK


    Holdings has never issued any capital stock. Consequently, there is no established market for the common stock. Holdings has applied to have the common stock approved for quotation on the Nasdaq National Market under the symbol "MEMH" upon completion of the conversion. Approval of the application to list the shares is subject to the satisfaction of various conditions, including a minimum number of public shareholders and a minimum number and value of shares held by persons other than Professionals and officers and directors of Holdings and its subsidiaries. If the conditions to listing on the Nasdaq National Market are not satisfied, Holdings may seek to have its common stock listed on the Nasdaq SmallCap Market or on a regional stock exchange with less stringent requirements than the Nasdaq National Market, or the shares may trade on the OTC Bulletin Board. Failure to qualify for listing on the Nasdaq National Market may have an adverse effect on the marketability of the common stock after the conversion.


    Three firms (including ABN AMRO) have indicated their willingness to act as market makers for the common stock upon completion of the conversion, subject to market conditions and compliance with applicable laws and regulatory requirements. The development of a public market having the desirable characteristics of depth, liquidity and orderliness, however, depends upon the presence in the marketplace of a sufficient number of willing buyers and sellers at any given time, over which neither Holdings nor any market maker has any control. Accordingly, there can be no assurance that an established and liquid market for the common stock will develop, or if one develops, that it will continue. Furthermore, there can be no assurance that purchasers will be able to resell their shares of common stock at or above the purchase price after the conversion or that the market makers will continue for any specified time to act as such.

                                DIVIDEND POLICY

    Holdings may pay cash dividends on the common stock at times determined by the board of directors and when legally allowed. Payment of dividends by Holdings may be contingent on the receipt of dividends from MEEMIC. The payment of dividends by MEEMIC is subject to limitations imposed by the Insurance Code. See "Business of MEEMIC--Insurance Regulatory Matters." Holdings does not intend to pay any cash dividends in the foreseeable future.

                               BUSINESS OF MEEMIC

GENERAL

    MEEMIC was incorporated in Michigan on August 10, 1949 and began business April 7, 1950. MEEMIC offers personal lines insurance primarily to educational employees and their immediate families in the State of Michigan. Full coverage private passenger automobile is the dominant line of business representing approximately 90% of all business written. In 1992, MEEMIC entered Michigan's homeowners market which currently represents the remainder of its direct writings. All business is produced through MEEMIC's exclusive sales agency. Most of the approximately 90 sales representatives of the sales agency are members of the educational community and therefore are engaged in peer selling. As of December 31, 1998, MEEMIC had in excess of 112,000 policies in force and had total consolidated assets of $239 million.

HOLDINGS

    Holdings was incorporated in Michigan in October 1998 to be the holding company for MEEMIC after the conversion. Before the conversion, Holdings will not engage in any significant operations. After the conversion, MEEMIC will become a wholly-owned subsidiary of Holdings. The primary assets of Holdings will be the outstanding capital stock of MEEMIC and a portion of the net proceeds of the offering.

STRATEGY

    MEEMIC's principal future strategies are to

    - respond to the needs of its policyholders by increasing its product line;

    - increase its presence in under-served areas of the state of Michigan;

    - diversify geographically by entering other states, either through licensing of MEEMIC in other jurisdictions or acquisition; and

    - reduce the expense ratio and maintain a high level of customer service through continued enhancement of MEEMIC's information and processing systems.

    We have started implementing these strategies and we view the conversion as a critical component of our strategic plan. The additional capital generated by the conversion will permit us to accelerate putting these strategies into place.

    To implement these strategies, we need funding to research and develop new products, appoint and train additional sales representatives and invest in new technology. The net proceeds from this offering will supply the additional funds necessary to support additional costs needed to implement these strategies for the next five years and provide additional funds necessary to support increased premium volume. In addition, the conversion and holding company structure will provide access to a broader range of financing sources by allowing us to sell equity and debt securities to the general public and to institutional investors who might not be able to invest in a privately held company. It will also allow us to use our stock instead of cash to acquire other companies if we determine that course to be prudent.

    EXPAND PRODUCT OFFERINGS. We recognize that the educational community has insurance needs beyond personal automobile and homeowners. Our vision is to become the company of choice to the educational community for insurance services. We expect to increase premium volume and retention through the addition of products providing coverage for such lines as recreational vehicles and personal umbrellas.

    We recently formed a product development department and hired a product manager to assess the risks associated with new lines, determine the best price for new products and help us coordinate the sale of new products with the sales force. By meeting the policyholders' need for a variety of products, we believe we can increase premium volume on current product lines as well as through sales of new products.


    INCREASED PRESENCE IN UNDER-SERVED AREAS OF MICHIGAN. With our acquisition of the sales agency in 1997, we have positioned ourselves to better control the sales and marketing of our products. We have started programs to better equip our sales force with the tools they need to service current policyholders and attract new policyholders.


    Even though our sales agency has approximately 90 sales representatives throughout the state, there are still many school districts without MEEMIC representation. We have started an aggressive campaign to appoint new producers and sub-producers to improve penetration of our products. A field marketing employee and a marketing trainer were added at the end of 1997 to give support to current sales representatives and help in making new sales representatives productive as quickly as possible.

    GEOGRAPHIC EXPANSION. Our goal is to achieve geographic diversification of risk outside of the State of Michigan in states which have different exposure to loss and regulatory environments that do not present undue regulatory interference. MEEMIC intends to achieve this goal through internal growth but it will examine opportunities for acquisition. These expansion efforts are not expected to begin for at least two years.

    EXPANDED SERVICE CAPABILITIES. We have historically been successful at retaining policyholders. Approximately 95% of policyholders continue after the first term, 87% continue after five years and some policyholders that started with MEEMIC in our first year of business are still on the books after 48 years. However, we know that we cannot continue with these retention rates in today's environment without enhancing our strong commitment to customer service. In 1998, we implemented a customer service department designed to receive and quickly resolve inquiries from policyholders. In addition, it will provide us access to policyholder feedback on how we can better serve our customers in the future.

    We also recognized several years ago that we could not expand without upgrading our information and processing system. To date, we have replaced the policy processing and claims systems and added a document management system. Currently underway are upgrades to the financial information systems, an agency system that provides a single entry, multiple company interface for the sales representatives and the telephone systems to make our customer service center more efficient.


    Goals of these new systems center on faster service to policyholders through reduced turnaround time on all transactions, expanded billing options, reduced paper handling and improved internal reporting. Streamlining operations through the use of technology will also help in improving MEEMIC's expense ratio. These are ongoing projects and capital raised through the conversion will be used to continue improving operations and service to policyholders.

PRODUCTS

    MEEMIC offers full coverage private passenger automobile and homeowners insurance primarily for educational employees and their immediate families in Michigan. Full coverage private passenger automobile is the dominant line, representing approximately 90% of direct premiums written, with homeowners coverages representing the balance. The following table sets forth the direct premiums written, net premiums earned, net loss ratios, expense ratios and combined ratios by product line for the periods indicated. The ratios are explained in "Management's Discussion and Analysis of Financial Condition and Results of Operations."


                                                                                    YEAR ENDED DECEMBER 31,
                                                             ----------------------------------------------------------------------
                                                                            % OF                    % OF                    % OF
                                                                1998        TOTAL       1997        TOTAL       1996        TOTAL
                                                             -----------  ---------  -----------  ---------  -----------  ---------
Direct premiums written:
  Homeowner................................................  $ 9,765,563        8.6% $ 7,878,519        7.4% $ 6,567,757        6.3%
  Personal automobile......................................  103,492,386       91.4%  98,471,060       92.6%  98,425,097       93.7%
                                                             -----------  ---------  -----------  ---------  -----------  ---------
    Total..................................................  $113,257,949     100.0% $106,349,579     100.0% $104,992,854     100.0%
                                                             -----------  ---------  -----------  ---------  -----------  ---------
                                                             -----------  ---------  -----------  ---------  -----------  ---------
Net premiums earned:
  Homeowner................................................  $ 4,743,946        7.4% $ 5,129,706        7.6% $ 5,366,784        8.6%
  Personal automobile......................................   59,296,530       92.6%  62,700,577       92.4%  57,130,103       91.4%
                                                             -----------  ---------  -----------  ---------  -----------  ---------
    Total..................................................  $64,040,476      100.0% $67,830,283      100.0% $62,496,887      100.0%
                                                             -----------  ---------  -----------  ---------  -----------  ---------
                                                             -----------  ---------  -----------  ---------  -----------  ---------
Loss and loss adjustment expenses ratios:
  Homeowner................................................                    93.0%                   92.9%                   78.3%
  Personal automobile......................................                    65.8%                   62.7%                   71.2%
    Total..................................................                    67.8%                   69.7%                   71.8%
Underwriting expense ratios:
  Homeowner................................................                    34.1%                   36.8%                   33.6%
  Personal automobile......................................                    18.6%                   23.7%                   24.9%
    Total..................................................                    19.8%                   24.6%                   25.7%
Combined ratios:
  Homeowner................................................                   127.1%                  129.7%                  111.9%
  Personal automobile......................................                    84.4%                   86.4%                   96.1%
    Total..................................................                    87.6%                   94.3%                   97.5%


    HOMEOWNERS. MEEMIC entered the homeowners market in Michigan in 1992 with a multi-peril policy for homeowners, condominium owners and renters. The homeowners policy, in addition to insuring the policyholder's primary residence, provides optional coverage for seasonal homes, dwellings under construction and some forms of watercraft. As of December 31, 1998, MEEMIC had 29,699 homeowner policies in force.

    PERSONAL AUTOMOBILE. MEEMIC's personal automobile policy provides policyholders with protection against claims resulting from bodily injury and property liability and automobile physical damage. When sold in conjunction with a homeowners policy, MEEMIC provides a multi-policy discount. As of December 31, 1998, MEEMIC had 82,963 personal automobile policies in force.

MARKETING

    MEEMIC markets its products through over 90 sales representatives associated with our sales agency, which is the exclusive distributor of our products. The representatives are unique in that most of them also belong to the educational community and engage in peer selling.

    Although we underwrite approximately 90% of the business produced by our sales agency, the agency represents and receives sales commissions from other insurance carriers which do business in Michigan. In general, these carriers offer products that MEEMIC does not currently offer, or insure a class of business that does not meet MEEMIC's underwriting guidelines. By offering complementary insurance products through other companies, MEEMIC's policyholders have the convenience of being able to purchase a full range of insurance products through a single agent. We benefit by having a base of potential customers for products we may intend to use in the future.

    The agency conducts quarterly meetings with its sales representatives, establishes benchmarks and goals, conducts technical training and sponsors continuing education programs. The agency representatives provide important information to us about the marketplace and needs of our customers. This information is used to develop new products and new product features. The agency recruits and trains new sales representatives to work in underserviced areas of the state. MEEMIC pays a fixed commission to the agency, which in turn pays its sales representatives a fixed base commission with some opportunity for a contingent bonus, based upon the agent's production.

    As of December 31, 1998, one sales representative accounted for over 5.5% of direct premiums written by MEEMIC. No other sales representative accounted for more than 5% of direct premiums written. The top 10 representatives accounted for 35% of direct premiums written.

    MEEMIC provides personal computer software that allows sales representatives to quote rates for homeowners and personal auto insurance. In addition, we have a home page on the internet for the public that is periodically updated with pertinent information on MEEMIC, its products, and how to locate a sales representative. Information contained on MEEMIC's home page is not part of this prospectus, and the offering is being made only on the basis of information contained in this prospectus.

UNDERWRITING

    We rely to a significant degree on information provided by our sales representatives in underwriting risks. Agency representatives have the authority to bind coverage for a thirty-day period. The majority of the representatives are involved with the educational community in a teaching capacity. This enhances the representatives' ability to act as field underwriters and pre-screen applicants.

    We evaluate and accept applications for insurance based on consistently applied underwriting guidelines. MEEMIC's processing system provides modifications for some of these guidelines and underwriting supervisors regularly audit the work of individual underwriters to ensure adherence to our guidelines. Our 22 underwriters monitor policyholder deviations from the underwriting guidelines to assist in decisions related to cancellation and non-renewal.

CLAIMS


    In responding to claims, we emphasize timely investigation, evaluation and fair settlement while controlling claims expense and maintaining adequate reserves. A staff of 64 experienced individuals provide prompt service with a caring attitude to policyholders and other claimants. Their commitment to quality service has proven to be a strong marketing tool for agency sales representatives.


    While the claims operation is centralized in Auburn Hills, Michigan, several multi-line resident adjusters are located in cities throughout Michigan. We have also established a network of automobile glass and body shops that provide damage appraisals and repairs according to established company guidelines. Independent adjusters are used when claim volume rises. A reinspection audit program ensures that repairs are completed timely, economically and to the satisfaction of the policyholder.

    Audits of liability claim files are conducted regularly by claims department managers and reinsurers. Less than 1% of all claims result in litigation. The majority of litigation is handled by MEEMIC's in-house legal counsel and monitored by the claims department.

REINSURANCE CEDED

    In accordance with industry practice, we transfer, or cede, to other insurance companies some of our potential liability under insurance policies we have underwritten. This practice helps us

    - reduce our net liability on individual risks,

    - reduce our risk from natural catastrophes,

    - stabilize our underwriting results, and

    - increase our underwriting capacity.

As payment for sharing a portion of our risk, we are also required to share a part of the premium we receive on the related policies. Transferring or ceding insurance liability to another insurance company is called "reinsurance."

    MEEMIC determines the amount and scope of reinsurance coverage to purchase each year based upon an evaluation of the risks accepted, consultations with reinsurance brokers and a review of market conditions, including the availability and pricing of reinsurance. For the years ended December 31, 1998 and 1997, MEEMIC ceded to reinsurers $47.1 million and $37.9 million of earned premiums, respectively.

    MEEMIC's reinsurance arrangements are generally renegotiated annually. Coverages described herein are in place for 1999.

    MEEMIC's largest net insured amount on any risk is $150,000. Individual property risks in excess of $150,000 are covered on an excess of loss basis up to $1,000,000 per risk. Casualty risks that are in excess of $150,000 are covered on an excess of loss basis, up to $3,000,000 per occurrence. Additionally, the Michigan Catastrophic Claims Association, or MCCA, provides wage loss and unlimited lifetime medical coverage in excess of $250,000 per occurrence for personal injury losses.

    Catastrophic reinsurance protects the ceding insurer from significant aggregate loss exposure arising from a single event such as windstorm, hail, tornado, hurricane, earthquake, riot, blizzard, freezing temperatures or other extraordinary events. We have purchased catastrophe reinsurance for automobile physical damage and homeowners property damage in four layers up to $13,500,000 in excess of $500,000 with each layer subject to a retention of 5%.

    We have a quota share reinsurance arrangement with ProNational under which we retain 60% and cede 40% of our liability remaining after the effects of our other reinsurance contracts. This arrangement protects us from high frequency and low severity type losses. We pay ProNational a reinsurance premium equal to 40% of premiums collected net of other reinsurance costs. Reinsurance premiums due ProNational are reduced by an amount equal to our actual expenses, or approximately 30% of the reinsurance premium. Although quota share reinsurance reduces our risk of loss, it also reduces our potential underwriting profits. The quota share reinsurance arrangement with ProNational has had, and will have, a material effect on our financial condition and results of operations.

    The following table identifies our principal reinsurers, their percentage participation in our aggregate reinsured risk based upon premiums paid by MEEMIC during 1998 and their respective A. M. Best ratings as of December 31, 1998. A.M. Best classifies "A" and "A-" ratings as "Excellent" and

"A++" ratings as "Superior". Other than the entities listed below, no single reinsurer's percentage participation in 1998 exceeded 3% of total ceded reinsurance premiums:


                                                   AMOUNTS
                                                 RECOVERABLE                          % OF
                                      A.M. BEST     FROM      1998 TOTAL CEDED  1998 TOTAL CEDED
                                       RATING    REINSURERS   PREMIUMS WRITTEN  PREMIUMS WRITTEN
                                      ---------  -----------  ----------------  ----------------
                                                    (DOLLARS IN THOUSANDS)
MCCA................................     --       $  33,634      $      853                1.8%
ProNational.........................     A-           8,641          42,694               90.7
American Re.........................     A++          3,141           1,815                3.9
CNA.................................      A           1,379             864                1.8
Dorinco Re..........................      A             212             315                0.7
Other...............................                    235             527                1.1
                                                 -----------        -------           --------
                                                  $  47,242      $   47,068              100.0%
                                                 -----------        -------           --------
                                                 -----------        -------           --------

    We annually review the financial stability of all of our reinsurers. This review includes a ratings analysis of each reinsurer participating in a reinsurance contract. On the basis of this review, as of December 31, 1998 and 1997, we concluded that there was no material risk of not being paid by our reinsurers. We have not experienced any material difficulties in collecting amounts due from reinsurers. We believe that our reinsurance is maintained with financially stable reinsurers and that any reinsurance security we have is adequate to protect our interests. However, our inability to collect on our reinsurance, or the inability of our reinsurers to make payments under the terms of reinsurance, due to insolvency or otherwise, could have a material adverse effect on our future results of operations and financial condition.

    The MCCA is an unincorporated nonprofit association created by Michigan law. Every insurer engaged in writing personal protection insurance coverage in Michigan is required to be a member of the MCCA. Although the MCCA acts in the same manner as a reinsurer, it is not an insurance company and hence is not rated by A.M. Best.

    Michigan law provides that the MCCA assessments charged to member companies for the reinsurance protection can be recognized in the rate-making process and passed on to policyholders. MCCA covers all personal injury losses incurred by MEEMIC and all other member companies in excess of $250,000. Member companies of the MCCA are charged an annual assessment, based on the number of vehicles for which coverage is written, to cover the losses reported by all member companies. Accordingly, there is no direct relationship between the annual premiums and losses ceded to MCCA. The MCCA requires large reserves to cover Michigan's lifetime medical benefits, which are paid out over many years. We review the actuarial projections provided by the MCCA to monitor our solvency. It is estimated that the MCCA currently has in excess of a $1 billion surplus.

LOSS AND LOSS ADJUSTMENT EXPENSE RESERVES

    MEEMIC is required by applicable insurance laws and regulations to maintain reserves for payment of losses and loss adjustment expenses for reported claims and for claims incurred but not reported, arising from policies that have been issued. These laws and regulations require that we provide for the ultimate cost of those claims without regard to how long it takes to settle them or the time value of money. The determination of reserves involves actuarial and statistical projections of what we expect to be the cost of the ultimate settlement and administration of such claims based on facts and circumstances then known, estimates of future trends in claims severity, and other variable factors such as inflation and changing judicial theories of liability.

    The estimation of ultimate liability for losses and loss adjustment expenses is an inherently uncertain process and does not represent an exact calculation of that liability. Our current reserve policy recognizes this uncertainty by maintaining reserves at a level providing for the possibility of adverse development relative to the estimation process. We do not discount our reserves to recognize the time value of money.

    When a claim is reported to MEEMIC, claims personnel establish a "case reserve" for the estimated amount of the ultimate payment. This estimate reflects an informed judgment based upon general insurance reserving practices and on the experience and knowledge of the estimator regarding the nature and value of the specific claim, the severity of injury or damage, and the policy provisions relating to the type of loss. Case reserves are periodically adjusted by the claims staff as more information becomes available.

    We maintain reserves for claims incurred but not reported to provide for future reporting of already incurred claims and developments on reported claims. The reserve for claims incurred but not reported is determined by estimating our ultimate liability for both reported and non-reported claims and then subtracting the case reserves for reported claims.

    Each quarter, we compute our estimated liability using principles and procedures applicable to the lines of business written. Our reserves are also considered annually by our independent auditors in connection with their audit of our financial statements. However, because the establishment of loss reserves is an inherently uncertain process, there can be no assurance that losses will not exceed our loss reserves. Adjustments in aggregate reserves, if any, are reflected in the operating results of the period during which such adjustments are made. As required by insurance regulatory authorities, we receive a statement of opinion by our appointed actuary concerning the adequacy of statutory reserves. The results of these actuarial studies have consistently indicated that our reserves are adequate.

    The following table provides a reconciliation of beginning and ending loss and loss adjustment expenses reserve balances of MEEMIC for the years ended December 31, 1998, 1997 and 1996, as prepared in accordance with generally accepted accounting principles.

                                                           YEARS ENDED DECEMBER 31,
                                                  -------------------------------------------
                                                      1998           1997           1996
                                                  -------------  -------------  -------------
Balance, beginning of year......................  $  84,920,578  $  80,352,682  $  71,114,057
  Less reinsurance balance recoverable..........     46,905,000     44,657,000     41,544,000
                                                  -------------  -------------  -------------
        Net balance, beginning of year..........     38,015,578     35,695,682     29,570,057

Incurred related to:
  Current year..................................     47,073,649     54,053,427     47,600,725
  Prior years...................................     (3,621,863)    (6,751,563)    (2,728,718)
                                                  -------------  -------------  -------------
        Total incurred..........................     43,451,786     47,301,864     44,872,007

Paid related to:
  Current year..................................     31,009,016     30,176,142     25,981,678
  Prior years...................................     11,493,680     14,805,826     12,764,704
                                                  -------------  -------------  -------------
        Total paid..............................     42,502,696     44,981,968     38,746,382
                                                  -------------  -------------  -------------
Net balance, end of year........................     38,964,668     38,015,578     35,695,682
Plus reinsurance balances recoverable...........     53,333,240     46,905,000     44,657,000
                                                  -------------  -------------  -------------
        Balance, end of year....................  $  92,297,908  $  84,920,578  $  80,352,682
                                                  -------------  -------------  -------------
                                                  -------------  -------------  -------------

    The following table shows the development of the net liability for unpaid losses and loss adjustment expenses from 1989 through 1998 for MEEMIC. The top line of the table shows the original estimated liabilities at the balance sheet date, including losses incurred but not yet reported. The upper portion of the table shows the cumulative amounts subsequently paid as of successive years with respect to the liability. The lower portion of the table shows the re-estimated amount of the previously recorded liability based on experience as of the end of each succeeding year. The estimates change as claims settle and more information becomes known about the ultimate frequency and severity of claims for individual years. The redundancy (DEFICIENCY) exists when the re-estimated liability at each December 31 is less (greater) than the prior liability estimate. The "cumulative redundancy" (DEFICIENCY) depicted in the table, for any particular calendar year, represents the aggregate change in the initial estimates over all subsequent calendar years.


    Management has reduced reserves for prior accident years at December 31, 1998, 1997 and 1996 by $3,621,863, $6,751,562 and $2,728,718, respectively. In
1994, the State of Michigan enacted legislative tort reform effective in 1996. These tort reform measures resulted in a significant increase in the number of claims reported to us in 1996 from attorneys attempting to file claims prior to the effective date of the new tort reform act. This changed the reporting pattern of claims and made it difficult for management to analyze data for reserves. The difficulty in analyzing the data along with the uncertainties of the effects of the new laws required management to establish higher reserves than it ordinarily would. As time has passed, the data and effects of the tort reform act have stabilized and management has reduced reserves related to prior accident years accordingly.

                                                                            YEAR ENDED DECEMBER 31,
                                             --------------------------------------------------------------------------------------
                                               1989       1990       1991       1992       1993       1994       1995       1996
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                                 (IN THOUSANDS)
Liability for unpaid losses and loss
  adjustment expenses net of reinsurance
  recoverable..............................  $  12,656  $  15,049  $  14,820  $  16,337  $  19,144  $  26,102  $  29,570  $  35,696

Cumulative net paid as of:
End of year................................      6,139      8,078      9,510      6,881     11,811     13,705     12,765     14,806
Two years later............................      9,428     12,460     11,333     13,184     17,814     19,047     19,012     19,747
Three years later..........................     10,986     14,116     15,315     15,343     19,830     21,833     21,411
Four years later...........................     11,575     15,331     15,981     16,310     20,608     23,859
Five years later...........................     11,991     15,462     16,295     16,721     20,972
Six years later............................     12,145     15,624     16,486     17,003
Seven years later..........................     12,253     15,764     16,694
Eight years later..........................     12,363     15,796
Nine years later...........................     12,382

Re-estimated net liability as of:
End of year................................     12,738     14,889     17,745     15,220     22,785     26,700     26,843     28,944
Two years later............................     12,117     16,759     14,750     17,996     23,138     25,353     25,166     28,845
Three years later..........................     12,626     15,563     17,131     18,548     22,180     24,547     25,175
Four years later...........................     12,161     16,101     18,258     17,602     21,837     24,568
Five years later...........................     12,454     17,076     17,057     17,561     21,880
Six years later............................     13,432     16,099     17,153     17,645
Seven years later..........................     12,567     16,228     17,233
Eight years later..........................     12,744     16,160
Nine years later...........................     12,688
Net cumulative (deficiency) redundancy.....        (32)    (1,111)    (2,413)    (1,308)    (2,736)     1,534      4,395      6,851
Gross liability--end of year...............                                                 58,802     69,007     71,114     80,353
Reinsurance recoverables...................                                                 39,658     42,905     41,544     44,657
                                                                                         ---------  ---------  ---------  ---------
Net liability--end of year.................                                                 19,144     26,102     29,570     35,696
                                                                                         ---------  ---------  ---------  ---------
                                                                                         ---------  ---------  ---------  ---------
Gross reestimated liability--latest........                                                 54,593     59,006     62,562     68,043
Reestimated reinsurance
  recoverables--latest.....................                                                 32,713     34,438     37,387     39,198
                                                                                         ---------  ---------  ---------  ---------
Net reestimated liability--latest..........                                                 21,880     24,568     25,175     28,845
                                                                                         ---------  ---------  ---------  ---------
                                                                                         ---------  ---------  ---------  ---------
Gross Cumulative (deficiency) redundancy...                                                  4,209     10,001      8,552     12,310
                                                                                         ---------  ---------  ---------  ---------
                                                                                         ---------  ---------  ---------  ---------


                                               1997       1998
                                             ---------  ---------

Liability for unpaid losses and loss
  adjustment expenses net of reinsurance
  recoverable..............................  $  38,016  $  38,965
Cumulative net paid as of:
End of year................................     11,492
Two years later............................
Three years later..........................
Four years later...........................
Five years later...........................
Six years later............................
Seven years later..........................
Eight years later..........................
Nine years later...........................
Re-estimated net liability as of:
End of year................................     34,392
Two years later............................
Three years later..........................
Four years later...........................
Five years later...........................
Six years later............................
Seven years later..........................
Eight years later..........................
Nine years later...........................
Net cumulative (deficiency) redundancy.....      3,624
Gross liability--end of year...............     84,921     92,298
Reinsurance recoverables...................     46,905     53,333
                                             ---------  ---------
Net liability--end of year.................     38,016     38,965
                                             ---------  ---------
                                             ---------  ---------
Gross reestimated liability--latest........     78,684
Reestimated reinsurance
  recoverables--latest.....................     44,292
                                             ---------
Net reestimated liability--latest..........     34,392
                                             ---------
                                             ---------
Gross Cumulative (deficiency) redundancy...      6,237
                                             ---------
                                             ---------

    In evaluating the information in the table above, it should be noted that each column includes the effects of changes in amounts for prior periods. The table does not present accident year or policy year development data. Conditions and trends that have affected the development of liabilities in the past may not necessarily occur in the future. Accordingly, it may not be appropriate to extrapolate future redundancies or deficiencies based on this table.

    As shown in the reserve development table, reserves established at year end 1994 through 1997 developed positively, or lower than expected. In 1990 to 1993, we reserved at the low end of the recommended actuarial range of estimates. During 1994, we began to state reserves on a more conservative basis by reserving above the midpoint of the actuarial range of reserve estimates. The change in reserving philosophy was necessary as the reserves established at the low end of the range for 1990 through 1993 had proven to be deficient. The change, which added $3.6 million to overall reserve levels, was not a change in actuarial methods, but rather a change in management estimates. The reserves estimated in both the earlier years and current years were stated within actuarially determined ranges. Statutory accounting principles require reserves to be reported on a net basis--i.e. after reinsurance. Generally accepted accounting principles require reserves to be reported on a gross basis--i.e. before reinsurance, with a corresponding asset established for the reinsurance recoverable. When compared on either a gross or net basis, the statutory and GAAP reserves are identical.

INVESTMENTS

    All of our investment securities are classified as available for sale in accordance with Statement of Financial Accounting Standard No. 115.

    An important component of our operating results has been the return on invested assets. Our investment objective is to maximize current returns while maintaining safety of capital together with adequate liquidity for our insurance operations. As of December 31, 1998, 100% of our investment portfolio consisted of investment grade fixed income securities and short-term investments. Approximately 67.4% of our fixed income portfolio was rated AAA by Standard & Poor's as of December 31, 1998, and the portfolio had an average credit quality rating of AA. Our investments are managed by an outside investment advisor.

    The following table sets forth information concerning our investments. In our financial statements, investments are carried at fair value as established by quoted market prices on secondary markets. The cost column in the table represents the original cost of preferred stock and the original cost of fixed income securities as adjusted for amortization of premium and accretion of discount.

                                                                      COST     FAIR VALUE     COST     FAIR VALUE
                                                                   ----------  ----------  ----------  ----------
                                                                    AT DECEMBER 31, 1998    AT DECEMBER 31, 1997
                                                                   ----------------------  ----------------------
                                                                                   (IN THOUSANDS)
Fixed income securities
    United States government and government agencies and
      authorities................................................  $   18,708  $   18,982  $   18,067  $   18,158
    Obligations of states, municipalities and political
      subdivisions...............................................      47,520      48,908      42,441      43,623
    Corporate obligations........................................      19,233      19,713      16,127      16,448
    Collateralized mortgage obligations..........................      23,917      24,299      20,261      20,524
    Asset backed securities......................................       8,995       9,185       8,997       9,027
                                                                   ----------  ----------  ----------  ----------
      Total fixed income securities:.............................     118,373     121,087     105,893     107,780
Preferred stock..................................................       1,823       1,909       1,827       1,869
                                                                   ----------  ----------  ----------  ----------
  Total..........................................................  $  120,196  $  122,996  $  107,720  $  109,649
                                                                   ----------  ----------  ----------  ----------
                                                                   ----------  ----------  ----------  ----------

    The table below sets forth the maturity profile of our combined fixed maturity investments as of December 31, 1998, substituting average life for mortgage-backed securities. Fixed maturities are carried at fair value in the consolidated financial statements of MEEMIC. Collateralized and asset-backed securities consist of mortgage pass-through holdings and securities backed by credit card receivables, auto loans and home equity loans. These securities follow a structured principal repayment schedule and are rated "AA" or better by Standard & Poor's. These securities are presented separately in the maturity schedule due to the inherent risk associated with prepayment.

                                                                                AMORTIZED               PORTION OF
                                                                                   COST     FAIR VALUE  FAIR VALUE
                                                                                ----------  ----------  -----------
                                                                                          (IN THOUSANDS)
1 year or less................................................................  $    8,217  $    8,295         6.7%
More than 1 year through 5 years..............................................      42,401      43,488        35.4
More than 5 years through 10 years............................................      28,336      29,198        23.7
More than 10 years............................................................       6,507       6,621         5.4
Collateralized and asset backed securities....................................      32,912      33,485        27.2
Redeemable preferred stocks...................................................       1,823       1,909         1.6
                                                                                ----------  ----------       -----
                                                                                $  120,196  $  122,996       100.0%
                                                                                ----------  ----------       -----
                                                                                ----------  ----------       -----

    The average duration of our fixed maturity investments, including collateralized and asset backed securities which are subject to paydown, as of December 31, 1998, was approximately 2.7 years. As a result, the market value of our investments may fluctuate significantly in response to changes in interest rates. In addition, we may experience investment losses to the extent our liquidity needs require the disposition of fixed maturity securities in unfavorable interest rate environments.

    Our net investment income and the annualized total rate of return which includes both income and changes in the market value of securities, for the three years ended December 31, 1998, 1997 and 1996 were as follows:

                                                                                  YEAR ENDED DECEMBER 31,
                                                                          ----------------------------------------
                                                                              1998          1997          1996
                                                                          ------------  ------------  ------------
Net investment income...................................................  $  6,958,429  $  6,676,783  $  5,150,035
Annualized total rate of return.........................................          6.74%         6.89%         4.75%

A. M. BEST RATING

    A. M. Best Company, which rates insurance companies based on factors of concern to policyholders, currently assigns an "A-" (Excellent) rating (its fourth highest rating category out of 15 categories) to MEEMIC. A. M. Best assigns "A" or "A-" ratings to companies which, in its opinion, have demonstrated excellent overall performance when compared to the standards established by A. M. Best. Companies rated "A" and "A-" have a strong ability to meet their obligations to policyholders over a long period of time. In evaluating our financial and operating performance, A. M. Best reviews our profitability, leverage and liquidity, as well as our book of business, the adequacy and soundness of our reinsurance, the quality and estimated market value of our assets, the adequacy of our loss reserves, the adequacy of our surplus, our capital structure, the experience and competency of our management and our market presence. No assurance can be given that A. M. Best will not reduce our current rating in the future.


    A.M. Best ratings are not directed toward the protection of investors. As such, our A.M. Best rating should not be relied upon as a basis for an investment decision to purchase common stock.

COMPETITION

    The property and casualty insurance business is highly competitive. We have many Michigan-based competitors, as well as competitors from other states, for our insurance products. Some of these competitors are larger and have much greater financial, technical and operating resources than we have. We compete primarily based on the following factors:

    - the price of our insurance products,

    - the quality of our insurance products,

    - the quality and speed of our service and claims response,

    - our financial strength,

    - our A. M. Best and other ratings,

    - our sales and marketing capability, and

    - our technical expertise.

Our ability to compete successfully depends on a number of factors, many of which are out of our control, such as market conditions, A. M. Best and other ratings, and regulatory conditions.

INSURANCE REGULATORY MATTERS

    GENERAL. Insurance companies are subject to supervision and regulation in the states in which they transact business relating to numerous aspects of their business and financial condition. The primary purpose of this supervision and regulation is to protect policyholders. The extent of such regulation varies, but generally derives from state statutes which delegate regulatory, supervisory and administrative authority to state insurance departments.

    Michigan insurance companies such as MEEMIC are subject to supervision and regulation by the Michigan Insurance Bureau. The authority of the Bureau includes:

    - establishing standards of solvency which must be met and maintained by insurers,

    - licensing insurers and agents to do business,

    - establishing guidelines for the nature of and limitations on investments by insurers,

    - reviewing premium rates for various lines of insurance,

    - reviewing the provisions which insurers must make for current losses and future liabilities,

    - reviewing transactions involving a change in control and

    - approving policy forms.

    The Bureau also requires the filing of annual and other reports relating to the financial condition of insurance companies doing business in Michigan.

    Examinations are regularly conducted by the Bureau every three to five years. The Bureau's last examination of MEEMIC was as of December 31, 1997. This examination did not result in any adjustments to the financial position of MEEMIC. In addition, there were no substantive qualitative matters indicated in the examination report that had a material adverse impact on the operations of MEEMIC.

    RISK-BASED CAPITAL REQUIREMENTS. In addition to state-imposed insurance laws and regulations, the Bureau administers the requirements adopted by the National Association of Insurance Commissioners, or NAIC, that require insurance companies to calculate and report information under a risk-based formula that attempts to measure capital and surplus needs based on the risks in a company's mix of products and investment portfolio. Under the formula, we first determine our risk-based capital base level by taking into account risks with respect to our assets and underwriting risks relating to our liabilities and obligations. We then compare our "total adjusted capital" to the base level. Our "total adjusted capital" is determined by subtracting our liabilities from our assets in accordance with rules established by the Bureau.

    The following table highlights the ramifications of the various ranges of non-compliance. The ratios represent the relationship of a company's total adjusted capital to its risk-based capital base level.

RATIO AND CATEGORY                                                        ACTION
---------------------------------------  ------------------------------------------------------------------------

2.0 or more                              None--in compliance

1.5--1.99: Company Action                Company must submit a comprehensive plan to the regulatory authority discussing proposed corrective actions to improve the capital position

1.0--1.49: Regulatory Action             Regulatory authority will perform a special examination of the company and issue an order specifying corrective actions that must be taken

0.7--0.99: Authorized Control            Regulatory authority may take any action it deems necessary, including placing the company under regulatory control

Less than 0.7: Mandatory Control         Regulatory authority is required to place the company under regulatory control

    MEEMIC's ratio has always exceeded 2.0 in the past, but there can be no assurance that the requirements applicable to MEEMIC will not increase in the future. As of December 31, 1998, MEEMIC's risk-based capital base level was $4,865,225 and its total adjusted capital was $40,372,903, yielding a ratio of 8.3.

    IRIS REQUIREMENTS. The NAIC has also developed a set of financial ratios, referred to as the Insurance Regulatory Information System, or IRIS, for use by state insurance regulators in monitoring the financial condition of insurance companies. The NAIC has established an acceptable range of values for each of the IRIS financial ratios. Generally, an insurance company will become the subject of increased scrutiny when four or more of its IRIS ratio results fall outside the range deemed acceptable by the NAIC. The nature of increased regulatory scrutiny resulting from IRIS ratio results outside the acceptable range is subject to the judgment of the applicable state insurance department, but generally will result in accelerated review of annual and quarterly filings. Depending on the nature and severity of the underlying cause of the IRIS ratio results being outside the acceptable range, increased regulatory scrutiny could range from increased but informal regulatory oversight to placing a company under regulatory control.

    For 1997 and 1996, all of our results were within the acceptable range for any IRIS tests. For 1998, MEEMIC's investment yield was marginally outside the acceptable range. Under statutory accounting, interest expense on the surplus note is treated as a reduction in investment income, causing the low value. For 1998, our IRIS ratios were as follows:

                                                                                             NAIC UNUSUAL VALUES
                                                                                                                     MEEMIC
                                                                                             --------------------  RESULTS FOR
IRIS RATIOS                                                                                    OVER       UNDER       1998
-------------------------------------------------------------------------------------------  ---------  ---------  -----------

        1  Gross Premiums to Surplus.......................................................        900                  280.5

       1A  Net Premium to Surplus..........................................................        300                  163.9

        2  Change in Net Writings..........................................................         33        -33       -11.7

        3  Surplus Aid to Surplus..........................................................         15                    N/A

        4  Two-Year Overall Operating Ratio................................................        100                   84.3

        5  Investment Yield................................................................         10        4.5         4.4

        6  Change in Surplus...............................................................         50        -10        14.5

        7  Liabilities to Liquid Assets....................................................        105                   71.9

        8  Agents' Balances to Surplus.....................................................         40                    N/A

        9  One-Year Reserve Development to Surplus.........................................         20                   -6.1

       10  Two-Year Reserve Development to Surplus.........................................         20                  -20.5

       11  Estimated Current Reserve Deficiency to Surplus.................................         25                  -17.2

    GUARANTY FUND. We participate in the Property and Casualty Guaranty Association of the State of Michigan, which protects policyholders and claimants against losses due to insolvency of insurers. When an insolvency occurs, the Association is authorized to assess member companies up to the amount of the shortfall of funds, including expenses. Member companies are assessed based on the type and amount of insurance written during the previous calendar year. MEEMIC makes accruals for its portion of assessments when notified of assessments by the Association.

    HOLDING COMPANY REGULATION. Most states, including Michigan, have enacted legislation that regulates insurance holding company systems. Each insurance company in a holding company system is required to register with the insurance supervisory agency of its state of domicile and furnish information concerning the operations of companies within the holding company system that may materially affect the operations, management or financial condition of the insurers within the system. These laws permit the Bureau and any other relevant insurance departments to examine MEEMIC, Holdings and their respective insurance subsidiaries at any time, to require disclosure of material transactions between MEEMIC, Holdings and Professionals and to require prior approval of transactions, such as extraordinary dividends from MEEMIC to Holdings. All transactions within the holding company system between MEEMIC, Holdings, Professionals and their respective subsidiaries must be fair and equitable. Under Michigan law, the maximum dividend that may be paid by MEEMIC to Holdings during any twelve-month period without prior approval of the Bureau is the greater of 10% of MEEMIC's statutory surplus as reported on the most recent annual statement filed with the Bureau, and the net income of MEEMIC for the period covered by such annual statement. As of December 31, 1998, amounts available for payment of dividends without the prior approval of the Bureau would have been approximately $6 million.

    CHANGE IN CONTROL. The Insurance Code requires that the Insurance Commissioner receive prior notice of and approve a change of control for either MEEMIC or Holdings. The Insurance Code contains a complete definition of "control." In simplified terms, a person, corporation, or other entity would obtain "control" of MEEMIC or Holdings if they possessed, had a right to acquire possession, or had the power to direct any other person acquiring possession, directly or indirectly, 10% or more of the voting securities of either company. To obtain approval for a change of control, the proposed acquiror must file an application with the Insurance Commissioner containing detailed information such as the identity and background of the acquiror and its affiliates, the sources of and amount of funds to be used to effect the acquisition, and financial information regarding the proposed acquiror. The Insurance Commissioner has approved Professionals' acquisition of control over MEEMIC and Holdings.

    MICHIGAN NO-FAULT AUTOMOBILE INSURANCE. Under a pure no-fault automobile insurance system, responsibility for an automobile accident is not at issue. Each policyholder's own insurance company pays for his or her medical expenses and lost wages, regardless of who caused the accident, and the individuals relinquish the right to sue to recover damages. The objective of such a system is to eliminate the delays and costs of court disputes associated with the tort system, encourage prompt payment of compensation and return a larger percentage of insurance premium dollars to accident victims. No state has yet adopted a pure no-fault system.

    Michigan's modified no-fault system, originally enacted in 1973, limits lawsuits relating to automobile accidents. For example, a suit for damages is permitted under Michigan's no-fault law when an injured person has suffered death, permanent serious disfigurement or serious impairment of body function. Damages are assessed on the basis of comparative fault, except that damages will not be assessed in favor of a party who is more than 50% at fault.

    Michigan's no-fault law also requires insurers to provide unlimited medical coverage to automobile accident victims. The cost of providing such unlimited medical coverage has somewhat offset the savings typically associated with a non-monetary threshold. In response, the Michigan Catastrophic Claims Association was established to spread the costs of medical coverage to all policyholders. The MCCA essentially acts as a reinsurer for all Michigan automobile insurers, reimbursing for amounts paid on personal injury protection claims in excess of $250,000. Participation is required for all Michigan-licensed automobile and motorcycle insurers.

    THE MICHIGAN ESSENTIAL INSURANCE ACT. The Essential Insurance Act requires an insurer to insure every applicant for automobile insurance who meets the minimum requirements and the insurer's underwriting rules. The underwriting rules must be applied uniformly to all applicants and policyholders. Each insurer must file its underwriting rules with the Insurance Commissioner. In addition, the Essential Insurance Act also limits rating criteria that insurers may employ, requires insurers to develop a "secondary" or merit rating plan under which premium surcharges are levied on poor drivers, establishes a joint underwriting association to provide insurance to individuals who cannot obtain coverage in the insurance market and regulates other types of coverages and informational requirements.

    According to the provisions of the Essential Insurance Act, insurers whose statutory surplus as of December 31, 1979 was $4,000,000 or less could file for an exemption. MEEMIC filed and received an exemption from the provisions of the Essential Insurance Act. We cannot predict whether MEEMIC's exemption from the Essential Insurance Act will be continued.

LITIGATION

    Holdings is not currently subject to any material litigation. As a personal lines insurer, we have many routine matters in current litigation. It is not anticipated that these routine cases will have a material adverse effect on our financial condition and results of operations.

EMPLOYEES

    As of December 31, 1998, we had 207 employees. None of the employees are covered by a collective bargaining unit and we believe that employee relations are good.

PROFESSIONALS

    Upon completion of the conversion, Professionals or a subsidiary of Professionals will hold a minimum of 2,302,209 shares of common stock, and may own more than a majority of the common stock. In addition, the current board of directors of MEEMIC is comprised of nominees of Professionals as a result of the 1997 transaction. See "The Conversion--Background." Consequently, information about Professionals may be important to you.

    Professionals was incorporated in Michigan in 1996 for the purpose of serving as the holding company for ProNational and other subsidiaries. Professionals had consolidated assets of $889 million and $848 million at December 31, 1998 and 1997, respectively. Its principal executive offices are located at 2600 Professionals Drive, Okemos, Michigan 48864, and its telephone number is (517) 349-6500.

    Professionals is subject to the informational requirements of the Securities Exchange Act of 1934. In accordance with the requirements of the Exchange Act, Professionals files proxy statements and annual, quarterly and current reports with the Commission. This information can be read and copied at the Commission's Public Reference Room at 450 Fifth Street, N. W., Washington, D. C. 20549. Information about the operation of the Public Reference Room can be obtained by calling the Commission at 1-800-SEC-0330. You may also obtain copies of the proxy statements and reports filed at the Commission at the Commission's website at http://www.sec.gov. Professionals is traded on Nasdaq under the symbol "PICM."

PRONATIONAL

    In addition to being the principal operating subsidiary of Professionals, ProNational reinsures a substantial portion of MEEMIC's insurance risk under the quota share reinsurance agreement. Consequently, information about ProNational may be important to you.

    ProNational is a wholly-owned subsidiary of Professionals and a stock insurance company incorporated under the Insurance Code in 1980. ProNational began operations on June 27, 1980 as Physicians Insurance Company of Michigan by assuming the assets and liabilities of the Brown-McNeely Insurance Fund. The Brown-McNeely Insurance Fund was created by the State of Michigan in 1975 to provide doctors with an effective and reliable source of medical malpractice insurance. The name of Physicians Insurance Company of Michigan was changed on August 18, 1994 to PICOM Insurance Company and on July 1, 1998 to ProNational. ProNational actively sells medical professional liability insurance in Michigan, Florida, Illinois, Indiana, Ohio and Pennsylvania and is licensed in six additional states. ProNational began insuring physicians and physician clinics upon its organization in 1980 and began insuring dentists in 1983. Coverages for hospitals and other health care institutions were added in 1993 and coverages for professional liability to lawyers and law firms were added in 1994.

    ProNational has also grown through acquisition and merger. In 1995, ProNational acquired the rights to renew the Illinois book of business of a physician controlled insurer in that state. In 1996, ProNational acquired the attorney-in-fact of an Indiana reciprocal that specialized in medical malpractice insurance and renewed the business through ProNational. On July 1, 1998, Physicians Protective Trust Fund of Coral Gables, Florida merged into ProNational, thus providing ProNational with regional diversification and a larger insured base. For the year ended December 31, 1998, ProNational had net earned premiums of $153.4 million, including assumed earned reinsurance premiums of $47.8 million, and is rated A-(Excellent) by A.M. Best.

                                   MANAGEMENT

DIRECTORS

    According to the bylaws of Holdings, directors will be elected at each annual meeting of the shareholders. Each director will hold office until the next annual meeting of shareholders and until a successor is elected and qualified, or until he resigns or is removed. The board of directors of Holdings serves without compensation, but may be reimbursed for actual reasonable expenses incurred in connection with their duties. The directors may receive awards pursuant to Holdings' stock compensation plan and did receive awards under MEEMIC's incentive plan during 1998. See "Management--Management Remuneration."

    Set forth below is information about the directors of Holdings, each of whom has served on the board since October 1998.

    VICTOR T. ADAMO, ESQ., 51, has been a director and Chairman of the Board of Directors of MEEMIC since May 1997 and Chairman of the Board of Holdings since October 1998. Mr. Adamo is the Chief Executive Officer and a director of Professionals, positions he has held since 1996 and a director of ProNational, where he has held various positions including Chief Executive Officer, since 1985. Prior to joining ProNational, Mr. Adamo was in private legal practice from 1975 to 1985 and represented ProNational in corporate legal matters. Mr. Adamo is a graduate of The University of Michigan and New York University School of Law and is a Chartered Property Casualty Underwriter.

    R. KEVIN CLINTON, FCAS, MAAA, 44, has been the President and a director of MEEMIC since May 1997. Mr. Clinton has been a Vice President and Chief Financial Officer of Professionals since 1996 and a director of Professionals since September 1997. Mr. Clinton served as a Vice President, Treasurer and Actuary of ProNational from 1990 through June 1997. Prior to becoming an officer of ProNational, Mr. Clinton was ProNational's consulting actuary from 1986 to 1990. He formerly served as the Actuary for the Michigan Insurance Bureau and in the actuarial department of Michigan Mutual Insurance Company. Mr. Clinton is a Fellow of the Casualty Actuarial Society and a Member of the American Academy of Actuaries. Mr. Clinton is a graduate of The University of Michigan where he received a bachelor's degree in business administration and a master's degree in actuarial science.

    ANNETTE E. FLOOD, ESQ., R.N., 40, has been a director of MEEMIC since May 1997. She has been the Secretary of Professionals since 1996. Ms. Flood is Vice President, Corporate Secretary and Legal Counsel of ProNational. Prior to joining ProNational in 1992, Ms. Flood was employed by Lansing General Hospital, Lansing, Michigan, from 1986 to 1992, most recently in the capacity of Vice President, Legal Services and Quality Management. Prior to joining the Lansing General Hospital Staff, Ms. Flood was an attorney in the litigation section of the law firm of Dykema Gossett PLLC, Lansing, Michigan. Ms. Flood has a B.A. degree in nursing from The University of Michigan and a law degree from Wayne State University Law School.

    THOMAS E. HOEG, ESQ., 45, has been a Director of MEEMIC since May 1997. Mr. Hoeg is the Executive Vice President and Chief Operating Officer of Amerisure Companies. Prior to joining Amerisure, he was a partner in the Lansing law firm of Foster, Swift, Collins & Smith and was President of the Michigan Insurance Federation and a Board member of the Michigan Automobile Insurance Placement Facility. Mr. Hoeg is a graduate of Northwestern University and the University of Illinois College of Law.

    LYNN M. KALINOWSKI, 47, has been a director of MEEMIC since May 1997 and is the Executive Vice President for MEEMIC. Prior to joining MEEMIC in 1993, Mr. Kalinowski was the President of Southern Michigan Mutual Insurance Company and previously served as Director of Financial Analysis for the Michigan Insurance Bureau.

    JAMES O. WOOD, FCAS, MAAA, 56, has been a director of MEEMIC since October 1998, when he was elected by the board of directors to complete the term of former director W. Peter McCabe, M.D.

Mr. Wood became an independent consulting actuary on April 1, 1997, when he retired from Tillinghast-Towers Perrin. He has continued to work with several Tillinghast clients as an independent contractor for Tillinghast. From 1979 to 1997, Mr. Wood was a Principal and Consulting Actuary of Tillinghast-Towers Perrin whereby he served as one of four managing principals for fifteen of his twenty-one plus years with Tillinghast. He provided ratemaking, reserving and financial planning advice to a majority of the medical malpractice insurers formed during the 1970s. Mr. Wood was chairman of the American Academy of Actuaries Task Force on Self-Insured Trusts and published the Task Force's professional guidelines for actuaries involved in self-insurance assignments. Prior to joining Tillingast, Mr. Wood was with the Aetna Life & Casualty Company as the actuarial officer in charge of commercial lines rates. Mr. Wood is a Fellow of the Casualty Actuarial Society and a Member of the American Academy of Actuaries. Mr. Wood is a graduate of Memphis State University and holds a Bachelor of Science in mathematics and a Master of Science in mathematical statistics.

EXECUTIVE OFFICERS

    Set forth below is information about the executive officers of Holdings and MEEMIC.

NAME                     AGE  POSITION WITH HOLDINGS     POSITION WITH MEEMIC
-----------------------  --- ------------------------  ------------------------

R. Kevin Clinton.......  44  President and Chief       President and Chief
                             Executive Officer         Executive Officer

Harold F. Eppley.......  51             --             Vice President--Claims

Annette E. Flood.......  40  Secretary                 Secretary

Lynn M. Kalinowski.....  47             --             Executive Vice President

M. Kay Rickenbaugh.....  54             --             Senior Vice President,
                                                       Chief Operating Officer
                                                         and Assistant
                                                         Secretary

William P. Sabados.....  49             --             Vice President and Chief
                                                         Information Officer

Christine C. Schmitt...  42  Treasurer and Chief       Senior Vice President,
                             Financial Officer         Treasurer and Chief
                                                         Financial Officer

Judith P. Walczak......  60             --             Vice
                                                       President--Underwriting

    The executive officers of Holdings and MEEMIC serve at the pleasure of the board and are elected or appointed by the respective board of directors at each of its annual meetings following the annual meeting of shareholders.

    For information with respect to Messrs. Clinton and Kalinowski and Ms. Flood, see "Management--Directors" above.

    HAROLD F. EPPLEY is Vice President of Claims of MEEMIC. Mr. Eppley has been an officer of the Company since 1994. Mr. Eppley was previously a Branch Claims Manager of Citizens Insurance Company of America for five years and was in various positions within the Claims Department at Amerisure Company for 18 years.

    M. KAY RICKENBAUGH is Senior Vice President and Chief Operating Officer of MEEMIC, joining the Company in 1995. Prior to joining MEEMIC, Ms. Rickenbaugh was Executive Vice President of Tennessee Insurance Company, Vice President of Permanent General Companies and an officer of Progressive Casualty Insurance Company. Ms. Rickenbaugh is a graduate of Case Western Reserve University and is a Certified Public Accountant and a Certified Employee Benefit Specialist.

    WILLIAM P. SABADOS is Vice President and Chief Information Officer of MEEMIC, joining the Company as an officer in 1997. Mr. Sabados is also Chief Information Officer of Professionals and ProNational. From 1987 to 1997, he was Vice President of Information Systems for the Investor Insurance Group and has been active in the insurance field for over 20 years.

    CHRISTINE C. SCHMITT is Senior Vice President and Chief Financial Officer of MEEMIC, joining the Company in 1993. Prior to joining MEEMIC, Ms. Schmitt was Director of Finance of the Hayman Company, a property management company. Ms. Schmitt is a Certified Public Accountant with thirteen years experience with the public accounting firm of Coopers & Lybrand L.L.P. She is a graduate of Wayne State University with a B.S. degree in accounting.

    JUDITH P. WALCZAK joined MEEMIC in 1966 as an automobile insurance underwriter. She has served as Vice President of Underwriting since 1988 and oversees both the automobile and homeowners underwriting departments.

MANAGEMENT REMUNERATION

    The executive officers of Holdings have received no compensation from Holdings since its formation. The following table sets forth information regarding the compensation of MEEMIC's chief executive officer and the four most highly compensated executive officers of MEEMIC for the last three completed fiscal years whose salary and bonus exceeded $100,000 in 1998.

                           SUMMARY COMPENSATION TABLE


                                                                        LONG TERM COMPENSATION
                                                           ------------------------------------------------
                                                                 AWARDS(2)          PAYOUTS
                                                           ---------------------   ---------
                                    ANNUAL COMPENSATION    RESTRICTED              INCENTIVE
                                  -----------------------    STOCK      OPTIONS/     PLAN       ALL OTHER
                                         SALARY    BONUS     AWARDS       SARS      PAYOUT     COMPENSATION(3)
NAME AND PRINCIPAL POSITION       YEAR    ($)       ($)       ($)         (#)         ($)          ($)
--------------------------------  ----  --------  -------  ----------   --------   ---------   ------------
R. Kevin Clinton(1) ............  1998  $279,011  $150,000   --          --           --         $188,374
  President and Chief Executive   1997  $222,021  $150,000   --         40,000        --         $174,848
  Officer                         1996  $217,861  $18,906  57,$820       --           --         $29,368

Lynn M. Kalinowski .............  1998  $167,218  $52,966    --          --           --         $90,327
  Executive Vice President        1997  $167,218  $37,500    --          --           --         $86,221
                                  1996  $160,248  $50,000    --          --         $47,098      $21,868

M. Kay Rickenbaugh .............  1998  $145,365  $41,160    --          --           --         $88,968
  Senior Vice President and       1997  $139,256  $45,693    --          --           --         $80,780
  Chief Operating Officer         1996  $133,900  $40,000    --          --         $47,098      $17,452

Christine C. Schmitt ...........  1998  $110,000  $43,746    --          --           --         $83,117
  Senior Vice President,          1997  $101,228  $32,640    --          --           --         $76,947
  Treasurer and Chief Financial   1996  $ 97,335  $40,000    --          --         $47,098      $11,710
  Officer

William P. Sabados(1) ..........  1998  $113,996  $36,000    --          --           --         $80,793
  Vice President and Chief        1997  $ 90,791  $30,000    --          --           --         $82,055
  Information Officer             1996     --       --       --          --           --         $     0


------------------------------

(1) Messrs. Clinton's and Sabados' compensation as officers of MEEMIC is paid by ProNational pursuant to the management services agreement with Professionals. As such, compensation and participation in incentive plans are pursuant to compensation decisions and incentive plans of ProNational and not of MEEMIC or Holdings. Under the management services agreement, Messrs. Clinton and Sabados currently spend 95% and 80% of their time, respectively, working at MEEMIC. As noted below, in connection with the conversion the management services agreement will be terminated and Messrs. Clinton and Sabados will become employees of MEEMIC.

(2) Restricted stock awards and options awarded to Mr. Clinton were issued pursuant to the compensation plans of Professionals and/or ProNational and are for shares of, or options for shares of, the stock of Professionals and not of MEEMIC or Holdings.

(3) Amounts shown for 1998 consist of contributions under the MEEMIC Retirement and Savings Plan and the MEEMIC Supplemental Retirement Plan for the benefit of Mr. Kalinowski, Ms. Rickenbaugh and Ms. Schmitt. Amounts included in 1998 for Mr. Sabados consist of a matching contribution to purchases of Professionals common stock under the Professionals stock purchase plan of $4,063 and contributions under the ProNational pension plans for the benefit of Mr. Sabados of $10,730. Amounts included for Mr. Clinton consist of a matching contribution to purchases of Professionals common stock under the Professionals stock purchase plan of $7,500 and contributions under the ProNational pension plans for the benefit of Mr. Clinton of $22,874. Additionally, amounts in this column include awards made to each of the officers pursuant to MEEMIC's incentive plan for 1998. The amount of each incentive plan award is set forth under "Management--Incentive Plan." Awards made in 1998 pursuant to the incentive plan do not vest until December 31, 2002.

    INCENTIVE PLAN. MEEMIC's incentive plan was adopted to create incentives for management and directors of MEEMIC by permitting incentive plan awards which could grow in value based upon increases in the surplus of MEEMIC. The incentive plan provides for incentive awards to be granted to managers and officers in the discretion of the board of directors based on individual and company performance. Incentive awards granted vest five years after being awarded, with exceptions for death, disability and other limited circumstances. The maximum amount of an incentive plan award by MEEMIC cannot exceed $200,000 per participant per year. The valuation of incentive payout is based on growth in MEEMIC's surplus assets over a five year vesting period and then valued at one of five different award levels as determined for each participant by the board of directors. No awards will be made under the incentive plan after the conversion.

    The following table sets forth the incentive plan awards made by MEEMIC to its chief executive officer and the four most highly compensated officers during 1998.

                                  INCENTIVE PLAN--AWARDS IN LAST FISCAL YEAR
                             ----------------------------------------------------
                                               PERFORMANCE OR    ESTIMATED FUTURE
                             UNIT VALUATION     OTHER PERIOD      PAYOUTS UNDER
                              AWARD LEVEL     UNTIL MATURATION      NON-STOCK
NAME                            GRANTED           OR PAYOUT      PRICE-BASED PLAN
---------------------------  --------------   -----------------  ----------------

R. Kevin Clinton...........     $   300       December 31, 2002    $   158,000

Lynn M. Kalinowski.........     $   125       December 31, 2002    $    66,000

M. Kay Rickenbaugh.........     $   125       December 31, 2002    $    66,000

Christine C. Schmitt.......     $   125       December 31, 2002    $    66,000

William P. Sabados.........     $   125       December 31, 2002    $    66,000

In addition, for service as a MEEMIC director, each of the non-officer directors of Holdings except Mr. Wood was granted an award during 1998 under the incentive plan with an estimated future payout upon vesting of approximately $66,000.

    MEEMIC's board of directors has made a determination under the incentive plan to allow participants to use plan awards to purchase shares in this offering. Such shares would be held by a trust established by MEEMIC for this purpose under the terms of the incentive plan until vested and paid out under the terms of the plan.

    EMPLOYEE CONTRACTS. Holdings does not currently have any employment contracts, termination agreements or change in control agreements with any executive officers. MEEMIC, however, has a severance agreement with Mr. Kalinowski providing generally for a severance payment in the event of termination of employment or in the event of a change of control of MEEMIC. Mr. Kalinowski's agreement provides for a severance payment primarily consisting of a lump sum payment equal to a maximum amount of 24 times his average monthly income for the previous year. Mr. Kalinowski's agreement is effective for so long as he is employed by MEEMIC. The current value of Mr. Kalinowski's severance package is approximately $400,000.

    THE STOCK COMPENSATION PLAN. In October 1998, Holdings' board of directors and sole shareholder adopted a stock compensation plan to provide performance-based compensation to officers, directors and employees of Holdings and MEEMIC. Pursuant to the stock compensation plan, 300,000 shares are being reserved for future issuance by Holdings upon exercise of stock options. If awards should expire, become unexercisable or be forfeited for any reason without having been exercised or without becoming vested in full, the shares of common stock subject to such awards would, unless the stock compensation plan shall have been terminated, be available for the grant of additional awards under the stock compensation plan.

    The stock compensation plan may be administered by either the board of directors of Holdings or a committee of at least two directors of Holdings who are designated by the board of directors and who are "non-employee directors" within the meaning of the federal securities laws. It is contemplated that the board of directors of Holdings will initially administer the stock compensation plan. On the effective date of the conversion, it is contemplated that options to purchase up to 175,000 shares of common stock at $10.00 per share may be awarded to the executive officers, and options to purchase up to 175,000 shares of Common Stock at $10.00 per share may be awarded to the other eligible directors and managers of Holdings (not to exceed 300,000 shares in the aggregate). The amount of individual awards within these classes has not yet been determined.

    Options granted under the stock compensation plan may constitute either options that afford favorable tax treatment to recipients or options that do not qualify for favorable tax treatment. The exercise price for options granted under the stock compensation plan may be paid in cash or common stock. Options granted at the time of the implementation of the stock compensation plan are expected to vest and become exercisable in equal installments over a five year period after the date the options are granted.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Neither MEEMIC nor Holdings has a compensation committee. Rather, decisions pertaining to the compensation of executive officers are made solely by each company's respective board of directors after receiving input regarding individual performance from various sources within the company, and reviewing salary survey information for the insurance industry.

INDEMNIFICATION AND LIMITATION OF LIABILITY MATTERS

    The bylaws of Holdings require it to reimburse its directors and officers to the fullest extent permitted by law for expenses, judgments, penalties, fines and settlements in connection with legal proceedings to which the director or officer is a party due to their service in any capacity at Holdings' request. If the legal proceeding is brought by Holdings or on its behalf, Holdings' reimbursement obligation is limited to expenses and settlements. In either case, the director or officer must be found to have acted in good faith and in a manner they believed to be in Holdings' and its shareholders' best interest or not opposed to Holdings' or its shareholders' best interest. If the proceeding is a criminal proceeding, Holdings must reimburse the director or officer only if they had no reasonable cause to believe their conduct was unlawful.

    As permitted by law, the articles of incorporation of Holdings generally limit the personal liability of its directors to Holdings and its shareholders for breach of their fiduciary duty. The articles of incorporation, however, do not eliminate or limit the liability of a director for any of the following:

    - the amount of a financial benefit received by a director to which he or she is not entitled;

    - intentional infliction of harm on the corporation or its shareholders;


    - a violation of Section 551 of the Michigan Business Corporation Act relating to improper distributions; or


    - an intentional criminal act.

    As a result of this provision, shareholders of Holdings may be unable to recover damages against directors for actions taken by them which constitute negligence or gross negligence or which are in violation of their fiduciary duties, although it may be possible to obtain an injunction with respect to such actions. Holdings has been advised that, in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act of 1933 is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                               SECURITY OWNERSHIP

    Only one share of Holdings is currently outstanding. It was issued to Holdings' chief executive officer for $10.00 in connection with the incorporation of Holdings. The directors and executive officers have indicated that they intend to purchase in the offering the number of shares set forth in the following table. A portion of these shares will be purchased using funds held in MEEMIC's incentive plan on their behalf and will be subject to the vesting terms remaining on the incentive plan awards used to purchase the shares. See "Management--Management Remuneration--Incentive Plan."

                                                                                     NUMBER OF
NAME                                                                                  SHARES
----------------------------------------------------------------------------------  -----------
Victor Adamo......................................................................      22,500
Kevin Clinton.....................................................................      90,000
Annette Flood.....................................................................      22,500
Thomas Hoeg.......................................................................      60,000
James Wood........................................................................      20,000
Harold Eppley.....................................................................       5,250
Lynn Kalinowski...................................................................      18,500
Kay Rickenbaugh...................................................................      10,000
William Sabados...................................................................      13,000
Christine Schmitt.................................................................      15,000
Judith Walczak....................................................................       5,500
                                                                                    -----------
                                                                                       282,250

    The table below shows the minimum and maximum number of shares and corresponding percentages that could be owned by policyholders, directors and officers and Professionals.

                                                                             MINIMUM                 MAXIMUM
                                                                      ----------------------  ---------------------
                                                                        NUMBER        %         NUMBER        %
                                                                      ----------  ----------  ----------  ---------
Policyholders.......................................................           0           0   4,297,791       65.1
Individual director or officer......................................           0           0     107,444        1.6
Directors and officers
  as a group........................................................           0           0     429,779        6.5
Professionals.......................................................   2,302,209        34.9   6,600,000        100

                           RELATED PARTY TRANSACTIONS

SURPLUS NOTE

    In April 1997, MEEMIC executed the surplus note in favor of Professionals. The surplus note and interest accrued through November 1, 1998 will be exchanged for 2,302,209 shares of common stock on the effective date of the conversion. Mr. Adamo, Mr. Clinton and Ms. Flood are executive officers of Professionals or its subsidiary, ProNational. The surplus note and the transaction in which it was issued are described under "The Conversion--Background."

MANAGEMENT SERVICES AGREEMENT

    In April 1997, MEEMIC entered into the management services agreement with Professionals. Total management fees paid for 1998 and 1997 amounted to $2,073,425 and $1,005,480, respectively. We intend to terminate the management services agreement following the conversion. The management services agreement and the transaction in which it was entered into are described under "The Conversion--Background."

REINSURANCE

    MEEMIC has a reinsurance agreement with ProNational, a subsidiary of Professionals, which became effective July 1, 1997. MEEMIC ceded $42,693,652 and $20,115,000 in earned premium to ProNational for 1998 and 1997, respectively. During the same time frame, MEEMIC ceded $25,298,914 and $12,578,000 in ceded incurred losses and loss adjustment expenses and received ceding commissions of $12,994,651 and $6,577,424 for 1998 and 1997, respectively. MEEMIC does not intend to terminate the quota share reinsurance agreement in connection with the conversion. The reinsurance agreement and the transaction in which it was entered into are described under "The Conversion-- Background."

TRANSACTIONS WITH FORMER DIRECTORS

    Former directors of MEEMIC who resigned as part of the April 1997 transactions with Professionals received compensation or deferred compensation for services rendered to MEEMIC and, among other things, an agreement not to compete. The compensation awarded by MEEMIC to former directors is set forth in the following table:

                                                   COMPENSATION PAID OR DEFERRED
NAME OF FORMER DIRECTOR                                 TO FORMER DIRECTOR
-------------------------------------------------  -----------------------------
Wallace Culton...................................            $116,626
Douglas Goulait..................................            $112,963
Carol Sue Hurand-Tulor...........................            $112,500
George Orleman...................................            $115,350
Donald B. Weatherspoon...........................            $115,000
Richard Herbel...................................            $112,500

                          DESCRIPTION OF COMMON STOCK

GENERAL

    Holdings is authorized to issue 10 million shares of common stock. As a shareholder, you would be entitled to receive a proportionate share of any dividends declared by the board of directors, and to one vote per share on all matters submitted to a vote of the shareholders of Holdings.

    In an election of directors, you would not have the right to accumulate all of your votes and vote them for one director. Rather, the holders of a majority of the outstanding shares will have the power to elect all of the directors and the remaining holders will not have the power to elect any directors. In addition, Holdings would not be required to offer any additional shares to you for sale before selling shares to the public or any other shareholder. Your shares would not give you any right to convert them into any other security or to require Holdings to repurchase them from you. If Holdings is liquidated or dissolved, you would be entitled to receive your proportionate share of the net assets of Holdings after the payment of all of its creditors and all holders of its securities which have rights to receive payment before holders of common stock. When the shares are paid for in full as required in the stock order form and issued to you upon completion of the conversion, you will not be required to pay additional money to Holdings solely by virtue of your ownership of common stock.

    ChaseMellon Shareholder Services, L.L.C. will act as transfer agent and registrar for the common stock after the conversion.

LIMITATION ON RESALES

    The common stock issued in the conversion to policyholders will be freely transferable under the Securities Act. Shares issued to officers and directors may not be transferred for a period of one year from the effective date of the conversion pursuant to the provisions of the Insurance Code. Share certificates issued to officers and directors will bear a legend giving appropriate notice of these restrictions and we will give instructions to the transfer agent for the common stock with respect to these transfer restrictions. Any shares issued to officers and directors as a stock dividend, stock split or otherwise during the one year period with respect to these shares will be subject to the same restriction.

                  RESTRICTIONS ON ACQUISITION OF AND BUSINESS
                            COMBINATIONS BY HOLDINGS

GENERAL

    Michigan law contains provisions that may, in conjunction with the articles of incorporation of Holdings, have the effect of impeding a change of control of Holdings. With respect to transactions with Professionals, minority shareholder protection provisions are included in the articles of incorporation of Holdings. These provisions may have the effect of discouraging a future takeover attempt which individual shareholders may deem to be in their best interests or in which shareholders may receive a substantial premium for their shares over the then current market price. As a result, shareholders who desire to participate in such a transaction may not have an opportunity to do so. The following is a summary of the provisions of Michigan law and the articles of incorporation of Holdings relating to these restrictions. See "Business of MEEMIC--Insurance Regulatory Matters" for a description of restrictions on the acquisition of a controlling interest in Holdings contained in the Insurance Code.

BUSINESS COMBINATIONS

    Chapter 7A of the Michigan Business Corporation Act contains provisions which generally require that business combinations between a corporation which is subject to Chapter 7A and an owner of 10% or more of the voting power of the corporation be approved by a very high percentage of the shareholders. The vote required is the affirmative vote of at least 90% of the votes of each class of stock entitled to be cast and not less than 2/3 of the votes of each class of stock entitled to be cast, other than voting shares owned by the 10% owner. The high vote requirements will not apply if (i) the corporation's board of directors approves the transaction prior to the time the 10% owner becomes such or (ii) the transaction satisfies the specified fairness standards, various other conditions are met and the 10% owner has been such for at least five years.

    Although Chapter 7A will apply to Holdings, the Holdings board has adopted a resolution exempting from Chapter 7A (i) all of the transactions contemplated by the plan of conversion and the standby purchase and option agreement and (ii) any business combination transaction with Professionals or any of its subsidiaries.

CONTROL SHARE ACQUISITIONS

    Chapter 7B of the Michigan Business Corporation Act provides that "control shares" acquired in a "control share acquisition" have no voting rights except as granted by the shareholders of the company. "Control shares" are outstanding shares that, when added to shares previously owned by a shareholder, increase such shareholder's ownership of voting stock to 20% or more, 33 1/3% or more or a majority of the outstanding voting power of the company. A "control share acquisition" generally must be approved by a majority of the votes cast by shareholders entitled to vote, excluding shares owned by the acquiror and officers and employee-directors of the company.

    The articles of incorporation of Holdings provide that Chapter 7B does not apply to control share acquisitions of the common stock.

PROTECTION OF MINORITY SHAREHOLDERS

    The articles of incorporation of Holdings include provisions designed to protect minority shareholders until Holdings has ceased to be a reporting company under the Exchange Act or twelve months after Professionals has ceased to own a majority of the common stock. These provisions include the following requirements:

    - The board of directors must include at least two directors who are not

        (i) officers or directors of MEEMIC or Professionals or officers of Holdings,

        (ii) engaged in any transaction with Holdings or MEEMIC that would have to be disclosed in Holdings' Exchange Act reports, or

       (iii) affiliated with any such officer, director or person engaged in such a transaction.

    - Any business combination transaction with Professionals to which Chapter 7A would otherwise have applied and which would cause Holdings to no longer be a reporting company under the Exchange Act or cause Holdings' common stock to no longer be listed on Nasdaq or a stock exchange must be:

        (i) determined to be fair to and in the best interests of the shareholders, other than Professionals and persons affiliated with Professionals, by the independent members of the board of directors based upon the advice of an investment banking firm of recognized standing, and

        (ii) approved by holders of a majority of the shares of common stock not owned by Professionals or persons affiliated with Professionals.

      This requirement does not apply to transactions contemplated by the standby purchase and option agreement.

    The sections of the articles of incorporation containing these protections cannot be amended without the approval of holders of 75% of the shares of common stock and the holders of a majority of the shares owned by persons other than Professionals and persons affiliated with Professionals.

                        FEDERAL INCOME TAX CONSEQUENCES

GENERAL

    The following discussion is a summary of the material federal income tax considerations relevant to the conversion, this offering and policyholders. It is based on a tax opinion we received from PricewaterhouseCoopers LLP. The summary does not discuss all the potential federal income tax effects, nor does it discuss any other type of tax law ramifications. The analysis assumes that if you buy common stock, you will own it as an investment, or "capital asset" as the term is defined in the Internal Revenue Code.

    The discussion is based upon current law and relevant interpretations, all of which are subject to change at any time. In addition, the tax opinion notes that the issues it discusses are not addressed by any direct authorities or binding precedent. The IRS rulings on which the opinion is based are likewise subject to change at any time. Any changes could be retroactively applied in a manner that could adversely affect policyholders, holders of common stock or Holdings.

    YOU ARE URGED TO CONSULT YOUR TAX ADVISOR CONCERNING THE FEDERAL INCOME TAX CONSEQUENCES OF RECEIVING AND EXERCISING SUBSCRIPTION RIGHTS AND HOLDING COMMON STOCK, AND CONCERNING ANY TAX CONSEQUENCES TO YOU OF THE CONVERSION OTHER THAN FEDERAL INCOME TAX CONSEQUENCES.

SUBSCRIPTION RIGHTS

    Generally, the federal income tax consequences of the receipt, exercise and lapse of subscription rights are uncertain. They present novel issues of tax law which are not addressed by any direct authorities. The tax opinion provides that

    (i) the eligible policyholders should be treated as transferring their voting rights and rights to share in any assets of MEEMIC to Holdings in exchange for the subscription rights, and that therefore, an eligible policyholder should recognize gain or loss to the extent that the fair market value of the subscription rights received, if any, differs from the basis of such eligible policyholder in the rights surrendered therefor,

    (ii) an eligible policyholder who acquires common stock by exercising a subscription right should have a basis in such common stock equal to the amount of cash paid therefor plus the basis in the subscription right, if any, and

   (iii) that the applicable holding period should commence on the day the subscription right is exercised.

    In the opinion of ABN AMRO, the subscription rights have no fair market value, inasmuch as such rights are nontransferable, personal rights of short duration that are provided to eligible policyholders and other participants in this offering without charge, and afford the holder only the right to purchase shares of common stock in this offering at a price equal to its estimated fair market value.

MATERIAL TAX EFFECTS TO HOLDINGS

    The tax opinion also states, among other things, that the conversion should constitute a reorganization within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code. As a result, no gain or loss should be recognized by MEEMIC as a result of the conversion. The tax opinion further states that

    (i) Holdings should recognize no gain or loss on its granting of subscription rights to eligible policyholders and should recognize no gain or loss on the lapse of a subscription right,

    (ii) no gain or loss should be recognized by Holdings on the receipt of cash or other property in exchange for its stock,

   (iii) Holdings should have a basis in the stock of MEEMIC equal to the amount paid for it,

    (iv) MEEMIC should recognize no gain or loss on receipt of property in exchange for its stock, and

    (v) that MEEMIC should recognize discharge of indebtedness income on the exchange of the surplus note for shares of common stock to the extent that the fair market value of such common stock is less than the adjusted issue price of the surplus note.

                                 LEGAL MATTERS

    Legal matters with respect to the common stock being offered by this prospectus will be passed on for Holdings by Dykema Gossett PLLC, Detroit, Michigan. Donald S. Young, a member of Dykema Gossett PLLC, sits on the board of directors of Professionals.

                                    EXPERTS

    The consolidated balance sheets of MEEMIC as of December 31, 1998 and 1997, and the consolidated statements of income, policyholders' surplus and comprehensive income and cash flows for each of the years in the three year period ended December 31, 1998 and the financial statements of the personal lines and life divisions of the agency as of December 31, 1996, and the statement of earnings, divisional deficit and cash flows for the year then ended, have been included in this prospectus in reliance upon the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing. PricewaterhouseCoopers LLP has further consented to the publication in this prospectus of the summary of its tax opinion under the caption "Federal Income Tax Consequences" and to the use of its name and statements with respect to it appearing in this prospectus.

    ABN AMRO has reviewed and approved the statements in this prospectus as to the valuation analysis letter, the estimated pro forma market value of Holdings and the value of the subscription rights to purchase common stock, and consents to the use of its name and statements with respect to it appearing in this prospectus.

                             AVAILABLE INFORMATION

    After the conversion, we intend to furnish our shareholders each year with an annual report containing audited financial information and to make available a quarterly report containing unaudited financial information following each of the first three quarters of each year.

    We have filed a registration statement on Form S-1 with the Commission to register the shares of common stock being offered in the offering under the Securities Act. As permitted by Commission rules, we have included some of the information relating to the offering, such as the exhibits, in the registration statement rather than this prospectus. The registration statement can be read and copied at the Commission's Public Reference Room at 450 Fifth Street, N. W., Washington, D. C. 20549. Information about the operation of the Public Reference Room can be obtained by calling the Commission at 1-800-SEC-0330. You may also obtain a copy of the registration statement by accessing the Commission's website at http://www.sec.gov. We urge you to review the exhibits which are attached to the registration statement, since our discussion of these documents in the prospectus is often brief and may not include every provision of the exhibit.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
MICHIGAN EDUCATIONAL EMPLOYEES MUTUAL INSURANCE COMPANY AND SUBSIDIARY
REPORT OF INDEPENDENT ACCOUNTANTS..........................................................................        F-2

CONSOLIDATED FINANCIAL STATEMENTS

  CONSOLIDATED BALANCE SHEETS
    (December 31, 1998 and 1997)...........................................................................        F-3

  CONSOLIDATED STATEMENTS OF INCOME
    (For the years ended December 31, 1998, 1997 and 1996).................................................        F-4

  CONSOLIDATED STATEMENTS OF POLICYHOLDERS' SURPLUS AND COMPREHENSIVE INCOME
    (For the years ended December 31, 1998, 1997 and 1996).................................................        F-5

  CONSOLIDATED STATEMENTS OF CASH FLOWS
    (For the years ended December 31, 1998, 1997 and 1996).................................................        F-6

  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS...............................................................        F-7

PERSONAL LINES AND LIFE DIVISIONS OF MICHIGAN EDUCATORS INSURANCE AGENCY, INC.

REPORT OF INDEPENDENT ACCOUNTANTS..........................................................................       F-21

FINANCIAL STATEMENTS

  BALANCE SHEET
    (December 31, 1996)....................................................................................       F-22

  STATEMENT OF EARNINGS
    (For the year ended December 31, 1996).................................................................       F-23

  STATEMENT OF DIVISIONAL DEFICIT
    (For the year ended December 31, 1996).................................................................       F-24

  STATEMENT OF CASH FLOWS
    (For the year ended December 31, 1996).................................................................       F-25

  NOTES TO FINANCIAL STATEMENTS............................................................................       F-26

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Michigan Educational Employees Mutual
Insurance Company:

    In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income and policyholders' surplus and comprehensive income and of cash flows present fairly, in all material respects, the financial position of Michigan Educational Employees Mutual Insurance Company and Subsidiary (the "Company") at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                          PRICEWATERHOUSECOOPERS LLP

Grand Rapids, Michigan
March 12, 1999

                MICHIGAN EDUCATIONAL EMPLOYEES MUTUAL INSURANCE
                             COMPANY AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1998 AND 1997

                                                                                        1998            1997
                                                                                   --------------  --------------
                                                     ASSETS
Investments (Note 4):
  Fixed maturities available for sale, at fair value.............................  $  122,996,615  $  109,648,780
  Short-term investments, at cost, which approximates fair value.................       1,906,496       1,894,475
                                                                                   --------------  --------------
    Total investments............................................................     124,903,111     111,543,255
Cash.............................................................................       3,977,602       2,204,325
Premiums due from policyholders..................................................       3,840,764       3,599,622
Amounts recoverable from reinsurers (Note 7).....................................      43,066,086      42,027,449
Amounts recoverable from reinsurers, related party (Note 7)......................      16,193,962       5,307,000
Accrued investment income........................................................       1,604,457       1,486,324
Deferred federal income taxes (Note 8)...........................................       3,338,251       2,737,658
Property and equipment, at cost, net of accumulated
  depreciation (Note 9)..........................................................       2,148,550       1,834,697
Deferred policy acquisition costs (Note 10)......................................         278,067       1,604,449
Intangible assets, net of amortization...........................................      39,268,400      42,149,314
Other assets.....................................................................         710,369         364,080
                                                                                   --------------  --------------
    Total assets.................................................................  $  239,329,619  $  214,858,173
                                                                                   --------------  --------------
                                                                                   --------------  --------------

                                     LIABILITIES AND POLICYHOLDERS' SURPLUS
Liabilities:
  Loss and loss adjustment expense reserves (Note 11)............................  $   92,297,908  $   84,920,578
  Unearned premiums..............................................................      31,585,769      29,436,092
  Surplus note (Note 12).........................................................      21,500,000      21,500,000
  Payable related to acquisition (Note 6)........................................      18,215,289      20,500,000
  Accrued expenses and other liabilities.........................................       8,386,744       6,242,384
  Accrued expenses and other liabilities, related party..........................       2,356,815       1,845,944
  Premiums ceded payable (Note 7)................................................       4,464,952       4,836,000
  Premiums ceded payable, related party (Note 7).................................       7,552,920       2,003,000
  Federal income taxes payable...................................................         744,801         292,603
                                                                                   --------------  --------------
    Total liabilities............................................................     187,105,198     171,576,601
                                                                                   --------------  --------------
                                                                                   --------------  --------------
Policyholders' surplus (Note 15):
  Unassigned surplus.............................................................      50,375,927      42,009,495
  Accumulated other comprehensive income: Net unrealized appreciation on investments, net of deferred federal income taxes of $952,254 and $655,313 in
    1998 and 1997, respectively..................................................       1,848,494       1,272,077
                                                                                   --------------  --------------
    Total policyholders' surplus.................................................      52,224,421      43,281,572
                                                                                   --------------  --------------
    Total liabilities and policyholders' surplus.................................  $  239,329,619  $  214,858,173
                                                                                   --------------  --------------
                                                                                   --------------  --------------

   The accompanying notes are an integral part of the consolidated financial statements.

                MICHIGAN EDUCATIONAL EMPLOYEES MUTUAL INSURANCE
                             COMPANY AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                                       1998            1997            1996
                                                                  --------------  --------------  --------------
Revenues and other income:
  Premiums written..............................................  $  113,257,949  $  106,349,578  $  104,992,855
  Premiums ceded, related party.................................     (42,693,652)    (20,115,000)       --
  Premiums ceded, other.........................................      (4,374,144)    (11,234,345)    (40,707,302)
                                                                  --------------  --------------  --------------
    Net premiums written (Note 7)...............................      66,190,153      75,000,233      64,285,553
  Increase in unearned premiums, net of prepaid reinsurance
    premiums....................................................      (2,149,677)     (7,169,950)     (1,788,666)
                                                                  --------------  --------------  --------------
    Net premiums earned.........................................      64,040,476      67,830,283      62,496,887
  Net investment income (Note 4)................................       6,958,429       6,676,783       5,150,035
  Net realized investment gains on fixed maturities.............          31,012          32,214          36,715
  Other income..................................................       2,110,545         840,725         588,729
                                                                  --------------  --------------  --------------
    Total revenues and other income.............................      73,140,462      75,380,005      68,272,366
                                                                  --------------  --------------  --------------
Expenses:
  Losses and loss adjustment expenses, net (including
    $25,299,000 and $12,578,000 ceded to related party in 1998
    and 1997, respectively) (Note 11)...........................      43,451,786      47,301,864      44,872,007
  Policy acquisition and other underwriting expenses:
    Other policy acquisition and underwriting expenses..........      23,579,800      13,158,221       3,606,118
    Policy acquisition expense, related party...................              --       9,103,817      12,468,244
    Ceding commissions, related party...........................     (12,994,651)     (6,577,424)             --
    Management fees, related party..............................       2,073,425       1,005,480              --
                                                                  --------------  --------------  --------------
                                                                      12,658,574      16,690,094      16,074,362

  Interest expense, related party...............................       1,827,500       1,341,835              --
  Amortization expense..........................................       2,940,914         714,395              --
  Other expense.................................................          30,695          30,417          10,791
                                                                  --------------  --------------  --------------
    Total expenses..............................................      60,909,469      66,078,605      60,957,160
                                                                  --------------  --------------  --------------
    Income from operations before federal income taxes and
      extraordinary items.......................................      12,230,993       9,301,400       7,315,206
Federal income taxes (Note 8)...................................       3,561,466       2,672,239       2,064,305
                                                                  --------------  --------------  --------------
    Income before extraordinary items (Note 15).................       8,669,527       6,629,161       5,250,901
Extraordinary items:
  Conversion costs, net of federal income taxes of $266,321.....        (516,977)             --              --
  Gain on early extinguishment of debt, net of federal income
    taxes of $110,181...........................................         213,882              --              --
                                                                  --------------  --------------  --------------
    Net income..................................................  $    8,366,432  $    6,629,161  $    5,250,901
                                                                  --------------  --------------  --------------
                                                                  --------------  --------------  --------------

   The accompanying notes are an integral part of the consolidated financial statements.

                MICHIGAN EDUCATIONAL EMPLOYEES MUTUAL INSURANCE
                             COMPANY AND SUBSIDIARY

               CONSOLIDATED STATEMENTS OF POLICYHOLDERS' SURPLUS
                            AND COMPREHENSIVE INCOME

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                                                     ACCUMULATED
                                                                                        OTHER           TOTAL
                                                                      UNASSIGNED    COMPREHENSIVE   POLICYHOLDERS'
                                                                        SURPLUS         INCOME         SURPLUS
                                                                     -------------  --------------  -------------
Balances, January 1, 1996..........................................  $  30,129,433   $  1,042,736   $  31,172,169
Net income.........................................................      5,250,901                      5,250,901
Net depreciation on investment securities..........................                      (421,556)       (421,556)
                                                                     -------------  --------------  -------------
Balances, December 31, 1996........................................     35,380,334        621,180      36,001,514
Net income.........................................................      6,629,161                      6,629,161
Net appreciation on investment securities..........................                       650,897         650,897
                                                                     -------------  --------------  -------------
Balances, December 31, 1997........................................     42,009,495      1,272,077      43,281,572
Net income.........................................................      8,366,432                      8,366,432
Net appreciation on investment securities..........................                       576,417         576,417
                                                                     -------------  --------------  -------------
Balances, December 31, 1998........................................  $  50,375,927   $  1,848,494   $  52,224,421
                                                                     -------------  --------------  -------------
                                                                     -------------  --------------  -------------

                                                                                YEARS ENDED DECEMBER 31,
                                                                       -------------------------------------------
                                                                           1998           1997           1996
                                                                       ------------  --------------  -------------
Comprehensive income: (Note 3)
  Net income.........................................................  $  8,366,432   $  6,629,161    $ 5,250,901
  Net unrealized appreciation (depreciation) on investments, net of reclassification adjustment and net of deferred federal income taxes of $296,942 in 1998, $335,311 in 1997, and $(217,165) in
    1996.............................................................       576,417        650,897       (421,556)
                                                                       ------------  --------------  -------------
    Comprehensive income.............................................  $  8,942,849   $  7,280,058    $ 4,829,345
                                                                       ------------  --------------  -------------
                                                                       ------------  --------------  -------------

   The accompanying notes are an integral part of the consolidated financial statements.

                MICHIGAN EDUCATIONAL EMPLOYEES MUTUAL INSURANCE
                             COMPANY AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                                                 1998        1997        1996
                                                                              ----------  ----------  ----------
Cash flows from operating activities:
  Net income................................................................  $8,366,432  $6,629,161  $5,250,901
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization...........................................   3,483,469   1,359,541     540,268
    Realized gains on investments...........................................     (31,012)    (32,214)    (36,715)
    Net accretion of discount on investments................................      36,140      99,191      96,833
    Deferred federal income taxes...........................................    (897,534)   (327,761)   (435,695)
    Extraordinary gain on early extinguishment of debt......................    (324,063)         --          --
    Changes in assets and liabilities:
      Premiums due from policyholders.......................................    (241,142)   (421,280)   (337,959)
      Amounts due from reinsurers...........................................  (6,746,727)   (452,396)    223,119
      Accrued investment income.............................................    (118,133)   (148,879)   (281,099)
      Prepaid reinsurance premiums..........................................               6,591,000    (627,000)
      Deferred policy acquisition costs.....................................   1,326,382     376,805      16,109
      Other assets..........................................................    (346,289)    (64,453)    (59,764)
      Loss and loss adjustment expense reserves.............................   7,377,330   4,567,896   9,238,625
      Unearned premiums.....................................................   2,149,677     578,950   2,415,666
      Accrued expenses and other liabilities................................   2,655,231   3,489,408     855,059
      Federal income taxes payable..........................................     452,198    (600,000)  1,179,137
                                                                              ----------  ----------  ----------
    Net cash provided by operating activities...............................  17,141,959  21,644,969  18,037,485
                                                                              ----------  ----------  ----------
Cash flows from investing activities:
  Purchases of short-term investments.......................................  (1,906,496) (1,894,475) (1,892,731)
  Proceeds from sale or maturity of short-term investments..................   1,894,475   1,892,731   1,895,852
  Proceeds from maturity of securities available for sale...................  13,881,163  15,355,796   8,934,651
  Purchases of securities available for sale................................  (26,360,768) (35,081,754) (27,161,758)
  Proceeds from sales of property and equipment.............................      41,871     107,532          --
  Purchases of property and equipment.......................................    (958,279) (1,135,100)   (965,841)
  Cash paid for acquired company, net.......................................          --  (22,363,709)         --
                                                                              ----------  ----------  ----------
    Net cash used in investing activities...................................  (13,408,034) (43,118,979) (19,189,827)
                                                                              ----------  ----------  ----------
Cash flows from financing activities:
  Issuance of surplus note..................................................          --  21,500,000          --
  Payment on payable related to acquisition.................................  (1,960,648)         --          --
                                                                              ----------  ----------  ----------
    Net cash (used in) provided by financing activities.....................  (1,960,648) 21,500,000          --
                                                                              ----------  ----------  ----------
Net increase (decrease) in cash.............................................   1,773,277      25,990  (1,152,342)
Cash, beginning of year.....................................................   2,204,325   2,178,335   3,330,677
                                                                              ----------  ----------  ----------
Cash, end of year...........................................................  $3,977,602  $2,204,325  $2,178,335
                                                                              ----------  ----------  ----------
                                                                              ----------  ----------  ----------
Supplemental disclosures of cash flow information:
    Federal income taxes paid...............................................  $3,850,000  $3,200,000  $1,320,863
                                                                              ----------  ----------  ----------
                                                                              ----------  ----------  ----------
    Interest paid...........................................................  $1,341,835          --          --
                                                                              ----------  ----------  ----------
                                                                              ----------  ----------  ----------
Supplemental disclosure of noncash transaction:
  In connection with the acquisition entered into during 1997, the Company recorded a liability for the deferred portion of the purchase price equal
    to $20,500,000 as described in Note 6.

   The accompanying notes are an integral part of the consolidated financial statements.

                MICHIGAN EDUCATIONAL EMPLOYEES MUTUAL INSURANCE
                             COMPANY AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  DESCRIPTION OF BUSINESS:

    Michigan Educational Employees Mutual Insurance Company and Subsidiary (the "Company") is a Michigan-licensed property and casualty mutual insurance company that operates as a single segment writing full coverage private passenger automobile protection and homeowner insurance products for educational employees and their immediate families exclusively in the State of Michigan. In September 1997, the Company began selling its insurance contracts through its wholly owned subsidiary, MEEMIC Insurance Services Corp., d/b/a MEIA Insurance Agency, which is the exclusive distributor of the Company's products. Prior to that, the Company's products were sold by Michigan Educators Insurance Agency, Inc. (see
Note 6).

    In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the balance sheets and revenues and expenses for the periods then ended. Actual results may differ from those estimates.

    The most significant estimates that are susceptible to significant change in the near term relate to the determination of the losses and loss adjustment expense reserves. Although considerable variability is inherent in these estimates, management believes that the reserves are adequate. The estimates are reviewed regularly and adjusted as necessary. Such adjustments are reflected in current operations.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    a. BASIS OF PRESENTATION: The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, and have been prepared in accordance with generally accepted accounting principles ("GAAP"), which vary in certain respects from statutory accounting practices followed in reporting to insurance regulatory authorities (see Note 15 for the effect of such differences). All material intercompany balances and transactions have been eliminated.

    b. INVESTMENTS: At December 31, 1998 and 1997, all of the Company's securities are classified as available-for-sale and are those securities that would be available to be sold in response to the Company's liquidity needs, changes in market interest rates and asset-liability management strategies, among others.

       Available-for-sale securities are recorded at fair value, with unrealized gains and losses, net of the related income tax effect, excluded from income and reported as a separate component of policyholders' surplus.

       A decline in the fair value of an available-for-sale security below cost that is deemed other than temporary results in a charge to income, resulting in the establishment of a new cost basis for the security. All declines in fair values of the Company's investment securities in 1998 or 1997 were deemed to be temporary.

       Short-term investments, which consist principally of U. S. government securities, are stated at cost, which approximates fair value.

       Premiums and discounts are amortized or accreted, respectively, over the life of the related debt security as an adjustment to yield using the yield-to-maturity method. Dividends and

                MICHIGAN EDUCATIONAL EMPLOYEES MUTUAL INSURANCE
                             COMPANY AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) interest income are recognized when earned. Realized gains and losses are included in earnings and are derived using the specific-identification method for determining the cost of securities sold.

    c. REVENUE RECOGNITION: Insurance premium income is recognized on a monthly pro rata basis over the respective terms of the policies in-force and unearned premiums represent the portion of premiums written which is applicable to the unexpired terms of the policies in-force.

       Reinsurance arrangements are prospective contracts for which prepaid reinsurance premiums are amortized ratably over the related policy terms based on the estimated ultimate amounts to be paid. Changes in estimated outcomes are recognized currently.

    d. LOSSES AND LOSS ADJUSTMENT EXPENSE RESERVES: Losses and loss adjustment expense reserves represent the accumulation of individual case estimates for reported losses and loss adjustment expenses, bulk adjustments to case estimates and actuarial estimates for incurred but not reported losses and loss adjustment expenses, based upon the Company's actual experience, assumptions and projections as to claims frequency, severity, inflationary trends and settlement payments. The reserve for losses and loss adjustment expenses is intended to cover the ultimate net cost of all losses and loss adjustment expenses incurred but unsettled through the balance sheet date reduced for anticipated salvage and subrogation. Anticipated salvage and subrogation approximated $985,000 and $985,000 at December 31, 1998 and 1997, respectively. The reserve is stated gross of reinsurance ceded.

    e. PROPERTY, EQUIPMENT AND DEPRECIATION: Property and equipment are recorded at cost, net of accumulated depreciation. Depreciation is computed either on the straight-line or accelerated methods over periods ranging from three to seven years. Maintenance, repairs and minor renewals are charged to expense as incurred.

       Upon sale or retirement, the cost and related accumulated depreciation of assets disposed of are removed from the accounts; any resulting gain or loss is reflected in income.

    f. DEFERRED POLICY ACQUISITION COSTS: Policy acquisition costs, specifically commissions, are deferred, subject to ultimate recoverability from future income, including investment income and amortized to expense over the period in which the related premiums are earned.

    g. FEDERAL INCOME TAXES: Deferred federal income tax assets and liabilities are recognized for the expected future tax consequences attributable to differences between the financial statement carrying amount of assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    h. INTANGIBLES: Intangibles primarily consist of the excess of cost over fair market value of net tangible assets of an acquired business. Intangible assets, including noncompete agreements, are amortized on a straight-line basis over periods ranging from 5 to 15 years. Accumulated amortization totaled $3,655,309 and $714,395 at December 31, 1998 and 1997, respectively.

                MICHIGAN EDUCATIONAL EMPLOYEES MUTUAL INSURANCE
                             COMPANY AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
       The carrying value of intangibles is periodically reviewed to determine if any impairment has occurred. The Company measures the potential impairment of recorded goodwill based on the estimated undiscounted cash flows of the entity acquired over the remaining amortization period.

    i. SURPLUS DISTRIBUTIONS: Policyholder dividends, if any, are subject to the limitations contained in the Michigan Insurance Code.

3.  COMPREHENSIVE INCOME:

    As of January 1, 1998, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." This standard establishes new rules for the reporting and display of comprehensive income and its components; however, the adoption of SFAS No. 130 had no impact on the Company's results of operations or policyholders' equity. SFAS No. 130 requires unrealized gains or losses on the Company's available-for-sale securities, which prior to adoption were reported separately in policyholders' equity, to be included in other comprehensive income. Realized investment gains on securities held as of the beginning of the year totaling $31,012, $32,214, and $36,715 in 1998, 1997, and 1996, respectively, had unrealized appreciation of $56,570, $43,949, and $68,312 at the beginning of 1998, 1997 and 1996, respectively. Prior period financial statements have been reclassified to conform to the requirements of SFAS No. 130.

4.  INVESTMENTS:

    A summary of amortized cost, gross unrealized gains and losses and estimated fair value of investments in securities as of December 31, 1998 and 1997, follows:

                                                                                  1998
                                                        ---------------------------------------------------------
                                                                           GROSS         GROSS
                                                          AMORTIZED      UNREALIZED   UNREALIZED     ESTIMATED
                                                             COST          GAINS        LOSSES       FAIR VALUE
                                                        --------------  ------------  -----------  --------------
Fixed maturities available for sale:
  U. S. Treasury securities and obligations of
    U. S. government corporations and
    agencies..........................................  $   18,708,252  $    288,012   $  14,757   $   18,981,507
  Debt securities issued by states of the United
    States and political subdivisions of the states...      47,519,969     1,430,055      42,470       48,907,554
  Corporate debt securities...........................      19,232,634       488,748       7,940       19,713,442
  Mortgage-backed securities:
    Government........................................      23,917,168       384,847       2,649       24,299,366
    Other.............................................       4,011,498       133,902          --        4,145,400
  Other asset-backed securities.......................       4,983,312        56,738          --        5,040,050
  Redeemable preferred stocks.........................       1,823,034        88,014       1,752        1,909,296
                                                        --------------  ------------  -----------  --------------
      Total...........................................  $  120,195,867  $  2,870,316   $  69,568   $  122,996,615
                                                        --------------  ------------  -----------  --------------
                                                        --------------  ------------  -----------  --------------

                MICHIGAN EDUCATIONAL EMPLOYEES MUTUAL INSURANCE
                             COMPANY AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

4.  INVESTMENTS: (CONTINUED)


                                                                                  1997
                                                        ---------------------------------------------------------
                                                                           GROSS         GROSS
                                                          AMORTIZED      UNREALIZED   UNREALIZED     ESTIMATED
                                                             COST          GAINS        LOSSES       FAIR VALUE
                                                        --------------  ------------  -----------  --------------
Fixed maturities available for sale:
  U. S. Treasury securities and obligations of
    U. S. government corporations and agencies........  $   18,067,473  $    104,699   $  14,412   $   18,157,760
  Debt securities issued by states of the United
    States and political subdivisions of the states...      42,440,721     1,205,075      22,952       43,622,844
  Corporate debt securities...........................      16,127,289       328,035       7,279       16,448,045
  Mortgage-backed securities:
    Government........................................      20,261,324       281,976      18,990       20,524,310
    Other.............................................       4,024,503        13,097          --        4,037,600
  Other asset-backed securities.......................       4,972,723        16,837          --        4,989,560
  Redeemable preferred stocks.........................       1,827,357        45,340       4,036        1,868,661
                                                        --------------  ------------  -----------  --------------
    Total.............................................  $  107,721,390  $  1,995,059   $  67,669   $  109,648,780
                                                        --------------  ------------  -----------  --------------
                                                        --------------  ------------  -----------  --------------


    The amortized cost and estimated fair value of fixed maturities at December 31, 1998, by contractual maturity, are shown below. Expected maturities on certain corporate and mortgage-backed securities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                                     ESTIMATED
                                                                                        COST         FAIR VALUE
                                                                                   --------------  --------------
Due in one year or less..........................................................  $    8,216,771  $    8,294,809
Due after one year through five years............................................      42,400,968      43,488,100
Due after five years through ten years...........................................      28,335,892      29,198,546
Due after ten years..............................................................       6,507,224       6,621,048
                                                                                   --------------  --------------
                                                                                       85,460,855      87,602,503
Mortgage-backed securities:
    Government...................................................................      23,917,368      24,299,366
    Other........................................................................       4,011,298       4,145,400
Other asset-backed securities....................................................       4,983,312       5,040,050
Redeemable preferred stocks......................................................       1,823,034       1,909,296
                                                                                   --------------  --------------
      Total......................................................................  $  120,195,867  $  122,996,615
                                                                                   --------------  --------------
                                                                                   --------------  --------------

                MICHIGAN EDUCATIONAL EMPLOYEES MUTUAL INSURANCE
                             COMPANY AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

4.  INVESTMENTS: (CONTINUED)
    In 1998, 1997 and 1996, the Company did not have any significant voluntary sales of fixed maturity securities. A summary of the sources of net investment income follows:

                                                                                  YEARS ENDED DECEMBER 31,
                                                                          ----------------------------------------
                                                                              1998          1997          1996
                                                                          ------------  ------------  ------------
Fixed maturities........................................................  $  6,622,158  $  5,794,546  $  4,852,615
Short-term investments and cash.........................................       581,695       976,416       440,345
Other investment assets.................................................       126,986       195,245        58,536
                                                                          ------------  ------------  ------------
    Total investment income.............................................     7,330,839     6,966,207     5,351,496
    Less investment expenses............................................       372,410       289,424       201,461
                                                                          ------------  ------------  ------------
    Net investment income...............................................  $  6,958,429  $  6,676,783  $  5,150,035
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

    Increases (decreases) in net unrealized gains of fixed maturities were $873,359, $986,208 and ($638,721) at December 31, 1998, 1997 and 1996,
respectively.

    At December 31, 1998, U. S. Treasury notes and certificates of deposit with a carrying value of $520,000 were on deposit with regulatory authorities, as required by law.

5.  FAIR VALUE OF FINANCIAL INSTRUMENTS:

    SFAS No. 107, "Disclosures About Fair Value of Financial Instruments", requires disclosures of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate the value. In situations where quoted market prices are not available, fair values are to be based on estimates using present value or other valuation techniques. SFAS No. 107 excludes certain insurance-related assets and liabilities and all nonfinancial instruments from its disclosure requirements.


                                                              1998                            1997
                                                 ------------------------------  ------------------------------
                                                    CARRYING          FAIR          CARRYING          FAIR
                                                     AMOUNT          VALUE           AMOUNT          VALUE
                                                 --------------  --------------  --------------  --------------
Investments....................................  $  124,903,111  $  124,903,111  $  111,543,225  $  111,543,225
Cash...........................................       3,977,602       3,977,602       2,204,325       2,204,325
Premiums due from policyholders................       3,840,764       3,840,764       3,599,622       3,599,622
Amounts due from reinsurers....................      43,066,086      43,066,086      42,047,449      42,047,449
Accrued investment income......................       1,604,457       1,604,457       1,486,324       1,486,324
Surplus note...................................     (21,500,000)    (21,500,000)    (21,500,000)    (21,500,000)
Payable related to acquisition.................     (18,215,289)    (18,215,289)    (20,500,000)    (20,500,000)


    The difference between the carrying value and fair value of payable to related to acquisition is due to the accelerated payment option available to the Company (see Note 6). Because the interest rate on the surplus note approximates current rates, and because of the short-term nature of the premiums due from policyholders, amounts due from reinsurers and accrued interest income, the fair value of these items approximate their carrying value.

                MICHIGAN EDUCATIONAL EMPLOYEES MUTUAL INSURANCE
                             COMPANY AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

6.  RELATED PARTY TRANSACTIONS:

    Effective April 7, 1997, Professionals Insurance Company Management Group ("Professionals Group"), which is the parent of ProNational Insurance Company ("ProNational") signed a definitive agreement with the Company whereby:

    - Nominees of Professionals Group were elected to all six positions on the MEEMIC Board of Directors;

    - ProNational purchased a $21.5 million surplus note from MEEMIC (Note 12);

    - Effective July 1, 1997 ProNational began reinsuring 40 percent of MEEMIC's net retained premiums on a quota share basis (Note 7).

    Professionals Group also provided MEEMIC with information system services and certain consulting services under a Management Services Agreement. Fees for such services were $2,073,425 for 1998 and $1,005,480 for 1997 and were included in other underwriting expenses.


    On September 22, 1997, the Company's wholly owned subsidiary MEIA Insurance Agency purchased the assets of the Personal Lines and Life Divisions of Michigan Educators Insurance Agency, Inc. (including all rights to distribute MEEMIC insurance products) for a purchase price equal to 3.75 percent of all premiums written through MEIA Insurance Agency through July 14, 2004, payable annually, subject to a guaranteed minimum payment of $43 million. The purchase was recorded at the guaranteed minimum, which represented the fair value of the debt at the date of acquisition plus $22.5 million that was paid at closing. In the event MEIA is unable to meet this commitment, MEEMIC has guaranteed payment of the next $3 million and Professionals Group has guaranteed payment of the final $17.5 million. Any amounts paid in excess of the guaranteed minimum payment would be recorded as goodwill. The goodwill of $42,363,709 recorded from this acquisition is being amortized over 15 years. In the event that MEEMIC completes a conversion, the guaranteed minimum payment may be accelerated at the individual option of the former Agency shareholders. The accelerated payment amount would be equal to the total of the remaining scheduled minimum payments plus $2 million, all discounted at 7 percent at the time of the option exercise. If the accelerated payment option is exercised, the impact would be recorded as an extraordinary event related to the early extinguishment of debt.


    During 1998, at the request of certain former Agency shareholders, management approved an acceleration of individual amounts due to them related to the above acquisition. The settlement of this early extinguishment of debt resulted in an extraordinary gain of $213,882, net of $110,181 of federal income taxes.

    The following table sets forth the unaudited pro forma results of operations for the years ended December 31, 1997 and 1996 as if the acquisition had been consummated as of January 1, 1996. The unaudited pro forma results of operations data consists of the historical results of the Company and the Personal Lines and Life Divisions of Michigan Educators Insurance Agency, Inc. as adjusted to give effect to (1) amortization of intangible assets and (2) an increase in interest expense attributable to financing of the acquisition. This pro forma information does not purport to be indicative of what results would have been had the acquisition been made as of that date or of results which may occur in the future.

                MICHIGAN EDUCATIONAL EMPLOYEES MUTUAL INSURANCE
                             COMPANY AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

6.  RELATED PARTY TRANSACTIONS: (CONTINUED)

                                                                                         1997           1996
                                                                                     -------------  -------------
Revenues and other income:
    Net premiums earned............................................................  $  67,830,283  $  62,496,887
    Net investment income..........................................................      6,676,783      5,150,035
    Net realized investment gains on fixed maturities..............................         32,214         36,715
    Other income...................................................................      2,057,547      1,847,596
                                                                                     -------------  -------------
      Total revenues and other income..............................................     76,596,827     69,531,233
                                                                                     -------------  -------------
Expenses:
    Losses and loss adjustment expenses, net.......................................     47,301,864     44,872,007
    Policy acquisition and other underwriting expenses.............................     15,927,802     13,650,853
    Interest expense...............................................................      1,827,500      1,886,036
    Amortization expense...........................................................      2,924,247      2,924,247
    Other expense..................................................................         30,417         10,905
                                                                                     -------------  -------------
      Total expenses...............................................................     68,011,830     63,344,048
                                                                                     -------------  -------------
      Income from operations before federal income taxes...........................      8,584,997      6,187,185
Federal income taxes...............................................................      2,428,662      1,680,778
                                                                                     -------------  -------------
    Net income.....................................................................  $   6,156,335  $   4,506,407
                                                                                     -------------  -------------
                                                                                     -------------  -------------

7.  REINSURANCE:

    In the normal course of business, the Company seeks to reduce the loss that may arise from events that cause unfavorable underwriting results by reinsuring certain levels of risk in various areas of exposure with other insurance enterprises or reinsurers. Amounts receivable from reinsurers are estimated in a manner consistent with the claim liability associated with the reinsured policy. Although reinsurance agreements contractually obligate the Company's reinsurers to reimburse the Company for their proportionate share of losses, they do not discharge the primary liability of the Company. The Company remains liable for the ceded amount of reserves for unpaid losses and loss adjustment expenses and unearned premiums in the event the assuming insurance organizations are unable to meet their contractual obligations.

    The Company has various excess of loss and quota share reinsurance agreements. As of December 31, 1998, MEEMIC's maximum current net retention, subject to certain adjustments of risk on any single coverage per claim after reinsurance is $150,000.

    The Company continually reviews its reinsurers, considering a number of factors, the most critical of which is their financial stability. Based on these reviews, the Company evaluates its position with reinsurers with respect to existing and future reinsurance.

                MICHIGAN EDUCATIONAL EMPLOYEES MUTUAL INSURANCE
                             COMPANY AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7. REINSURANCE: (CONTINUED)

    At December 31, 1998, amounts due from reinsurers were as follows:

                                                                                    AMOUNTS
                                                                                   DUE FROM
                                                                                  REINSURERS
                                                                                 -------------
Michigan Catastrophic Claims Association.......................................  $  33,677,052
American Reinsurance Company...................................................      6,298,442
Continental Casualty Company...................................................      2,678,582
Other..........................................................................        412,010
                                                                                 -------------
                                                                                    43,066,086
ProNational Insurance Company, related party...................................     16,193,962
                                                                                 -------------
                                                                                 $  59,260,048
                                                                                 -------------
                                                                                 -------------

    The Michigan Catastrophic Claims Association ("MCCA") is an unincorporated nonprofit association created by Michigan law to provide unlimited coverage in excess of $250,000 per occurrence for personal injury losses. Every insurer engaged in writing personal protection insurance coverage in Michigan is required to be a member of the MCCA and the MCCA acts in the same manner as a reinsurer covering any personal injury losses incurred by the company in excess of $250,000. Member companies of the MCCA are charged an annual assessment, based on the number of vehicles for which coverage is written, to cover losses reported by all member companies. Accordingly, there is no direct relationship between the annual premiums and losses ceded to MCCA.

    Amounts due from reinsurers consisted of amounts related to:

                                                                         DECEMBER 31,
                                                                 ----------------------------
                                                                     1998           1997
                                                                 -------------  -------------
Paid losses and loss adjustment expenses.......................  $   5,926,808  $     429,449
Unpaid losses and loss adjustment expenses.....................     53,333,240     46,905,000
                                                                 -------------  -------------
  Amounts recoverable from reinsurers..........................     59,260,048     47,334,449
Premiums ceded payable.........................................     (4,464,952)    (4,836,000)
Premiums ceded payable, related party..........................     (7,552,920)    (2,003,000)
                                                                 -------------  -------------
                                                                 $  47,242,176  $  40,495,449
                                                                 -------------  -------------
                                                                 -------------  -------------

    Premiums earned and losses and loss adjustment expenses are net of the following reinsurance ceded amounts:

                                                      YEARS ENDED DECEMBER 31,
                                             -------------------------------------------
                                                 1998           1997           1996
                                             -------------  -------------  -------------
Premiums earned............................  $  47,067,796  $  37,939,925  $  40,080,646
Losses and loss adjustment expenses
  incurred.................................     30,277,700     22,741,000     23,227,000

                MICHIGAN EDUCATIONAL EMPLOYEES MUTUAL INSURANCE
                             COMPANY AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7. REINSURANCE: (CONTINUED)
    Effective July 1, 1997, the Company entered into a coinsurance treaty with ProNational to cede 40 percent of its net retained premiums on a quota share basis. Ceding commissions were $12,994,651 in 1998 and $6,577,424 in 1997. A summary of reinsurance amounts, which are included above, that were ceded to ProNational follows:

                                                                     1998           1997
                                                                 -------------  -------------
Premiums earned................................................  $  42,693,652  $  20,115,000
Losses and loss adjustment expenses incurred...................     25,299,000     12,578,000

8. FEDERAL INCOME TAXES:

    Income tax expense is computed under the liability method, whereby deferred income taxes reflect the estimated future tax effects of temporary differences between the carrying value of assets and liabilities for financial reporting purposes and those for income tax purposes. A valuation allowance is then required to be established to reduce a deferred tax asset if it is "more likely than not" that the related tax benefits will not be realized.

    The provision for federal income taxes consists of the following:

                                                        YEARS ENDED DECEMBER 31 ,
                                                 ----------------------------------------
                                                     1998          1997          1996
                                                 ------------  ------------  ------------
Current........................................  $  4,459,000  $  3,000,000  $  2,500,000
Deferred.......................................      (897,534)     (327,761)     (435,695)
                                                 ------------  ------------  ------------
                                                 $  3,561,466  $  2,672,239  $  2,064,305
                                                 ------------  ------------  ------------
                                                 ------------  ------------  ------------

    Actual federal income taxes vary from amounts computed by applying the current federal income tax rate of 34 percent to income or loss before federal income taxes. For the years ended December 31, 1998, 1997 and 1996, the reasons for these differences, and the tax effects thereof, are as follows:

                                                         YEARS ENDED DECEMBER 31,
                                                 ----------------------------------------
                                                     1998          1997          1996
                                                 ------------  ------------  ------------
Expected tax expense...........................  $  4,158,537  $  3,162,476  $  2,487,170
Dividends received deduction...................       (30,245)      (34,566)      (23,222)
Tax-exempt interest............................      (688,130)     (596,986)     (485,978)
Other, net.....................................       121,304       141,315        86,335
                                                 ------------  ------------  ------------
Actual tax expense.............................  $  3,561,466  $  2,672,239  $  2,064,305
                                                 ------------  ------------  ------------
                                                 ------------  ------------  ------------

                MICHIGAN EDUCATIONAL EMPLOYEES MUTUAL INSURANCE
                             COMPANY AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

8. FEDERAL INCOME TAXES: (CONTINUED)
The tax effects of temporary differences that give rise to deferred income tax assets and deferred federal income tax liabilities follow:

                                                                      YEARS ENDED
                                                                      DECEMBER 31,
                                                               --------------------------
                                                                   1998          1997
                                                               ------------  ------------
Deferred federal income tax assets arising from:
  Loss and loss adjustment expense reserves..................  $  1,358,289  $  1,326,019
  Unearned premium reserves..................................     2,147,832     2,001,654
  Accruals for fringe benefits...............................       712,836       456,481
  Advanced premiums..........................................       113,572       105,654
  Other, net.................................................       112,209       108,398
                                                               ------------  ------------
    Total deferred federal income tax assets.................     4,444,738     3,998,206
                                                               ------------  ------------
Deferred federal income tax liabilities arising from:
  Deferred policy acquisition costs..........................        94,543       545,513
  Unrealized gains on investments............................       952,254       655,313
  Salvage and subrogation recoverable........................        25,118        25,118
  Other......................................................        34,572        34,604
                                                               ------------  ------------
    Total deferred federal income tax liabilities............     1,106,487     1,260,548
                                                               ------------  ------------
    Net deferred federal income taxes........................  $  3,338,251  $  2,737,658
                                                               ------------  ------------
                                                               ------------  ------------

    In assessing the reliability of deferred federal income tax assets, management considers whether it is more likely than not that some portion of the deferred federal income tax assets will not be realized. Because of the carryforward provisions of the Internal Revenue Code, the expectation that temporary differences will reverse during periods in which taxable income is generated, and the Company's operating results for 1998, 1997 and 1996, management believes it is more likely than not that the Company will fully realize the net deferred federal income tax assets. Accordingly, no valuation allowance has been established.

9. PROPERTY AND EQUIPMENT:

    At December 31, 1998 and 1997, property and equipment consisted of the following:

                                                                           YEARS ENDED
                                                                           DECEMBER 31,
                                                                    --------------------------
                                                                        1998          1997
                                                                    ------------  ------------
Data processing equipment, including software.....................  $  2,432,930  $  2,734,598
Furniture, fixtures and equipment.................................     2,340,855     2,086,340
                                                                    ------------  ------------
                                                                       4,773,785     4,820,938
Accumulated depreciation..........................................     2,625,235     2,986,241
                                                                    ------------  ------------
    Total property and equipment..................................  $  2,148,550  $  1,834,697
                                                                    ------------  ------------
                                                                    ------------  ------------

                MICHIGAN EDUCATIONAL EMPLOYEES MUTUAL INSURANCE
                             COMPANY AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

10. DEFERRED POLICY ACQUISITION COSTS:

    Changes in deferred policy acquisition costs are summarized as follows:

                                                         YEARS ENDED DECEMBER 31,
                                                 ----------------------------------------
                                                     1998          1997          1996
                                                 ------------  ------------  ------------
Net asset balance, beginning of year...........  $  1,604,449  $  1,981,254  $  1,997,363
                                                 ------------  ------------  ------------
Amounts deferred:
  Commissions to agents........................    13,610,598    12,702,913    12,468,244
  Ceding commission income.....................    13,027,889     8,614,936     6,748,078
                                                 ------------  ------------  ------------
    Net amounts deferred.......................       582,709     4,087,977     5,720,166
Net amortization...............................     1,909,091     4,464,782     5,736,275
                                                 ------------  ------------  ------------
Net asset balance, end of year.................  $    278,067  $  1,604,449  $  1,981,254
                                                 ------------  ------------  ------------
                                                 ------------  ------------  ------------

11. LOSS AND LOSS ADJUSTMENT EXPENSE RESERVES:

    Activity in loss and loss adjustment expense reserves is summarized as follows:

                                                      YEARS ENDED DECEMBER 31,
                                             -------------------------------------------
                                                 1998           1997           1996
                                             -------------  -------------  -------------
Balance, beginning of year.................  $  84,920,578  $  80,352,682  $  71,114,057
  Less reinsurance balance recoverable.....     46,905,000     44,657,000     41,544,000
                                             -------------  -------------  -------------
    Net balance, beginning of year.........     38,015,578     35,695,682     29,570,057
Incurred related to:
  Current year.............................     47,073,649     54,053,427     47,600,725
  Prior years..............................     (3,621,863)    (6,751,563)    (2,728,718)
                                             -------------  -------------  -------------
    Total incurred.........................     43,451,786     47,301,864     44,872,007
Paid related to:
  Current year.............................     31,009,016     30,176,142     25,981,678
  Prior years..............................     11,493,680     14,805,826     12,764,704
                                             -------------  -------------  -------------
    Total paid.............................     42,502,696     44,981,968     38,746,382
                                             -------------  -------------  -------------
Net balance, end of year...................     38,964,668     38,015,578     35,695,682
Plus reinsurance balances recoverable......     53,333,240     46,905,000     44,657,000
                                             -------------  -------------  -------------
    Balance, end of year...................  $  92,297,908  $  84,920,578  $  80,352,682
                                             -------------  -------------  -------------
                                             -------------  -------------  -------------

    As a result of recent favorable development in estimates of prior years' reserves on auto liability business, the provision for losses and loss adjustment expenses in 1998, 1997 and 1996 decreased by $3,621,863, $6,751,563 and $2,728,718, respectively. Management believes 1994 legislative tort reform in the State of Michigan produced better than expected loss experience and resulted in reductions in prior years' loss reserves in 1998 and 1997. The 1994 legislation became effective in 1996 and the effects were uncertain at that time. As time has passed, the data and effects of the tort reform have stabilized and management has reduced reserves related to prior accident years accordingly.

                MICHIGAN EDUCATIONAL EMPLOYEES MUTUAL INSURANCE
                             COMPANY AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

12. SURPLUS NOTE:

    On April 7, 1997, ProNational Insurance Company purchased a $21,500,000 surplus note from the Company. Interest is payable annually at a rate of 8.5 percent. The entire principal and any accrued unpaid interest is due on April 7, 2009. However, repayment of any principal or interest is subject to written authorization by the Commissioner of Insurance of the State of Michigan and approval by the Company's Board of Directors. At December 31, 1998, this note had an outstanding balance of $21,500,000 with accrued interest of $1,827,500. On May 26, 1998, the accrued interest for 1997 of $1,341,835 was paid to ProNational following the State and Board's approval.

    In conjunction with the Company's plan of conversion, as more fully described in Note 17, ProNational has elected to exchange the $21.5 million surplus note and accrued but unpaid interest of $1,522,090 as of November 1, 1998, for shares of common stock of MEEMIC Holdings, Inc. to be issued upon completion of the Company's conversion.

13. EMPLOYEE BENEFIT PLANS:

    The Company has a qualified defined contribution 401(k) plan which covers substantially all of its employees. The Company matches 50 percent of employees' contributions up to a maximum rate of 2.5 percent of eligible compensation. In addition, the Company is required to make an elective contribution on behalf of each participant in an amount determined annually by the Company's Board of Directors. However, such elective contribution for a year may, at the discretion of the Company, be omitted in a year in which a net loss is experienced. The charge to income under this plan was $505,024, $477,068 and $282,578 for 1998, 1997 and 1996, respectively.

    The Company also has a qualified defined contribution money purchase plan, covering substantially all employees, in which the Company is required to make a contribution on behalf of each participant in an amount equal to 3 percent of eligible compensation. The charge to income under this plan was $171,886 in 1998, $169,964 in 1997 and $120,611 in 1996.

    Effective January 1, 1997, the Company established a short-term incentive plan covering all full time permanent employees hired before March 1 for each plan year. Incentive payouts are based on achievement of corporate and individual goals and are calculated as a percentage of base compensation. The charge to income under this plan was approximately $500,000 in both 1998 and 1997.

14. LEASE AGREEMENTS:

    The Company is obligated under an operating lease for office space.

    At December 31, 1998, future minimum lease payments are as follows:

1999............................................................  $ 778,000
2000............................................................    778,000
2001............................................................    778,000
2002............................................................    778,000
2003 and thereafter.............................................  3,002,000
                                                                  ---------
                                                                  $6,114,000
                                                                  ---------
                                                                  ---------

                MICHIGAN EDUCATIONAL EMPLOYEES MUTUAL INSURANCE
                             COMPANY AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

14. LEASE AGREEMENTS: (CONTINUED)
    The base rate will increase annually at the start of each new lease year by the percentage increase in the CPI-U (Common Price Index for all urban consumers).

    Rental expense was $1,146,019, $981,159 and $974,880 in 1998, 1997 and 1996,
respectively.

15. STATUTORY INSURANCE ACCOUNTING PRACTICES:

    MEEMIC is required to file financial statements prepared in accordance with statutory insurance accounting practices ("SAP") prescribed or permitted by the Michigan Insurance Bureau. The Company does not utilize any permitted accounting practices.

    Accounting practices used to prepare statutory-basis financial statements differ in some respects from GAAP. A reconciliation of statutory capital and surplus at December 31, 1998 and 1997, and statutory net income for the years ended December 31, 1998, 1997 and 1996, as filed with the Michigan Insurance Bureau, to the amounts shown in the accompanying financial statements follows:

                                                                                       YEARS ENDED DECEMBER 31,
                                                                                    ------------------------------
                                                                                         1998            1997
                                                                                    --------------  --------------
Statutory capital and surplus.....................................................  $   40,372,903  $   34,512,849
Net unrealized appreciation on securities available for sale......................       2,800,748       1,927,390
Deferred policy acquisition costs capitalized for GAAP............................         278,067       1,604,449
Deferred federal income taxes recorded for GAAP...................................       3,338,251       2,737,658
Assets nonadmitted for SAP........................................................      26,934,452      23,999,226
Surplus note......................................................................     (21,500,000)    (21,500,000)
                                                                                    --------------  --------------
    Total policyholders' surplus per accompanying consolidated balance sheets.....  $   52,224,421  $   43,281,572
                                                                                    --------------  --------------
                                                                                    --------------  --------------


                                                                                 YEARS ENDED DECEMBER 31,
                                                                        ------------------------------------------
                                                                            1998           1997          1996
                                                                        -------------  ------------  -------------
Statutory net income..................................................  $   6,066,977  $  6,315,333  $   4,816,465
Deferred federal income tax expense recorded for GAAP.................        897,534       327,761        435,695
Deferred policy acquisition costs capitalized for GAAP................     (1,326,383)     (376,805)       (16,109)
Equity in net income of subsidiary unconsolidated for statutory
  reporting...........................................................      2,728,304       361,622             --
Other.................................................................             --         1,250         14,850
                                                                        -------------  ------------  -------------
    Net income per accompanying consolidated statements of income.....  $   8,366,432  $  6,629,161  $   5,250,901
                                                                        -------------  ------------  -------------
                                                                        -------------  ------------  -------------


    Certain regulations that affect MEEMIC and the insurance industry are promulgated by the National Association of Insurance Commissioners ("NAIC"), which is an association of state insurance commissioners, regulators and support staff that acts as a coordinating body for the state insurance regulatory process. The NAIC has established risk-based capital ("RBC") requirements to assist regulators in monitoring the financial strength and stability of property and casualty insurers. Under the

                MICHIGAN EDUCATIONAL EMPLOYEES MUTUAL INSURANCE
                             COMPANY AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

15. STATUTORY INSURANCE ACCOUNTING PRACTICES: (CONTINUED)
NAIC requirements, each insurer must maintain its total capital and surplus above a calculated minimum threshold or take corrective measures to achieve that threshold. MEEMIC has calculated its RBC level based on these requirements and has determined that it passed the RBC test and has capital and surplus in excess of the minimum threshold.

16. CONTINGENCIES:

    The Company participates in the Property and Casualty Guaranty Association ("Association") of the State of Michigan which protects policyholders and claimants against losses due to insolvency of insurers. When an insolvency occurs, the Association is authorized to assess member companies up to the amount of the shortfall of funds, including expenses. Member companies are assessed based on the type and amount of insurance written during the previous calendar year. Assessments to date are not significant; however, the ultimate liability for future assessments is not known. Accordingly, the Company is unable to predict whether such future assessments will materially affect the financial condition of the Company.

17. CONVERSION:

    On June 24, 1998, the Board of Directors approved a plan of conversion for changing the corporate form of the Company from the mutual form to the stock form. Under the plan, eligible policyholders, officers and directors will have the opportunity to acquire stock in a newly formed holding company, MEEMIC Holdings, Inc.

    MEEMIC Holdings, Inc. will in turn acquire all of the newly issued stock of the Company upon conversion. Prior to the conversion, MEEMIC Holdings, Inc. will not engage in any significant operations and will have no assets or liabilities. On September 2, 1998, the Michigan Insurance Bureau concluded that MEEMIC's plan of conversion complied with applicable laws and approved such plan. On January 20, 1999, the Company filed Amendment No. 1 to its registration statement with the Securities and Exchange Commission ("SEC") for this offering. Pending clearance of the Company's offering materials by the SEC, the plan must then be approved by at least two-thirds of the votes cast by eligible policyholders in order to become effective.

    The Company has received a tax opinion regarding the tax treatment of the conversion as a tax-free reorganization. In the event that the plan is executed, the converted company will be subject to certain insurance laws and regulations specific to stock insurance companies as well as regulations of the SEC. Limitations on the payment of dividends and Insurance Holding Company regulations are among the types of regulatory requirements with which MEEMIC Holdings, Inc. will have to comply. In addition, the Management Services Agreement with Professionals will be terminated upon completion of the conversion.

    In connection with the conversion, certain professional service costs have been incurred that, due to their nature, have been recorded as extraordinary costs in the accompanying 1998 consolidated statement of income.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Michigan Educational Employees Mutual
Insurance Company:

    In our opinion, the accompanying divisional balance sheet and the related divisional statements of earnings and divisional deficit and of cash flows present fairly, in all material respects, the financial position of the Personal Lines and Life Divisions of Michigan Educators Insurance Agency, Inc. at December 31, 1996, and the results of their operations and their cash flows for the one-year period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

                                          /s/ PRICEWATERHOUSECOOPERS LLP

Grand Rapids, Michigan
July 2, 1998

                      PERSONAL LINES AND LIFE DIVISIONS OF
                   MICHIGAN EDUCATORS INSURANCE AGENCY, INC.

                                 BALANCE SHEET

                               DECEMBER 31, 1996

                                           ASSETS
Current assets:
  Cash..........................................................................   $     264
  Receivables:
    Commissions.................................................................      89,356
    Other.......................................................................       3,758
  Prepaid expenses..............................................................       9,717
                                                                                  -----------
    Total current assets........................................................     103,095

Property and equipment:
  Furniture and fixtures........................................................     541,663
  Computer equipment............................................................     369,688
  Software......................................................................      94,776
  Leasehold improvements........................................................     334,892
                                                                                  -----------
                                                                                   1,341,019
  Less accumulated depreciation.................................................     884,654
                                                                                  -----------
    Property and equipment, net.................................................     456,365

Other assets....................................................................      20,000
                                                                                  -----------
    Total assets................................................................   $ 579,460
                                                                                  -----------
                                                                                  -----------

                             LIABILITIES AND DIVISIONAL DEFICIT

Current liabilities:
  Commissions payable...........................................................   $ 523,136
  Accounts payable and accrued liabilities......................................     972,633
                                                                                  -----------
    Total current liabilities...................................................   1,495,769

Divisional deficit..............................................................    (916,309)
                                                                                  -----------
    Total liabilities and divisional deficit....................................   $ 579,460
                                                                                  -----------
                                                                                  -----------

    The accompanying notes are an integral part of the divisional financial statements.

                      PERSONAL LINES AND LIFE DIVISIONS OF
                   MICHIGAN EDUCATORS INSURANCE AGENCY, INC.

                             STATEMENT OF EARNINGS

                      FOR THE YEAR ENDED DECEMBER 31, 1996

Commission revenue.............................................................  $13,727,111
Operating expenses.............................................................  10,828,592
                                                                                 ----------
    Operating income...........................................................   2,898,519

Other expense:
  Interest expense.............................................................      58,536

  Loss on sales of property and equipment......................................         114
                                                                                 ----------
    Total other expenses.......................................................      58,650
                                                                                 ----------
    Net income.................................................................  $2,839,869
                                                                                 ----------
                                                                                 ----------

    The accompanying notes are an integral part of the divisional financial statements.

                      PERSONAL LINES AND LIFE DIVISIONS OF
                   MICHIGAN EDUCATORS INSURANCE AGENCY, INC.

                        STATEMENT OF DIVISIONAL DEFICIT

                      FOR THE YEAR ENDED DECEMBER 31, 1996

Balance, January 1, 1996.......................................................  $    74,588

Net income.....................................................................    2,839,869

Distributions of divisional equity.............................................   (3,830,766)
                                                                                 -----------
Balance, December 31, 1996.....................................................  $  (916,309)
                                                                                 -----------
                                                                                 -----------

    The accompanying notes are an integral part of the divisional financial statements.

                      PERSONAL LINES AND LIFE DIVISIONS OF
                   MICHIGAN EDUCATORS INSURANCE AGENCY, INC.

                            STATEMENT OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 1996

Cash flows from operating activities:
  Net income....................................................................   $2,839,869
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization...............................................     120,956
    Loss on sales of property and equipment.....................................         114

    Changes in operating assets and liabilities which increase (decrease) cash flows:
      Receivables:
        Commissions.............................................................     (62,921)
        Other...................................................................      (5,228)
      Prepaid expenses..........................................................      (9,717)
      Commissions payable.......................................................      70,753
      Accounts payable and accrued liabilities..................................     928,027
                                                                                  -----------
        Net cash provided by operating activities...............................   3,881,853
                                                                                  -----------
Cash flows from investing activities:
  Purchases of property and equipment...........................................     (66,486)
  Proceeds from sales of property and equipment.................................       3,185
                                                                                  -----------
        Net cash used in investing activities...................................     (63,301)
                                                                                  -----------
Cash flows from financing activities:
  Distributions of divisions' equity............................................  (3,830,766)
  Payments of capital lease obligations.........................................     (41,832)
                                                                                  -----------
        Net cash used in financing activities...................................  (3,872,598)
                                                                                  -----------
Net decrease in cash............................................................     (54,046)

Cash, beginning of year.........................................................      54,310
                                                                                  -----------
Cash, end of year...............................................................   $     264
                                                                                  -----------
                                                                                  -----------
Supplemental disclosure of cash flow information, interest paid.................   $  58,536
                                                                                  -----------
                                                                                  -----------

    The accompanying notes are an integral part of the divisional financial statements.

                      PERSONAL LINES AND LIFE DIVISIONS OF
                   MICHIGAN EDUCATORS INSURANCE AGENCY, INC.

                         NOTES TO FINANCIAL STATEMENTS

1.  DESCRIPTION OF THE BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    a. BASIS OF PRESENTATION: On September 22, 1997, the Michigan Educators Insurance Agency, Inc. (including Michigan Educators Life Insurance Agency, Inc.) (the "Company") sold substantially all of its assets (including all rights to distribute Michigan Educational Employee Mutual Insurance Company ("MEEMIC") insurance products) to MEIA Insurance Agency, a wholly owned subsidiary of MEEMIC for a purchase price equal to 3.75 percent of all premiums written through MEIA Insurance Agency through July 14, 2004, subject to a guaranteed minimum payment of $43 million. The initial payment of $22.5 million was paid at closing. MEEMIC has guaranteed payment of the next $3 million and Professionals Insurance Company Management Group has guaranteed payment of the final $17.5 million.

    Accordingly, the accompanying financial statements represent the personal lines and life divisions of the Company which were sold to MEEMIC. The statements include all of the assets of the Personal Lines and Life Divisions of the Company and all of the liabilities incurred to support those operations as well as all of its cash flows. The Company is an independent insurance agency selling primarily private automobile and homeowners insurance to members of the Michigan educational community. The majority of sales are for and commission revenue from one insurance company.

    These financial statements include all costs of doing business of the Company except those specifically identified by management as not relating to the personal lines and life divisions. Management believes that these costs, while reasonable, may not necessarily be indicative of costs that would have been incurred had the divisions operated as a stand-alone entity.

    b. PROPERTY AND EQUIPMENT: Property and equipment are recorded at cost. The Company uses accelerated methods for depreciation of assets. Costs of maintenance and repairs are charged to expense when incurred. Upon retirement or disposal of properties, the cost and accumulated depreciation are removed from the accounts, and any gain or loss is included in income.

    c. REVENUE RECOGNITION: Commissions are recognized as policies become effective.

    d. INCOME TAXES: The Company has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under these provisions, the Company pays no corporate federal income taxes. Instead, stockholders pay individual federal income taxes on their allocated shares of the Company's taxable income. Accordingly, there is no provision for income taxes included in the division's accompanying statement of earnings.

    e. USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of the assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement, and the reported amounts of revenue and expenses during the period. Actual results could differ from those estimates.

2.  LEASES:

    The Company's corporate offices are leased from a partnership in which certain Company stockholders are partners. Under this operating lease, which expires in 2006, the Company is responsible for

                      PERSONAL LINES AND LIFE DIVISIONS OF
                   MICHIGAN EDUCATORS INSURANCE AGENCY, INC.

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

2.  LEASES: (CONTINUED)
insurance, utilities, maintenance, and real estate taxes. At December 31, 1996, future minimum lease payments are as follows:

1997............................................................  $ 181,100
1998............................................................    181,100
1999............................................................    181,100
2000............................................................    181,100
2001 and thereafter.............................................  1,026,200
                                                                  ---------
                                                                  $1,750,600
                                                                  ---------
                                                                  ---------

    Expenses incurred related to this lease were approximately $170,000 for the year ended December 31, 1996. These leases were assumed by MEEMIC in connection with the sale of the assets as described in Note 1.

3.  EMPLOYEE SAVINGS PLAN:

    The Company has an employee savings plan 401(k) plan covering substantially all employees. As defined by the plan, the Company may contribute a percentage of employee compensation and/or match employee contributions. Employer contributions begin to vest in the third year of service and are fully vested after five years. The charge to income under this plan in 1996 was approximately $90,000.

                      GLOSSARY OF SELECTED INSURANCE TERMS

    The following insurance terms, when used in this Prospectus, have the meanings ascribed to them below.

    A.M. BEST RATINGS. A.M. Best Ratings are divided into "Secure" and "Vulnerable" rating groups as follows: Secure Ratings: A++, A+ (Superior); A, A- (Excellent); and B++, B+ (Very Good). Vulnerable Ratings: B, B- (Adequate); C++, C+ (Fair); C, C- (Marginal); D (Very Vulnerable); E (Under State Supervision); and F (In Liquidation).

    CEDE. To transfer to another insurer (the reinsurer) all or part of the insurance risk underwritten by an insurer.

    COMBINED RATIO. The sum of the expense ratio and the loss and LAE ratio. A combined ratio under 100% generally indicates an underwriting profit and a combined ratio over 100% generally indicates an underwriting loss.

    DIRECT WRITTEN PREMIUMS. Total premiums written by an insurer other than premiums for reinsurance assumed by an insurer.

    EARNED PREMIUM. The prorated portion of an insurance premium which is no longer considered prepaid as a result of the elapsed time the insurance policy has been in force. For example, after three months, $6,000 of a prepaid $24,000 annual premium is considered earned premium.

    EXCESS OF LOSS REINSURANCE. A form of reinsurance in which the insurer cedes to a reinsurer, and such reinsurer assumes, all or a portion of losses in excess of a specified retention level up to a predetermined limit.

    EXPENSE RATIO.  The ratio of underwriting expenses to net premiums earned.

    INCURRED BUT NOT REPORTED (IBNR). The liability for future payments on losses which have occurred but have not yet been reported.

    LIQUIDITY. The ability to convert financial holdings into cash in a timely manner without the loss of principal.

    LOSS ADJUSTMENT EXPENSES (LAE). The expense of settling claims, including legal and other fees.

    LOSS AND LAE RATIO. The ratio of incurred losses and loss adjustment expenses to premiums earned.

    MICHIGAN CATASTROPHIC CLAIMS ASSOCIATION. A reinsurance association created by the Michigan Legislature that has State-mandated participation for all companies writing automobile insurance in Michigan.

    NAIC. The National Association of Insurance Commissioners, an association of the chief insurance supervisory official of each state, territory and insular possession of the United States.

    NET EARNED PREMIUMS. The portion of written premiums that is recognized for accounting purposes as revenue during a period.

    NET WRITTEN PREMIUMS. Premiums retained by an insurer after deducting premiums on business ceded to others.

    QUOTA SHARE REINSURANCE. A form of treaty or facultative reinsurance in which the insurer cedes and reinsurer assumes an agreed-upon percentage of risks. Also known as proportional reinsurance.

    REINSURANCE. A procedure whereby an insurer remits or cedes a portion of the premium to a reinsurer as payment to the reinsurer for assuming a portion of the risk or liability under the policy. Reinsurance can be effected by "treaties" under which all risks of a defined category, amount and type for a primary insurer are covered, or on a "facultative" basis under which risks are covered on an individual, contract-by contract basis.

    RESERVES. Liability established by an insurer to reflect the estimated cost of claim payments and related expenses that the insurer will ultimately be required to pay with respect to the insurance it has underwritten.

    RESERVE REDUNDANCY. The amount by which the reserves currently established by an insurer exceed the currently estimated cost of claim payments and related expenses that the insurer will ultimately be required to pay.

    STANDARD & POOR'S RATINGS. Standard & Poor's Claims-Paying Ability Ratings are divided into "Secure Range" and "Vulnerable Range" groupings as follows. Secure Range: AAA (Superior); AA (Excellent); A (Good); and BBB (Adequate). Vulnerable Range: BB (May be Adequate); B (Vulnerable); CCC (Extremely Vulnerable); and R (Regulatory Action).

    STATUTORY ACCOUNTING PRACTICES. Those principles required by state law which must be followed by insurers in submitting their financial statements to state insurance departments.

    STATUTORY SURPLUS. The amount remaining after all liabilities of an insurance company are subtracted from all of its admitted assets, applying statutory accounting principles.

    SURPLUS.  The amount by which a company's assets exceed its liabilities.

    UNEARNED PREMIUM. The proration portion of an insurance premium considered to be a prepayment. For example, after three months, $18,000 of a prepaid $24,000 annual premium is still considered unearned premium.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


    NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE SUBSCRIPTION OFFERING TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION WHICH IS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY HOLDINGS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY COMMON STOCK HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE UNDER THIS PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.


                            ------------------------

    UNTIL          , 1999 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK OF HOLDINGS WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS.

                         UP TO 4,297,791 SHARES THROUGH
                          108,048 SUBSCRIPTION RIGHTS

                                     [LOGO]

                             MEEMIC HOLDINGS, INC.

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                         , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


    (a) Exhibits

    The following exhibits are filed with this Registration Statement:


EXHIBIT
NUMBER     DESCRIPTION
------     ----------------------------------------------------------------------
    2.1    Plan of Conversion dated June 24, 1998

    2.2    Standby Purchase and Option Agreement dated November 13, 1998

    3.1    Articles of Incorporation--MEEMIC Holdings, Inc.

    3.2    Bylaws--MEEMIC Holdings, Inc.

    4.1    See Articles of Incorporation, filed as Exhibit 3.1

    4.2    Specimen Stock Certificate representing the Common Stock

    5.1 Opinion of Dykema Gossett PLLC regarding the validity of the securities being registered

    8.1    Opinion of PricewaterhouseCoopers LLP regarding tax matters

   10.1    Agreement between MEEMIC, Professionals Insurance Company Management
             Group and PICOM Insurance Company dated February 7, 1997

   10.2    Surplus Note of MEEMIC dated April 7, 1997

   10.3    Management Services Agreement between MEEMIC, Professionals Insurance
             Company Management Group dated April 7, 1997, along with First
             Amendment to the Management Services Agreement dated October 15,
             1997

   10.4    Quota Share Reinsurance Contract between MEEMIC and PICOM Insurance
             Company effective July 1, 1997

   10.5    Asset Purchase Agreement between MEEMIC Insurance Services
             Corporation, Michigan Educators Insurance Agency, Inc. and Michigan
             Educators Life Insurance Agency, Inc. dated September 22, 1997

   10.6    Inter-Creditor Agreement between MEEMIC Insurance Services
             Corporation, MEEMIC and Professionals Insurance Company Management
             Group dated September 22, 1997

   10.7    Agreement of Guaranty between MEEMIC, Michigan Educators Insurance
             Agency, Inc. and Michigan Educators Life Insurance Agency, Inc.
             dated September 22, 1997

   10.8    Assignment of Lease from Michigan Educators Insurance Agency, Inc. to
             MEEMIC dated September 22, 1997, along with the Lease Agreement dated June 28, 1991, as amended by the Lease Agreement dated July 1,
             1995 and as amended by the Addendum to Lease dated March 12, 1996

   10.9    MEEMIC Incentive Plan dated January 7, 1997

   10.10   MEEMIC Amended and Restated Incentive Plan dated as of December 31,
             1997

   10.11   MEEMIC Holdings, Inc. Stock Compensation Plan dated October 21, 1998

   10.12   Severance/Benefits Agreement with Lynn M. Kalinowski dated August 10,
             1993

EXHIBIT
NUMBER     DESCRIPTION
------     ----------------------------------------------------------------------
  *10.13   Escrow Agreement, by and among MEEMIC, MEEMIC Holdings, Inc.,
             ChaseMellon Shareholder Services, L.L.C. and The Chase Manhattan
             Bank, N.A., dated April 16, 1999

   21.1    Subsidiaries of the Registrant

   23.1    Consent of ABN AMRO Incorporated

  *23.2    Consent of PricewaterhouseCoopers LLP

   23.3 Consent of Dykema Gossett PLLC (contained in the opinion filed as Exhibit 5.1)

   24.1 Power of Attorney (included on page II-7 of initial registration statement filing)

   27.1    Financial Data Schedule

  *99.1    Stock Order Form and Form of Proxy

  *99.2    Question and Answer Brochure

   99.3    Letter to Prospective Purchasers

   99.4    Valuation Analysis Letter


------------------------


*   Filed herewith.



    (b) Financial Statement Schedules: All financial statement schedules have been omitted because they are not required or because the required information is given in the consolidated financial statements or notes thereto.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act, the Registrant certifies that it has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Auburn Hills, State of Michigan on April 16, 1999.


                                MEEMIC HOLDINGS, INC.

                                By:             /s/ R. KEVIN CLINTON
                                     -----------------------------------------
                                                  R. Kevin Clinton
                                                     PRESIDENT

                               POWER OF ATTORNEY

    Each of the undersigned whose signature appears below hereby constitutes and appoints R. Kevin Clinton, Annette E. Flood, Christine C. Schmitt and each of them acting alone, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any other Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.


    Pursuant to the requirements of the Securities Act, this Amendment No. 3 to registration statement has been signed by the following persons in the capacities indicated on April 16, 1999.


                      SIGNATURE                                                 TITLE
------------------------------------------------------  ------------------------------------------------------

                 /s/ R. KEVIN CLINTON
     -------------------------------------------        President and Chief Executive Officer
                   R. Kevin Clinton                     and a Director

                          *
     -------------------------------------------        Secretary
                   Annette E. Flood

                          *
     -------------------------------------------        Treasurer and Chief Financial Officer
                 Christine C. Schmitt

                          *
     -------------------------------------------        Director
                   Victor T. Adamo

                      SIGNATURE                                                 TITLE
------------------------------------------------------  ------------------------------------------------------

                          *
     -------------------------------------------        Director
                    Thomas E. Hoeg

                          *
     -------------------------------------------        Director
                  Lynn M. Kalinowski

                          *
     -------------------------------------------        Director
                    James O. Wood

*By:    /s/ R. KEVIN CLINTON
      -------------------------
          R. Kevin Clinton
       AS ATTORNEY-IN-FACT FOR
         EACH OF THE PERSONS
              INDICATED

                               INDEX TO EXHIBITS


EXHIBIT
NUMBER     DESCRIPTION
------     ----------------------------------------------------------------
    2.1    Plan of Conversion dated June 24, 1998
    2.2    Standby Purchase and Option Agreement dated November 13, 1998
    3.1    Articles of Incorporation--MEEMIC Holdings, Inc.
    3.2    Bylaws--MEEMIC Holdings, Inc.
    4.1    See Articles of Incorporation, filed as Exhibit 3.1
    4.2    Specimen Stock Certificate representing the Common Stock
    5.1    Opinion of Dykema Gossett PLLC regarding the validity of the securities being registered
    8.1    Opinion of PricewaterhouseCoopers LLP regarding tax matters
   10.1    Agreement between MEEMIC, Professionals Insurance Company
             Management Group and PICOM Insurance Company dated February 7,
             1997
   10.2    Surplus Note of MEEMIC dated April 7, 1997
   10.3    Management Services Agreement between MEEMIC, Professionals
             Insurance Company Management Group dated April 7, 1997, along with First Amendment to the Management Services Agreement
             dated October 15, 1997
   10.4    Quota Share Reinsurance Contract between MEEMIC and PICOM
             Insurance Company effective July 1, 1997
   10.5    Asset Purchase Agreement between MEEMIC Insurance Services
             Corporation, Michigan Educators Insurance Agency, Inc. and
             Michigan Educators Life Insurance Agency, Inc. dated September
             22, 1997
   10.6    Inter-Creditor Agreement between MEEMIC Insurance Services
             Corporation, MEEMIC and Professionals Insurance Company
             Management Group dated September 22, 1997
   10.7    Agreement of Guaranty between MEEMIC, Michigan Educators
             Insurance Agency, Inc. and Michigan Educators Life Insurance
             Agency, Inc. dated September 22, 1997
   10.8    Assignment of Lease from Michigan Educators Insurance Agency,
             Inc. to MEEMIC dated September 22, 1997, along with the Lease
             Agreement dated June 28, 1991, as amended by the Lease
             Agreement dated July 1, 1995 and as amended by the Addendum to
             Lease dated March 12, 1996
   10.9    MEEMIC Incentive Plan dated January 7, 1997
   10.10   MEEMIC Amended and Restated Incentive Plan dated as of December
             31, 1997
   10.11   MEEMIC Holdings, Inc. Stock Compensation Plan dated October 21,
             1998
   10.12   Severance/Benefits Agreement with Lynn M. Kalinowski dated
             August 10, 1993
  *10.13   Escrow Agreement, by and among MEEMIC, MEEMIC Holdings Inc.,
             ChaseMellon Shareholder Services, L.L.C. and The Chase
             Manhattan Bank, N.A., dated April 16, 1999
   21.1    Subsidiaries of the Registrant
   23.1    Consent of ABN AMRO Incorporated
  *23.2    Consent of PricewaterhouseCoopers LLP
   23.3    Consent of Dykema Gossett PLLC (contained in the opinion filed as Exhibit 5.1)
   24.1    Power of Attorney (included on page II-7 of initial registration statement filing)
   27.1    Financial Data Schedule
  *99.1    Stock Order Form and Form of Proxy
  *99.2    Question and Answer Brochure
   99.3    Letter to Prospective Purchasers
   99.4    Valuation Analysis Letter


------------------------


*   Filed herewith.